Exhibit 10.2

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

EUREKA HUNTER HOLDINGS, LLC

a Delaware limited liability company

[September // October] [        ], 2014

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

CERTAIN OF THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT MAY BE SUBJECT TO ONE OR MORE EQUITY AWARD AGREEMENTS, AS MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE ISSUER AND OFFICERS OR EMPLOYEES OF THE ISSUER OR ITS SUBSIDIARIES.

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
Eureka Hunter Holdings, LLC

a Delaware limited liability company

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND CONSTRUCTION		2
1.1	Definitions	2
1.2	Construction	2

ARTICLE 2 ORGANIZATION		2
2.1	Formation; Continuation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	3
2.4	Purposes	3
2.5	Foreign Qualification	3
2.6	Term	3
2.7	No State Law Partnership	3
2.8	Title to Company Assets	3

ARTICLE 3 UNITS; MEMBERS		3
3.1	Units	3
3.2	Effective Date Transactions	5
3.3	Unit Transactions at the Second Closing	6
3.4	No Other Persons Deemed Members	6
3.5	No Resignation or Expulsion	6
3.6	Members’ Schedule	6
3.7	Admission of Additional Members and Substituted Members and Creation of Additional Units	6
3.8	No Liability of Members	8
3.9	Spouses of Members	8

ARTICLE 4 REPRESENTATIONS AND WARRANTIES		9
4.1	Representations and Warranties of Members	9
4.2	Additional Representations by MHR	11

ARTICLE 5 CAPITAL CONTRIBUTIONS		11
5.1	Capital Contributions	11
5.2	CapEx Contributions; Issuance of Class A Common Units	11
5.3	CapEx Contribution Request	14
5.4	De Minimis Projects	15
5.5	MHR Catch-Up Contribution	15
5.6	Return of Contributions	15
5.7	Capital Account	15

i

5.8	Advances by Members	16
5.9	Optional Capital Contributions	17
5.10	No Requirement to Make Capital Contributions	17

ARTICLE 6 DISTRIBUTIONS AND ALLOCATIONS		17
6.1	Distributions	17
6.2	Allocations of Profits and Losses and Other Items	19
6.3	Income Tax Allocations	21
6.4	Other Allocation Rules	22

ARTICLE 7 CERTAIN COVENANTS RELATING TO ISSUANCES AND DISPOSITIONS OF MEMBERSHIP INTERESTS AND OTHER TRANSACTIONS		23
7.1	General Restrictions on, and Other Terms Relating to, Dispositions of Membership Interests	23
7.2	Restrictions on Dispositions of Membership Interests	24
7.3	Right of First Offer	24
7.4	Drag-Along Rights	26
7.5	Tag-Along Right	28
7.6	Qualified Public Offering	30
7.7	Preemptive Rights	33
7.8	Registration Rights	35
7.9	Cooperation	35
7.10	Specific Performance	35
7.11	Termination Following IPO	36

ARTICLE 8 MANAGEMENT		36
8.1	Management Under Direction of the Board	36
8.2	Board of Managers	37
8.3	Officers	45
8.4	Members	46
8.5	Acknowledgement Regarding Outside Businesses and Opportunities	51
8.6	Amendment, Modification or Repeal	53

ARTICLE 9 DUTIES; LIMITATIONs OF LIABILITY; INDEMNIFICATION; RELATED MATTERS		54
9.1	Duties, Limitations of Liability and Indemnification of Members	54
9.2	Duties and Indemnification of Officers and Managers	56
9.3	Advancement of Expenses	57
9.4	Multiple Rights to Indemnification	57
9.5	Priority of Certain Third Party Indemnification Rights	57
9.6	Other Related Matters	58

ARTICLE 10 CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS		59
10.1	Financial Reports; Access to Information; Management Rights	59
10.3	Accounts	62
10.4	Information	62

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

10.5	Insurance	63
10.6	[REDACTED]*	64
10.7	Qualified MLP IPO	65
10.8	Gas Gathering Agreement	66
10.9	Rogersville Facility	66
10.10	Employee Matters	67
10.11	Subject Acreage	67
10.12	Compliance Matters	67

ARTICLE 11 TAXES		67
11.1	Tax Returns	67
11.2	Tax Partnership	67
11.3	Tax Elections	68
11.4	Tax Matters Member	68

ARTICLE 12 LIQUIDATION EVENT, SALE TRANSACTION AND TERMINATION		69
12.1	Dissolution	69
12.2	Winding-Up and Termination	70
12.3	Sale Transaction	70
12.4	Deficit Capital Accounts	71
12.5	Certificate of Cancellation	71

ARTICLE 13 GENERAL PROVISIONS		71
13.1	Offset	71
13.2	Notices	72
13.3	Entire Agreement; Supersedure	72
13.4	Effect of Waiver or Consent	72
13.5	Amendment or Restatement; Power of Attorney	73
13.6	Binding Effect	75
13.7	Governing Law; Severability; Limitation of Liability	75
13.8	Further Assurances	76
13.9	Counterparts	77
13.10	Savings Clause	77

EXHIBITS:

A                                       Defined Terms

B                                       Addendum Agreement

C                                       Equity Incentive Plan; Form of Equity Award Agreement

D                                       Transaction Agreement

E                                        GGA Amendment

SCHEDULES:

I                                           Members’ Schedule

II                                      2014 Projects

III                                 Certain Terms Relating to Registration Rights

IV                                  2014 Annual Budget

V                                       Initial Managers

VI                                  Performance Targets (Projected 4-Year Trailing EBITDA)

VII                             Delegation Policy; Other Officers

VIII                        Insurance

IX                                  Illustrative Example of Upside Sharing Percentages

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
EUREKA HUNTER HOLDINGS, LLC

a Delaware limited liability company

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of EUREKA HUNTER HOLDINGS, LLC, a Delaware limited liability company (the “Company”), is executed and agreed to as of [September // October] [        ], 2014 (the “Effective Date”), by the Company and the parties executing this Agreement from time to time in their capacity as Members.

RECITALS

WHEREAS, the Company was formed under the Act pursuant to a Certificate of Formation filed with the Secretary of State of the State of Delaware on March 19, 2012 (the “Formation Date”).

WHEREAS, on the Formation Date, Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), executed that certain Limited Liability Company Agreement of the Company, effective as of March 19, 2012, as amended and restated on March 21, 2012 and as thereafter amended on April 2, 2012 and March 7, 2013 (the “Original Agreement”).

WHEREAS, on September [        ], 2014, Ridgeline Midstream Holdings, LLC, an Affiliate of ArcLight Energy Partners Fund V, L.P. (“ArcLight”) and the Initial MSI Member entered into that certain Unit Purchase Agreement, dated as of September [        ], 2014 (the “ArcLight UPA”), pursuant to which the Initial MSI Member purchased from ArcLight (i) 10,592,540 Series A Convertible Preferred Units and (ii) 409,024 Class A Common Units (as designated as such pursuant to the Original Agreement), which represented 100% of ArcLight’s Equity Interests in the Company.

WHEREAS, on the Effective Date, the Initial MSI Member and ArcLight closed the purchase and sale contemplated by the ArcLight UPA.

WHEREAS, in accordance with Section 14.1 of the Original Agreement, and in connection with the transactions described above, MHR, the Initial MSI Member and the other Members signatory hereto desire to amend and restate the Original Agreement in order to delineate the rights and obligations of the Members, and to provide for, among other things, (a) the management of the business and affairs of the Company and its Subsidiaries, (b) the allocation among the Members of the profits and losses of the Company and (c) the respective rights and obligations of the parties to each other with respect to the Company and its Subsidiaries.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, this Agreement is hereby adopted, executed and agreed to by all of the Members.

ARTICLE 1
DEFINITIONS AND CONSTRUCTION

1.1                               Definitions. Capitalized terms used in this Agreement (including the Exhibits and Schedules to this Agreement) but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2                               Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) the words “or”, “either” and “any” are inclusive; (d) references to Articles and Sections refer to Articles and Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; (f) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (g) references to Exhibits and Schedules are to the items identified separately in writing by the parties hereto as the described Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (h) all references to money refer to the lawful currency of the United States; (i) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively; (j) references to the “IRS” or the “Internal Revenue Service” refer to the United States Internal Revenue Service; and (k) references to “Revenue Procedures,” or “Revenue Rulings” refer to United States Revenue Procedures or United States Revenue Rulings, respectively. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2
ORGANIZATION

2.1                               Formation; Continuation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate, and is being continued pursuant to the terms of this Agreement.

2.2                               Name. The name of the Company is “EUREKA HUNTER HOLDINGS, LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Board may select.

2.3                               Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Board may designate. The Company may have such other offices as the Board may designate.

2.4                               Purposes. The purposes of the Company are to, directly or indirectly through Subsidiaries, carry on any lawful business, purpose or activity.

2.5                               Foreign Qualification. The Board shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in foreign jurisdictions if such jurisdictions require qualification. At the request of the Board, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign limited liability company in any jurisdiction in which it is not already so qualified.

2.6                               Term. The Company commenced upon the effectiveness of the Certificate and shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article 12.

2.7                               No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8                               Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Manager or Officer shall have any ownership interest in such Company assets. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Subsidiaries or one or more nominees, as the Board may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE 3
UNITS; MEMBERS

3.1                               Units.

(a)                                       Unit Designations and Authorized Units. The Membership Interests in the Company shall be designated as “Units” and, as of the Effective Date, divided into two classes of “Common Units” referred to as the “Class A Common Units” and the “Class B

Common Units.” The Class A Common Units shall be further designated as series referred to as “Series A-1 Units,” and “Series A-2 Units.” On the Effective Date, after giving effect to the Effective Date Transactions, the Company has issued (i) 26,897,141 Units designated as Class A Common Units, of which (x) 15,895,577 are designated as Series A-1 Units and (y) 11,001,564 are designated as Series A-2 Units and (ii) 894,102 Units designated as Class B Common Units.(1) Subject to Section 7.7, Section 8.2 and Section 8.4(b), the Company may issue, from time to time, as many additional Units as are determined by the Board in its sole discretion, for such consideration as is determined by the Board in its sole discretion. Each Unit shall have all of the rights, privileges, preferences and obligations specifically provided for in, or permitted by, this Agreement.

(b)                                       Class B Common Units.

(i)                                     Notwithstanding anything to the contrary in this Agreement, Class B Common Units may be issued only pursuant to an Equity Award Agreement. Class B Members shall not be entitled to vote on or consent with respect to any matters submitted to a vote or requiring consent of the Members, other than on matters that adversely affect such Class B Members as a class in a manner that is disproportionate to the Class A Members as a class. Class B Common Units are intended to be treated for U.S. federal income tax purposes as a profits interest within the meaning of IRS Revenue Procedures 93-27 and 2001-43 and, accordingly, prior to the issuance of any Class B Common Units, the Board will determine, by whatever means or methods it deems appropriate, the Fair Market Value of the aggregate equity of the Company as of the date of the issuance (such value, as increased by any additional Capital Contributions after such issuance, the applicable “Baseline Value”). For the avoidance of doubt, the Baseline Value for all Class B Common Units issued prior to the Effective Date shall not be affected as a result of the Effective Date Transactions. A Class B Common Unit shall be entitled only to share in the appreciation in the Fair Market Value of the aggregate equity in the Company over and above its applicable Baseline Value. Class B Common Units issued at the same Baseline Value shall be treated as one subclass of Class B Common Units. Notwithstanding anything to the contrary contained herein, in addition to any conditions or restrictions on the Class B Common Units contained in this Agreement, the Class B Common Units may also be subject to such other conditions and restrictions (including vesting criteria) as determined by the Board and set forth in an Equity Award Agreement executed and delivered in connection with any such issuance or grant. Notwithstanding any provision contained in this Agreement or any Equity Award Agreement to the contrary, the terms and provisions of this Agreement and any Equity Award Agreement shall be interpreted consistently with the intention to treat Class B Common Units as profits interests for U.S. federal income tax purposes. In accordance with IRS Revenue Procedure 2001-43, the Company shall treat the holders of Class B Common Units as partners from the date of grant, whether or not vested, and shall file its IRS Form 1065 and issue the appropriate K-1s to such

(1)  Note to Draft: Capitalization to be updated in the event of additional issuances prior to the Effective Date.

holder, allocating to such holder its distributive share of income, gain, loss, deduction and credit as if the holder was fully vested in such Class B Common Units. Each holder of a Class Common B Unit agrees to take into account the holder’s distributive share of income, gain, loss, deduction and credit in computing the holder’s federal income tax liability. The Company and each Member agree not to claim a deduction in connection with the issuance of Class Common B Units.

(ii)                                  Any Class B Member that receives Class B Common Units shall make an election under Code Section 83(b) with respect to the Class B Common Units received under an Equity Award Agreement, and will deliver to the Company a completed, executed copy of such Section 83(b) election. The Class B Member agrees to file the election (or to permit the Company to file such election on the Class B Member’s behalf) within 30 days after the issue date of the Class B Common Units hereunder with the IRS Service Center at which such Class B Member files his or her personal income tax returns, and to file a copy of such election with the Class B Member’s federal income tax return for the Member’s taxable year in which the Class B Common Units are issued.

(iii)                               The Equity Incentive Plan provides for the issuance of up to 2,336,905 Class B Common Units and an equal number of corresponding incentive plan units (in each case, or such other amount as may be approved by the Board from time to time with Requisite Member Approval), of which 894,102 Class B Common Units (and an equal number of corresponding incentive plan units) out of the 2,336,905 total Class B Common Units (and incentive plan units) issuable pursuant to the Equity Incentive Plan have been issued as of the Effective Date.

(c)                                        UCC Securities. Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.

(d)                                       Fractional Units. Any fractional Units that would otherwise be issued pursuant to this Agreement shall be rounded down to the nearest whole Unit.

(e)                                        Certificates. Unless otherwise determined by the Board, ownership of the Units shall not be evidenced by means of unit certificates.

3.2                               Effective Date Transactions. As of the Effective Date, (a) the 10,592,540 Series A Convertible Preferred Units and the 409,024 Class A Common Units (as designated as such pursuant to the Original Agreement) acquired by the Initial MSI Member from ArcLight pursuant to the ArcLight UPA are hereby converted for all purposes into 11,001,564 Class A Common Units, all of which are hereby designated as Series A-2 Units, and the Initial MSI Member is the sole Series A-2 Member as of the Effective Date, (b) the 15,895,577 Class A Common Units (as designated as such pursuant to the Original Agreement) held by MHR and the Minority Owners are hereby converted for all purposes into 15,895,577 Class A Common Units, all of which are hereby designated as Series A-1 Units, and MHR and the other Persons identified on Schedule I hereto as Series A-1 Members are the sole Series A-1 Members as of the Effective Date and (c) the 894,102 Class B Common Units (as designated as such pursuant to the Original Agreement) held by the Persons identified on Schedule I hereto as Class B Members are hereby converted for all purposes into 894,102 Class B Common Units, and the Persons identified on Schedule I hereto as Class B Members are the sole Class B Members as of the Effective Date (collectively, the “Effective Date Transactions”).(2)

3.3                               Unit Transactions at the Second Closing. If the Initial MSI Member acquires Class A Common Units from MHR pursuant to the Transaction Agreement (the date of the closing of such transaction, the “Second Closing”), all of such acquired Class A Common Units shall be designated as an equal number of Series A-2 Units and the Members’ Schedule shall be updated accordingly to reflect the Second Closing.

3.4                               No Other Persons Deemed Members. Unless admitted to the Company as a Member as provided in this Agreement, no Person (including an assignee of rights with respect to Membership Interests or a transferee of Membership Interests, whether voluntary, by operation of Law or otherwise) shall be, or shall be considered, a Member. The Company may elect to deal only with Persons admitted to the Company as Members as provided in this Agreement (including their duly authorized representatives). Any distribution by the Company to the Person shown on the Company’s records as a Member, or to its legal representatives, shall relieve the Company of all liability to any other Person who may have an interest in such distribution by reason of any Disposition of Membership Interests by the Member or for any other reason.

3.5                               No Resignation or Expulsion. A Member may not take any action to Resign voluntarily, and a Member may not be expelled or otherwise removed involuntarily as a Member, prior to the dissolution and winding up of the Company, other than as a result of a permitted Disposition of all of such Member’s Membership Interests in accordance with Article 7 and, if applicable, each of the transferees of such Membership Interests being admitted as a Substituted Member. A Member will cease to be a Member only in the manner described in Section 3.7 and Article 12.

3.6                               Members’ Schedule. The Company shall maintain the schedule of all of the Members from time to time, including the mailing addresses and the Membership Interests held by them (such schedule, as the same may be amended, modified or supplemented from time to time, collectively the “Members’ Schedule”). A copy of the Members’ Schedule as of the Effective Date is attached as Schedule I.

3.7                               Admission of Additional Members and Substituted Members and Creation of Additional Units.

(a)                                       Authority. Subject to the limitations set forth in this Article 3 and in Article 7, and subject to Section 8.2 and Section 8.4(b), the Company may admit Additional Members and Substituted Members and may also (i) issue additional Units or (ii) create and issue such additional classes or series of Units or other Membership

(2)  Note to Draft: Capitalization to be updated in the event of additional issuances prior to the Effective Date.

Interests (or securities convertible into or exercisable or exchangeable for Membership Interests), having such designations, preferences and relative, participating or other special rights, powers and duties as the Board shall determine in its sole discretion, including: (A) the right of any such class or series of Membership Interests to share in the Company’s distributions; (B) the allocation to any such class or series of Membership Interests of Profits (and all items included in the computation thereof) or Losses (and all items included in the computation thereof); (C) the rights of any such class or series of Membership Interests upon dissolution or liquidation of the Company; and (D) the right of any such class or series of Membership Interests to vote on matters relating to the Company and its Subsidiaries and this Agreement. Upon the issuance pursuant to and in accordance with this Article 3 of any class or series of Membership Interests, the Board may amend any provision of this Agreement in accordance with Section 13.5(a), and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any Additional Member to the Company or the authorization and issuance of such class or series Membership Interests (or securities convertible into or exercisable or exchangeable for Membership Interests), and the related rights and preferences thereof.

(b)                                       Conditions. An Additional Member or Substituted Member shall be admitted to the Company with all the rights and obligations of a Member if (A) all applicable conditions of ARTICLE 7 and ARTICLE 8 are satisfied and (B) such Additional Member or Substituted Member, if not already a party to this Agreement (and such Additional Member’s or such Substituted Member’s spouse, if applicable), shall have executed and delivered to the Company (1) an Addendum Agreement in the form attached as Exhibit B (an “Addendum Agreement”) and (2) such other documents or instruments as may be required in the Board’s reasonable judgment to effect the admission or substitution. No Disposition or issuance of Membership Interests otherwise permitted or required by this Agreement shall be effective, no Member shall have the right to substitute a transferee as a Member in its place with respect to any Membership Interests acquired by such transferee in any Disposition and no purchaser of newly issued Membership Interests from the Company shall be deemed to be a Member if the foregoing conditions are not satisfied.

(c)                                        Rights and Obligations of Additional Members and Substituted Members. A transferee of Membership Interests who has been admitted as an Additional Member or as a Substituted Member or a purchaser or recipient of newly issued Membership Interests from the Company who has been admitted as an Additional Member in accordance with this Section 3.7 shall have all the rights and powers and be subject to all the restrictions, obligations and liabilities under this Agreement relating to a Member holding Membership Interests.

(d)                                       Date of Admission as Additional or Substituted Member. Admission of an Additional Member or Substituted Member shall become effective on the date such Person’s name is recorded on the books and records of the Company. Upon the admission of an Additional Member or Substituted Member, (i) the Company shall, without the need for consent of any other Person, revise the Members’ Schedule to reflect the name and address of, and the number and class of Membership Interests held by, such Additional Member or Substituted Member and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Member and (ii) to the extent of the Disposition to such Substituted Member, the Disposing Member shall be relieved of its obligations under this Agreement. Any Member who Disposed of all of such Member’s Membership Interests in one or more Dispositions permitted pursuant to this Section 3.7 and Article 7 (where each transferee was admitted as an Additional Member or a Substituted Member) shall cease to be a Member as of the date on which all transferees are admitted as Additional Members or Substituted Members; provided, that, notwithstanding anything to the contrary in this Agreement, such Member shall not be relieved of any liabilities that arise under or are incurred by such Member pursuant to the terms and conditions of this Agreement prior to the time such Member Disposes of any Membership Interests or ceases to be a Member.

3.8                               No Liability of Members. Except as otherwise required under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act; provided, however, that each Eligible Member shall be liable for its failure to fund (i) CapEx Contributions it is required to make to the Company in exchange for Class A Common Units for Approved Projects in accordance with Section 5.2 and Section 5.3 and/or CapEx Contributions it is required to make to the Company in exchange for Class A Common Units for De Minimis Projects in accordance with Section 5.4 and/or (ii) its elections to make Optional Capital Contributions in exchange for New Securities pursuant to Section 5.9 and Section 7.7. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

3.9                               Spouses of Members. Spouses of any Members who are natural Persons do not become Members as a result of such marital relationship. Each spouse of a Member that is a natural person shall execute a spousal agreement in a form reasonably requested by the Company (as directed by the Board) to evidence his or her agreement and consent to be bound by the terms and conditions of this Agreement and each other Related Document that has been or will be executed by such Member or is otherwise binding on such Member.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                               Representations and Warranties of Members. Without in any way limiting the terms and conditions in the other Related Documents, each Member severally, but not jointly, represents and warrants to the Company and the other Members, as of the Effective Date (or, in the case of a Substituted Member or Additional Member, on the date it is admitted pursuant to Section 3.7(d)), that:

(a)                                       Authority. Such Member has full power and authority to execute and deliver the Related Documents to which it is a party and to perform its obligations thereunder, and the execution, delivery and performance by such Member of the Related Documents to which it is, or will be, a party has been, or will be, duly authorized by all necessary action.

(b)                                       Binding Obligations. Each Related Document to which such Member is, or will be, a party has been, or will be, duly and validly executed and delivered by such Member and constitutes, or shall constitute, the binding obligation of such Member enforceable against such Member in accordance with its terms, subject to Creditors’ Rights.

(c)                                        No Conflict. The execution, delivery and performance by such Member of the Related Documents to which it is, or will be, a party will not, with or without the giving of notice or the passage of time, or both, (i) violate any provision of Law to which such Member is subject, (ii) violate any order, judgment or decree applicable to such Member or (iii) conflict with, or result in a breach or default under (A) any term or condition of such Member’s organizational documents or (B) any other instrument to which such Member is a party or by which any property of such Member is otherwise bound or subject, except, in the case of this clause (B), where such violation, conflict, breach or default would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by the Related Documents to which such Member is, or will be, a party or to materially impair such Member’s ability to perform its obligations under the Related Documents to which it is, or will be, a party.

(d)                                       Investment Entirely For Own Account. The Membership Interests acquired or to be acquired by such Member will be acquired for investment for such Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof; such Member has no present intention of selling, granting any participation in, or otherwise distributing the same; and such Member does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Membership Interests.

(e)                                        Unregistered Securities. Such Member understands that the Membership Interests, at the time of issuance, will not be registered under the Securities Act or other applicable federal or state securities laws and the rules and regulations promulgated thereunder. Such Member also understands that such Membership Interests are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Member’s representations contained in this Agreement.

(f)                                         Investment Experience. Such Member has such knowledge and experience in financial and business matters that such Member is capable of evaluating the merits and risks of an investment in the Membership Interests and of making an informed investment decision with respect to the purchase thereof and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing such investor’s entire investment, (ii) the acquisition of the Membership Interests hereunder is a speculative investment which involves a high degree of risk of loss, which could include the loss of the Member’s entire investment and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Membership Interests, and accordingly, it may not be possible for such Member to liquidate such Member’s investment in case of emergency.

(g)                                        Accredited Investor. Unless such Member is acquiring Membership Interests after the Effective Date in a transaction exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder, such Member is an Accredited Investor.

(h)                                       Restricted Securities. Such Member understands that the Membership Interests acquired or to be acquired by such Member may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Membership Interests or an available exemption from registration under the Securities Act, the Membership Interests must be held indefinitely. Such Member understands that the Company has no present intention of registering the Membership Interests to be acquired by such Member. Such Member also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow such Member to transfer all or any portion of the Membership Interests to be acquired by it under the circumstances, in the amounts or at the times such Member might propose. In particular, such Member is aware that the Membership Interests may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are met. Among the conditions for use of Rule 144 may be availability of current information to the public about the Company. Such information is not now available and the Company has no plans to make such information available.

(i)                                           Taxes. Such Member has reviewed with its own Tax advisors the federal, state and local and the other Tax consequences of an investment in Membership Interests and the transactions contemplated by the Related Documents to which such Member is, or will be, a party. Such Member acknowledges and agrees that the Company is making no representation or warranty as to the federal, state, local or foreign Tax consequences to such Member as a result of such Member’s acquisition of Membership Interests or the transactions contemplated by the Related Documents to which such Member is, or will be, a party. Such Member understands that it shall be responsible for its own Tax liability that may arise as result of such Member’s acquisition of Membership Interests.

4.2                               Additional Representations by MHR. Without in any way limiting the terms and conditions in the other Related Documents, on the execution date of the Transaction Agreement MHR made, and on each of the Effective Date and the Second Closing MHR shall make, the representations and warranties set forth in the Transaction Agreement.

ARTICLE 5
CAPITAL CONTRIBUTIONS

5.1                               Capital Contributions. On or prior to the Effective Date, the Members (or their predecessors in interest) are making or have made the Capital Contributions described on Schedule I.

5.2                               CapEx Contributions; Issuance of Class A Common Units.

(a)                                       CapEx Contributions Generally.

(i)                                     Notwithstanding anything to the contrary in this Agreement or otherwise (and whether or not there is an Annual Budget approved by the Board with Requisite Member Approval), no Member shall be required to make a Capital Contribution except to the extent expressly required in this ARTICLE 5 or Section 7.7.

(ii)                                  In connection with any proposed incurrence of any capital expenditure (or series of capital expenditures relating to the same capital project) relating to growth projects and/or acquisitions (each such project and/or acquisition, a “Proposed Growth CapEx Project”), the Officers shall (except in connection with Permitted Early Stage CapEx, Permitted CapEx Overage in respect of Approved Projects or acquisitions permitted by Section 8.4(b)(xii)) present to the Board and the Eligible Members a reasonably detailed description of such Proposed Growth CapEx Project (the “CapEx Proposal”), which CapEx Proposal shall include the following information with respect to such Proposed Growth CapEx Project: (A) the amount of Sufficient Funds (if any) the Company reasonably expects to have for such Proposed Growth CapEx Project (including present calculations of the amount available under the Existing Revolver and/or other credit facility entered into in accordance with this Agreement) and whether the Company reasonably expects to need Capital Contributions for all or any portion of such Proposed Growth CapEx Project and a schedule of requested dates and amounts for Capital Contributions (if applicable), which schedule shall not propose Capital Contributions more than once per quarter, (B) the expected completion date, (C) a detailed budget, (D) the development and completion milestones, if applicable, (E) any proposed contractual arrangements, including copies of any drafts or executed agreements, (F) the projected unlevered return and (G) such other information as may be reasonably requested by the Board or any Eligible Member.

(iii)                               If the Company does not have Sufficient Funds for any such Proposed Growth CapEx Project (as determined by the Board), then, in connection with the consideration by the Board and the Eligible Members regarding whether to approve such Proposed Growth CapEx Project, MHR shall provide a written notice (“MHR Funding Notice”) to the Board and the other Eligible Members of whether, due to current and expected capital constraints, MHR will not be capable of making all or a portion of its Pro Rata Share of Capital Contributions relating to a Proposed Growth CapEx Project as contemplated in Section 5.3. MHR’s inability to make all or a portion of its Pro Rata Share of such CapEx Contribution as set forth in such MHR Funding Notice is referred to as a “MHR Non-Funding Event” and the amount in respect thereof is the “Unfunded MHR Amount”. In the case of a MHR Non-Funding Event, the MHR Funding Notice shall include the Unfunded MHR Amount.

(iv)                              In order to consent to and approve a Proposed Growth CapEx Project, the Board and the Members constituting Requisite Member Approval shall (if they, in their respective sole discretion, consent to and approve such Proposed Growth CapEx Project) execute and deliver a written consent (“Project Written Consent”), which shall include, as an attachment thereto, the following information provided by the Company with respect to such Proposed Growth CapEx Project: (A) the source of funds for such Proposed Growth CapEx Project and, if applicable, a schedule of the dates and amounts for Capital Contributions (including whether any such dates for Capital Contributions will be MHR Non-Funding Events and the Unfunded MHR Amounts with respect thereto) (the “Funding Schedule”), (B) the expected completion date (the “Expected Completion Date”), (C) the detailed budget (the “Project Budget”), (D) the development and completion milestones, if applicable (the “Project Milestones”), (E) any proposed contractual arrangements, including copies of any drafts or executed agreements, (F) the projected unlevered return (“Project Unlevered Return”) and (G) such other information as may be reasonably requested by the Board or any Eligible Member (“Other Project Information”). Each Eligible Member that executes the Project Written Consent and expressly agrees in such Project Written Consent to make Capital Contributions to the Company to fund the Proposed Growth CapEx Project shall be a “Funding Member” but in no event shall any Funding Member ever be obligated to make Capital Contributions in respect of such Proposed Growth CapEx Project in excess of the amount set forth in the Project Written Consent with respect to such Funding Member. For the avoidance of doubt, if a Project Written Consent relating to an Approved Project contemplates periodic funding (as set forth in the Project Written Consent), (x) following the execution of the Project Written Consent by a Funding Member, such Funding Member shall be obligated, subject to the conditions to funding applicable to such Funding Member as provided in Section 5.3(c), to fund its CapEx Contributions in accordance with the Project Written Consent and (y) in connection with each such funding relating to such Approved Project, there shall be a separate CapEx Contribution Request (in accordance with the Project Written Consent).

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

(b)                                       Sources of Funds. With respect to each Proposed Growth CapEx Project that is both contemplated in the CapEx Budget and approved in accordance with Section 5.2(a)(iv), Section 8.1, Section 8.2 and Section 8.4(b) (an “Approved Project”), the Company shall (i) first use the Company’s cash on hand (including cash received from MHR pursuant to a MHR Catch-Up Contribution described in clause (y) of Section 5.5)), to the extent available (as such availability is determined by the Board), to fund such Approved Project and (ii) if the Company does not have such cash sufficient to fund fully such Approved Project, then the Company shall use funds available under the Existing Revolver or other credit facility entered into in accordance with this Agreement to fund such Approved Project. If the Company does not have sufficient funds as referred to in the prior sentence to fund fully such Approved Project (“Sufficient Funds”), the Board shall direct the Company to request cash Capital Contributions from the Funding Members (“Requested CapEx Contribution”) to fund the remaining amount (the amount of each such Requested CapEx Contribution, the “Requested CapEx Contribution Amount”) and on the terms and conditions set forth in this ARTICLE 5 and the Project Written Consent. Such cash Capital Contributions made by the Funding Members are referred to as “CapEx Contributions.”

(c)                                        Issuance of Common Units in Respect of CapEx Contributions. For each CapEx Contribution made by a Funding Member to the Company, the Company shall issue to such Funding Member a number of Class A Common Units equal to the amount of such CapEx Contribution made by such Funding Member divided by $[REDACTED]*; provided, that, the Series A-1 Members making such CapEx Contribution shall receive Series A-1 Units and the Series A-2 Members making such CapEx Contribution shall receive Series A-2 Units.

(d)                                       2014 Projects. The capital projects identified on Schedule II are Approved Projects (as approved, the “2014 Projects”). Subject to satisfaction of the Required Condition and receipt of the Company Certificate, the Series A-2 Members shall make the CapEx Contributions in respect of the 2014 Projects in accordance with the Funding Schedule relating to such 2014 Projects set forth on Schedule II (or as otherwise set forth in a Project Written Consent approved by the Board with Requisite Member Approval either on or after the Effective Date). In no event shall the Series A-2 Members be required to make CapEx Contributions in respect of the 2014 Projects in excess of $30 million in the aggregate (unless consented to in writing by the Series A-2 Majority).

(e)                                        2014 Capital Contributions. MHR may (but shall not be required to) make Capital Contributions during the Interim Period so long as (i) the request for such Capital Contribution is approved by, and at the direction of, the Board in accordance with Section 8.2 and this ARTICLE 5 and (ii) each Series A-2 Member is afforded the right to participate in such Capital Contribution in accordance with this ARTICLE 5 and the other provisions of this Agreement (including the right of each Series A-2 Member to make CapEx Contributions up to its Funding Share in respect of Approved Projects).

5.3                               CapEx Contribution Request.

(a)                                       The Company shall provide the Funding Members a notice requesting CapEx Contributions in respect of each Approved Project and the Project Written Consent relating thereto as directed by the Board in accordance with Section 5.2(b) (a “CapEx Contribution Request”), which request shall be provided not less than 20 and not more than 30 Business Days prior to the requested date of contribution, which date shall be set forth in the CapEx Contribution Request and such date shall be substantially in accordance with the Funding Schedule (the “CapEx Contribution Closing Date”). Upon notice from a Funding Member, the CapEx Contribution Closing Date shall be extended to the extent necessary to satisfy any waiting periods or other requirements under the HSR Act or other competition Laws.

(b)                                       A CapEx Contribution Request with respect to any Approved Project shall include (i) a reasonably detailed description of the Approved Project, (ii) a certification from the Chief Executive Officer or other senior Officer that the Required Condition is satisfied (the “Company Certificate”) and (iii) if MHR is a Funding Member with respect to such Approved Project, a certification from the chief executive officer or other senior officer of MHR that MHR is ready, willing and able to make its required CapEx Contribution in accordance with the Project Written Consent (the “MHR Certificate”). The Requested CapEx Contribution Amount shall not exceed the amount reasonably required by the Company in connection with pursuing the applicable Approved Project during the following calendar quarter, but in no event shall such amount exceed the amount set forth in the Funding Schedule for such calendar quarter unless otherwise agreed by the Funding Members in writing.

(c)                                        Upon the Funding Members’ receipt of a valid CapEx Contribution Request (including the Company Certificate and, if MHR is a Funding Member with respect to such Approved Project, the MHR Certificate), and subject to satisfaction of the Required Condition, each Funding Member shall be obligated to fund such Funding Member’s Funding Share of the total Requested CapEx Contribution Amount; provided, that, (i) in the case of a MHR Non-Funding Event as reflected in the Project Written Consent, each Series A-2 Member that is a Funding Member shall also fund, subject to Section 5.2 and this Section 5.3, its pro rata share of the Unfunded MHR Amount to the extent set forth in the Project Written Consent (and MHR shall not be required to fund such Unfunded MHR Amount in respect of such CapEx Contribution Request) and (ii) in the case that the CapEx Contribution Closing Date is during a MHR Catch-Up Period, (A) MHR may elect to make a MHR Catch-Up Contribution in accordance with, and subject to, Section 5.5, up to an amount equal to the lesser of (x) the MHR Shortfall Amount and (y) $40 million and (B) if MHR makes a MHR Catch-Up Contribution, the Funding Schedule shall be revised such that the obligations of the Funding Members (excluding, for the avoidance of doubt, MHR) with respect to such CapEx Contribution Request are reduced, pro rata based on the Funding Members’ (excluding, for the avoidance of doubt, MHR) Funding Share, by an amount equal to the MHR Catch-Up Contribution. On the CapEx Contribution Closing Date, each Funding Member making a CapEx Contribution shall receive Common Units in accordance with Section 5.2(c). Notwithstanding anything to the contrary set forth herein, the Series A-2 Majority may (but shall not have the obligation to) waive the condition (1) set forth in clause (H) of the definition of Required Condition and the certification relating thereto and/or (2) the requirement to deliver a MHR Certificate (if applicable), in each case, on behalf of the Members and the Company by execution of a written instrument.

(d)                                       Notwithstanding the foregoing, (i) in the case of a De Minimis Project, the provisions of Section 5.4 shall apply and (ii) in the case of a MHR Non-Funding Event, the provisions of Section 5.5 shall apply.

5.4                               De Minimis Projects. Notwithstanding Section 5.3, in the case of a Proposed Growth CapEx Project proposed in accordance with Section 5.2(a)(ii) after December 31, 2014 that relates to a capital project reasonably expected to require less than $1 million in the aggregate (a “De Minimis Project”), the Board (acting with at least fifty percent (50%) of the Managers) may require all (but not less than all) Eligible Members to fund their pro rata portion such De Minimis Project, which shall (a) not exceed (i) CapEx Contributions by Eligible Members of $1 million in the aggregate with respect to each De Minimis Project and/or (ii) CapEx Contributions by Eligible Members of $15 million in the aggregate per year with respect to De Minimis Projects and (b) be made on the other terms and conditions described in Section 5.3 (including the issuance of Common Units to the Eligible Members in accordance with Section 5.2(c)). Notwithstanding anything to the contrary contained herein, the Eligible Members shall not have any obligation to fund De Minimis Projects (x) unless all other Eligible Members fund their pro rata portion of De Minimis Projects (and no Eligible Member shall have an obligation to fund any portion of another Eligible Member’s pro rata portion of a De Minimis Project) or (y) upon the expiration of the Commitment Period.

5.5                               MHR Catch-Up Contribution. In the event the Series A-2 Members fund all or a portion of the Unfunded MHR Amount (the amount so funded, the “MHR Shortfall Amount”), MHR may, during (but not after) the period beginning on the CapEx Contribution Closing Date that resulted in there being an MHR Shortfall Amount and ending 180 days thereafter (the “MHR Catch-Up Period”), (x) fund an amount greater than its Pro Rata Share with respect to Requested CapEx Contributions contributed during such MHR Catch-Up Period or (y) otherwise elect to make a CapEx Contribution during such MHR Catch-Up Period, up to such MHR Shortfall Amount (in the case of clauses (x) and/or (y), in the aggregate, a “MHR Catch-Up Contribution”); provided, that, MHR shall not be permitted to make MHR Catch-Up Contributions in excess of $40 million in the aggregate during such MHR Catch-Up Period.

5.6                               Return of Contributions. A Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

5.7                               Capital Account.

(a)                                       A Capital Account shall be maintained for each Member in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Member to the Company, (ii) the initial Book Value of property contributed by such

Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member of Profits and any other items of income or gain allocated to such Member, pursuant to Section 6.2 and (iv) in the case of a Member holding a Compensatory Membership Interest, the amount included in the Member’s compensation income under Section 83(a), 83(b) or 83(d)(2) of the Code, and (b) shall be decreased by (i) the amount of money distributed to such Member by the Company, (ii) the Book Value of property distributed to such Member by the Company (net of liabilities secured by the distributed property that such Member is considered to assume or take subject to under Code Section 752), and (iii) allocations to such Member of Losses and any other items of loss or deduction allocated to such Member pursuant to Section 6.2. On the Disposition of all or part of a Member’s Membership Interests, the Capital Account of the transferor that is attributable to the Disposed Membership Interests shall carry over to the transferee Member in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l). For the avoidance of doubt, as of the close of business on the day immediately prior to the Effective Date, the Company shall conduct an interim closing of the books as required by Section 6.4 in connection with the transactions contemplated by the ArcLight UPA, and on the Effective Date, as a result of the Effective Date Transactions, the Book Value of the Company’s property shall be adjusted so that the Capital Accounts of the Members after taking into account the adjustment occurring as a result of the Effective Date Transactions are set forth on in the Members’ Schedule (“Effective Date Capital Account Balance”). Immediately following the interim closing referred to above and immediately before the Effective Date Transaction, the Rogersville Facility (as defined in the Transaction Agreement) will be deemed for Capital Account maintenance purposes to have been distributed by the Company to MHR pursuant to Section 6.2 of the Transaction Agreement. The deemed distribution pursuant to the immediately preceding sentence has been taken into account in determining MHR’s Effective Date Capital Account Balance.

(b)                                       The manner in which Capital Accounts are to be maintained pursuant to this Section 5.7 is intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If, in the opinion of the Board, the manner in which Capital Accounts are to be maintained pursuant to the preceding provisions of this Section 5.7 should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in the preceding provisions of this Section 5.7, the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement and relative economic benefits between or among the Members.

(c)                                        Except as otherwise required in the Act, no Member shall have any liability to restore all or any portion of a deficit balance in such Member’s Capital Account.

5.8                               Advances by Members. If the Company does not have sufficient cash to pay its obligations, then with the approval of the Board and Requisite Member Approval, any or all of

the Members may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Company, which advances will constitute a loan from such Member or Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member or Members and the Company and will not be deemed to be a Capital Contribution.

5.9                               Optional Capital Contributions. In addition to Requested CapEx Contributions, the Board, with the Requisite Member Approval, may request a Capital Contribution from the Members (an “Optional Capital Call”) and the Eligible Members shall be entitled, but shall not be required, to make a Capital Contribution (an “Optional Capital Contribution”) in exchange for Membership Interests or options or other rights to acquire Membership Interests, whether through exchange, conversion or otherwise (collectively, the “New Securities”) pursuant to, and in accordance with, the terms and conditions set forth in Section 7.7.

5.10                        No Requirement to Make Capital Contributions. Other than each Eligible Member’s agreement to provide CapEx Contributions pursuant to Section 5.2, Section 5.3 and/or Section 5.4, and then subject to the terms and conditions of this Agreement, (i) each of the Company and each Member acknowledges and agrees that no Member is required to make any Capital Contribution and (ii) no Member has made any representation, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance. In addition, the Company and each Member acknowledge and agree that (a) no statements made by any Member or its representatives before, on or after the Effective Date shall create an obligation to provide or assist the Company in obtaining any financing or investment, (b) the Company shall not rely on any such statement by any Member or its representatives and (c) an obligation to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Member and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement.

ARTICLE 6
DISTRIBUTIONS AND ALLOCATIONS

6.1                               Distributions.

(a)                                       Each distribution made by the Company, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article 6 and applicable Law, including Section 18-607 of the Act.

(b)                                       Notwithstanding the limitations on distributions described in Section 6.1(c), on each Tax Distribution Date, the Company shall, to the extent of Available Cash, distribute to each Member in cash an amount equal to such Member’s Assumed Tax Liability, if any. The Board will make its determination of the Assumed Tax Liability based upon its good faith determination of the jurisdiction in which Members (or their owners, as may be applicable) are subject to tax with respect to the income of the Company; provided, that, for this purpose the Series A-2 Members will be treated as individual residents of New York, New York. Distributions pursuant to this Section 6.1(b) shall be treated as an advance distribution under Section 6.1(c) or Section 12.3(b) and shall offset future distributions that such holder of Units would otherwise be entitled to receive pursuant to Section 6.1(c) or Section 12.3(b). If on a Tax Distribution Date there is not sufficient Available Cash on hand to distribute to each Member the full amount of such Member’s Assumed Tax Liability, distributions pursuant to this Section 6.1(b) shall be made to the Members to the extent of Available Cash in proportion to each Member’s Assumed Tax Liability, and the Company shall make future distributions as soon as funds become available to pay the remaining portion of such Member’s Assumed Tax Liability. If by reason of this Section 6.1(b) any Member receives aggregate distributions greater than it would have otherwise received in the absence hereof, then in connection with a Liquidation Event of the Company such Member shall be obligated to return such excess distributions to the Company.

(c)                                        Subject to Section 6.1(b), Section 6.1(d) and (with respect to distributions upon a Sale Transaction) Section 12.3, Available Cash may only be distributed by the Company to the Members in proportion to their respective Percentage Interests and at such times as is determined by the Board, with Requisite Member Approval.

(d)                                       Notwithstanding the foregoing or any provision in this Agreement to the contrary, the following provisions shall apply with respect to any Class B Common Unit(s) granted to a Person under any Equity Award Agreement:

(i)                                     No Class B Common Unit shall participate in any distributions under Section 6.1(c) or Section 12.3(b) until the cumulative amount distributed prior to the Effective Date pursuant to the Original Agreement (as previously amended) and after the Effective Date pursuant to Section 6.1(c) and/or Section 12.3(b) with respect to other Units is equal to the Baseline Value of such Class B Common Unit.

(ii)                                  Unless otherwise provided in the applicable Equity Award Agreement, any amount distributable to a Class B Member pursuant to Section 6.1 or Section 12.3(b) with respect to a Class B Common Unit that has not yet vested (“Unvested Class B Unit”) pursuant to the terms of the applicable Equity Award Agreement (an “Unvested Distribution Amount”) shall not be paid over to such Class B Member until such Class B Common Unit vests (“Vested Class B Unit”) in accordance with the applicable Equity Award Agreement. All Unvested Distribution Amounts shall be held by the Company in a segregated account until released to the applicable Class B Member in accordance with the terms of this Agreement and the applicable Equity Award Agreement. If any Class B Common Unit is forfeited or cancelled prior to vesting, any Unvested Distribution Amounts held by the Company with respect to such Class B Common Unit shall be forfeited and returned to the general accounts of the Company.

(iii)                               The Board shall have the discretion to make any determinations required under this Section 6.1(d), including as to the Baseline Value and the extent to which a Class B Common Unit is entitled to participate in distributions pursuant to Section 6.1(c) and/or Section 12.3(b) in order to achieve the objectives of Section 3.1(b). The Board may amend this Section 6.1(d) upon the issuance of any subclass of Class B Common Units to reflect the respective rights of such subclass of Class B Common Units hereunder.

(iv)                              The holder of each such Class B Common Unit, whether or not vested, shall be treated as a partner of the Company for U.S. federal income tax purposes with respect to such Unit.

(e)                                        All distributions made under this Section 6.1 shall be made to the holders of record of the applicable Membership Interests on the record date established by the Board (which date may be before or after such action by the Board) or, in the absence of any such record date, to the holders of the applicable Membership Interests on the date of the distribution.

(f)                                         Except as otherwise provided herein, the Company may distribute securities in kind and the dollar value of securities distributed in kind shall be determined as provided in the definition of Fair Market Value.

(g)                                        Notwithstanding any other provision of this Agreement, the Company is authorized to take any action that may be required to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code and any applicable non-U.S. Tax law. All amounts withheld pursuant to the Code or any provision of any state, local or foreign Tax law with respect to any allocation or distribution to any Member shall be treated as amounts distributed to such Member pursuant to this Article 6 for all purposes under this Agreement.

6.2                               Allocations of Profits and Losses and Other Items.

(a)                                       Profit and Loss Allocations. After giving effect to the allocations set forth in Section 6.2(b), Profits and Losses (and, to the extent necessary, items of income, gain, loss and deduction) for each fiscal period shall be allocated among the Members during such fiscal period, in such a manner as shall cause the Capital Accounts of the Members (as adjusted to reflect all allocations set forth in Section 6.2(b)) and all distributions through the end of such fiscal period) to equal, as nearly as possible, (i) the amount such Members would receive if all assets of the Company on hand at the end of such fiscal period were sold for cash equal to their Book Values, all liabilities of the Company were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities), and all remaining or resulting cash (including any withheld amounts) were distributed to the Members under Section 12.3(b) minus (ii) such Member’s share of Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

(b)                                       Special Allocations. Notwithstanding any other provisions of this Section 6.2, the following special allocations shall be made for each taxable period:

(i)                                     Notwithstanding any other provision of this Section 6.2, if there is a net decrease in Minimum Gain during any taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), (g)(2) and (j)(2)(i). For purposes of this Section 6.2(b)(i), each Member’s Capital Account shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2(b) with respect to such taxable period. This Section 6.2(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)                                  Notwithstanding the other provisions of this Section 6.2 (other than Section 6.2(b)(i)), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Section 1.704-2(i)(4) and (j)(2)(ii). For purposes of this Section 6.2(b)(ii), each Member’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.2(b), other than Section 6.2(b)(i), with respect to such taxable period. This Section 6.2(b)(ii) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)                               In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by such Treasury Regulation, the deficit balance, if any, in such Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iii) shall be made only if and to the extent that the Member would have such a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.2(a) have been tentatively made as if this Section 6.2(b)(iii) were not in this Agreement. This Section 6.2(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)                              In the event any Member has a deficit balance in its Adjusted Capital Account at the end of any taxable period that is in excess of the sum of (i) the amount such Member is obligated to restore under this Agreement plus (ii) the amount such Member is deemed obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, however, that an allocation pursuant to this Section 6.2(b)(iv) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account in excess of such sum, after all other allocations provided in this Section 6.2 have been tentatively made as if Section 6.2(b)(iii) and this Section 6.2(b)(iv) were not in this Agreement.

(v)                                 Nonrecourse Deductions shall be allocated to holders of Common Units in accordance with their respective Percentage Interests.

(vi)                              Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704 2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)                           To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such provisions.

6.3                               Income Tax Allocations.

(a)                                       Except as provided in this Section 6.3, each item of income, gain, loss and deduction of the Company for federal income tax purposes shall be allocated, to the maximum extent possible, among the Members in the same manner as the corresponding items (if any) are allocated for purposes of maintaining Capital Accounts under Section 6.2.

(b)                                       The Members recognize that there may be a difference between the Book Value of a Company asset and the asset’s adjusted tax basis at the time of the property’s contribution or revaluation pursuant to this Agreement. In such a case, all items of tax depreciation, cost recovery, amortization, and gain or loss with respect to such asset shall be allocated among the Members to take into account the disparities between the Book Values and the adjusted tax basis with respect to such properties in accordance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations under those sections; provided, that, (i) the Company shall account for any disparities relating to the contribution of property by MHR in the initial contribution of the assets of Eureka Hunter Pipeline and Eureka Hunter Land, LLC using the remedial method described in Treas. Reg. § 1.704-3(d), and (ii) the Company shall account for any disparities resulting from the Effective Date Transactions using the traditional method described in Treas. Reg. § 1.704-3(b).

(c)                                        All items of income, gain, loss, deduction and credit allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code which may be made by the Company; provided, however, that such allocations, once made, shall be adjusted as necessary or appropriate to take into account the adjustments permitted by Sections 734 and 743 of the Code.

(d)                                       If any deductions for depreciation, amortization or cost recovery are recaptured as ordinary income upon the sale or other disposition of Company properties, the ordinary income character of the gain from such sale or disposition shall be allocated among the Members in the same ratio as the deductions giving rise to such ordinary income character were allocated in accordance with Treasury Regulations § 1.1245-1.

(e)                                        The Members’ proportionate shares of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3) shall be allocated to the holders of Units in accordance with their respective Percentage Interests.

(f)                                         Tax credits of the Company shall be allocated among the Members as provided in Treasury Regulation Sections 1.704-(b)(4)(iii) and 1.704-1(b)(4)(viii).

(g)                                        Allocations pursuant to this Section 6.3 are solely for purposes of federal, state, and local taxes and except as specifically provided shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

6.4                               Other Allocation Rules. All items of income, gain, loss, deduction and credit allocable to an interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the fiscal year during which each was recognized as the owner of such interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder. Notwithstanding the foregoing, allocations relating to the transactions described in the ArcLight UPA shall be based on the interim closing of the books. If any Membership Interests are Disposed of or redeemed in compliance with the provisions of this Agreement, all distributions with respect to which the record date is before the date of such Disposition or redemption shall be made to the disposing Member, and all distributions with respect to which the record date is after the date of such Disposition, in the case of a Disposition other than a redemption, shall be made to the transferee.

ARTICLE 7
CERTAIN COVENANTS RELATING TO ISSUANCES AND DISPOSITIONS OF MEMBERSHIP INTERESTS AND OTHER TRANSACTIONS

7.1                               General Restrictions on, and Other Terms Relating to, Dispositions of Membership Interests.

(a)                                       Dispositions of Membership Interests otherwise permitted or required by this Agreement may only be made in compliance with applicable foreign, U.S. federal and state securities laws, including the Securities Act and the Act.

(b)                                       Except in connection with an IPO, for so long as the Company is a partnership for U.S. federal income tax purposes, in no event may any Disposition of any Membership Interests by any Member be made if such Disposition is effectuated through an “established securities market” or a “secondary market” (or the substantial equivalent thereof) within the meaning of Section 7704 of the Code or if such Disposition would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder.

(c)                                        Dispositions of Membership Interests may only be made in strict compliance with all applicable provisions of this Agreement, and any purported Disposition of Membership Interests that does not comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the transfer books of the Company or Capital Accounts of the Members. The Members agree that the restrictions contained in this Article 7 are fair and reasonable and in the best interests of the Company and the Members.

(d)                                       Subject to the proviso at the end of this sentence, if any Person shall acquire any Series A-1 Units or Series A-2 Units, such Units shall continue to be designated as Series A-1 Units or Series A-2 Units, as the case may be, after giving effect to such acquisition; provided, however, that, notwithstanding the foregoing, if a Series A-1 Member acquires any Series A-2 Units, such Series A-2 Units shall automatically become a like number of Series A-1 Units and if a Series A-2 Member acquires any Series A-1 Units, such Series A-1 Units shall automatically become a like number of Series A-2 Units and, upon any such acquisition of Units, the Company shall update the Members’ Schedule to reflect the foregoing.

(e)                                        Each Member that is an entity agrees that it will not permit a Disposition of Equity Interests in such Member if any such Disposition (an “Indirect Disposition”) is made with the intent to circumvent the provisions of this ARTICLE 7; provided, that, notwithstanding the foregoing or anything to the contrary in this Agreement, the following shall not be deemed to be an Indirect Disposition subject to the provisions of this

Agreement: (i) any Disposition of Equity Interests in a private equity fund or affiliated funds or any Disposition to direct or indirect limited partners or other equityholders thereof, (ii) any Indirect Disposition whereby the Fair Market Value of the Membership Interests held by the Member that is the subject of the Indirect Disposition (as such Fair Market Value is determined by such Member in good faith) constitutes less than 80% of the Fair Market Value of all assets being directly or indirectly sold or otherwise transferred in connection with such Indirect Disposition, (iii) any restructuring of the Initial MSI Member (or its Affiliates) which involves the other portfolio investments of the Initial MSI Member (or its Affiliates) and/or (iv) direct or indirect Dispositions of Equity Interests of MHR. Notwithstanding the foregoing, a Member may consummate an Indirect Disposition so long as such Member provides the Eligible Members with a right of first offer substantially similar to the ROFO Right described in Section 7.3.

7.2                               Restrictions on Dispositions of Membership Interests.

(a)                                       Disposition of Membership Interests. A Disposition of Units may only be made if (1) such Disposition complies with the provisions of Section 7.1 and (2) such Disposition is:

(i)                                     made to a Permitted Transferee of the Disposing Member;

(ii)                                  made in connection with a ROFO Disposition in accordance with Section 7.3;

(iii)                               made in connection with a Drag-Along Transaction in accordance with Section 7.4;

(iv)                              made in connection with a Tag-Along Sale in accordance with Section 7.5;

(v)                                 made in connection with an IPO in accordance with Section 7.6, Section 10.7 or Sections 8.2 and 8.4; or

(vi)                              a Disposition made to the Company (or applicable transferee) pursuant to an Equity Award Agreement.

7.3                               Right of First Offer. If any Member desires to effect a Disposition of all or a portion of such Member’s Units (such Member, the “ROFO Offeror”) in a Disposition other than an Excluded ROFO Disposition, then each Eligible Member shall have a right of first offer (a “ROFO Right”) with respect to such Disposition (a “ROFO Disposition”) in accordance with the following provisions:

(a)                                       The ROFO Offeror shall deliver written notice of its desire to effect such ROFO Disposition (the “ROFO Notice”) to the Company and each Eligible Member. The last date that the ROFO Notice is received by any Eligible Member shall constitute the “ROFO Notice Date.” The ROFO Notice shall include the number of each series of Units that the ROFO Offeror desires to Dispose (the “ROFO Units”).

(b)                                       Following receipt of the ROFO Notice, each Eligible Member shall have the right (but not the obligation) for a period of 30 days (such period, the “ROFO Offering Period”) to propose a cash purchase price for all of the ROFO Units, along with all other terms and conditions applicable to the Disposition. Such proposed (if any) price and any such terms and conditions shall be delivered by an Eligible Member to the ROFO Offeror in a written notice (the “Offer Notice”) within the ROFO Offering Period. The delivery of an Offer Notice shall constitute an irrevocable commitment (subject to the terms and conditions set forth in the Offer Notice) for a period of 30 days following delivery of such Offer Notice (the “ROFO Commitment Period”) to purchase all ROFO Units. If the ROFO Offeror desires in its sole discretion to accept the most favorable offer (taken as a whole) and as determined by the ROFO Offeror in good faith based on purchase price and terms and conditions offered by any Eligible Member set forth in any Offer Notice (the “Offer”), the ROFO Offeror shall so notify such Eligible Member (the “Buyer Member”) of its acceptance of the Offer (the “Acceptance Notice”). The delivery of an Acceptance Notice prior to the expiration of the ROFO Commitment Period shall constitute an irrevocable commitment to sell all the ROFO Units to the Buyer Member and an irrevocable commitment by the Buyer Member to buy all the ROFO Units from the ROFO Offeror, in each case in accordance with the terms and conditions set forth in the Offer Notice. The Acceptance Notice shall include a reasonable place and time for the closing of the purchase and sale of the ROFO Units, which shall be not less than five Business Days nor more than 15 Business Days after the delivery of the Acceptance Notice (subject to extension to the extent necessary to pursue any required regulatory approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) unless otherwise agreed in writing by all of the parties to such transaction. If a Buyer Member breaches its obligation to purchase the ROFO Units, such Buyer Member and its Affiliated Members shall (without limiting the remedies of the ROFO Offeror against the Buyer Member for its breach) lose all further rights to deliver an Offer Notice with respect to any future Disposition under this Section 7.3(b).

(c)                                        During the period beginning on the expiration of the ROFO Offering Period (if no Acceptance Notice has been provided in accordance with Section 7.3(b)) and ending 270 days following the end of the ROFO Offering Period (the “Solicitation Period”), the ROFO Offeror may solicit offers from Third Parties for the ROFO Units. Upon receipt of an offer from a Third Party that includes a purchase price that is greater than the highest purchase price proposed in any Offer Notice received by the ROFO Offeror pursuant to Section 7.3(b) (a “Qualifying Third Party Offer”), the ROFO Offeror may Dispose all of the ROFO Units to such Third Party (the “Third Party Transferee”) within 60 days following expiration of the Solicitation Period (the “ROFO Sale Period”) at such purchase price (but not equal to or less than the highest purchase price proposed in any Offer Notice received by the ROFO Offeror pursuant to Section 7.3(b)) and under such terms and conditions as may be agreed between the ROFO Offeror and the Third Party Transferee, subject to compliance with Section 7.4. Notwithstanding the foregoing, the ROFO Offeror may not accept an offer, and such offer will not be considered a Qualifying Third Party Offer, if such offer contains provisions related to any property of the ROFO Offeror other than Units held by the ROFO Offeror. For the avoidance of doubt, for purposes of determining whether an offer from a Third Party is a Qualifying

Third Party Offer, all noncash consideration shall be deemed to have a dollar value equal to the Fair Market Value of such consideration as determined in accordance with the applicable provisions in the definition of Fair Market Value.

(d)                                       If the ROFO Units are not Disposed within the ROFO Sale Period pursuant to a Qualifying Third Party Offer or to an Eligible Member pursuant to an Acceptance Notice, the ROFO Offeror may not Dispose any of the ROFO Units without again complying in full with the provisions of this Section 7.3.

(e)                                        Notwithstanding anything to the contrary in this Section 7.3, in the event of any Disposition of Series A-1 Units by any Minority Owner, MHR and the Initial MSI Member shall each have the right (but not the obligation) to acquire an equal number of such Series A-1 Units for the same price per Series A-1 Unit, and on the same terms and conditions, except that (i) the Series A-1 Units acquired by MHR shall remain Series A-1 Units and (ii) the Series A-1 Units acquired by the Initial MSI Member shall be automatically converted for all purposes into an equal number of Series A-2 Units.

(f)                                         The ROFO Right shall not apply with respect to any of the following Dispositions (each an “Excluded ROFO Disposition”):

(i)                                     a Disposition made to a Permitted Transferee of the Disposing Member;

(ii)                                  a Disposition made in connection with a Tag-Along Sale in accordance with Section 7.5;

(iii)                               a Disposition made in connection with an IPO in accordance with Section 7.6, Section 10.7 or Sections 8.2 and 8.4; or

(iv)                              a Disposition made to the Company (or applicable transferee) pursuant to an Equity Award Agreement.

7.4                               Drag-Along Rights.

(a)                                       At any time from and after the fifth anniversary of the Effective Date (and prior to a Sale Transaction or Qualified Public Offering), the Series A-2 Majority may initiate a Sale Transaction in compliance with this Section 7.4 (“A Drag-Along Transaction”). The Series A-2 Member or Series A-2 Members initiating a Drag-Along Transaction pursuant to this Section 7.4(a) are referred to as the “Drag Initiating Members.” Any action or determination to be made by the Drag Initiating Members may be made by the one or more Drag Initiating Members that constitute a majority of the Series A-2 Units held by all Drag Initiating Members.

(b)                                       In connection with any Drag-Along Transaction initiated pursuant to Section 7.4(a), and subject to the terms and conditions set forth in this Section 7.4, all holders of Membership Interests entitled to consent thereto hereby (and shall promptly, if required by the Drag Initiating Members) consent in writing to and raise no objections against the consummation of the Drag-Along Transaction, and if the Drag-Along Transaction is structured as (i) a consolidation, merger or other business combination, or a sale or other disposition of all or substantially all of the assets of the Company and/or its Subsidiaries, each holder of Membership Interests entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights in connection with such consolidation, merger, other business combination or asset sale or (ii) a sale of all or substantially all of the Membership Interests, each holder of Membership Interests hereby agrees (and, if required by the Drag Initiating Members, shall promptly agree in writing) to sell all of his or its Membership Interests that are the subject of the Drag-Along Transaction, on the terms and conditions of such Drag-Along Transaction. The holders of Membership Interests shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction reasonably requested by the Drag Initiating Members, including the execution of such agreements and such other instruments and other actions reasonably necessary to (A) provide representations, warranties, indemnities, and escrow or holdback arrangements relating to such Drag-Along Transaction, in each case to the extent that each other holder of Membership Interests is similarly obligated; and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 7.4(c) (with any noncash consideration determined as of the closing date of the Drag Along Transaction). The holders of Membership Interests shall be permitted to sell their Membership Interests pursuant to any Drag-Along Transaction without complying with any other provisions of this ARTICLE 7.

(c)                                        The obligations of the holders of Membership Interests pursuant to this Section 7.4 are subject to the following terms and conditions:

(i)                                     upon the consummation of the Drag-Along Transaction, each holder of Membership Interests shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in Section 12.3(b) (i.e., net of debts and liabilities of the Company and its Subsidiaries) as in effect immediately prior to such Drag-Along Transaction;

(ii)                                  the Company shall bear the reasonable, documented costs incurred in connection with any Drag-Along Transaction (costs incurred by or on behalf of any holder of Membership Interests for its sole benefit will not be considered costs of the Drag-Along Transaction) unless otherwise agreed by the Company (as approved by the Board) and the acquiror, in which case no holder of Membership Interests shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like) and no holder of Membership Interests shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share (based upon the amount of consideration received by such holder in the Drag-Along Transaction) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction for the benefit of all holders of Membership Interests and are not otherwise paid by the Company or another Person; and

(iii)                               if some or all of the consideration received in connection with the Drag-Along Transaction is other than cash, then such consideration shall be deemed to have a dollar value equal to the Fair Market Value of such consideration as determined in accordance with the applicable provisions in the definition of Fair Market Value.

(d)                                       Notwithstanding anything to the contrary in this Section 7.4, if the consideration proposed to be paid to the holders of Membership Interests in a Drag-Along Transaction includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, then each of the holders of Membership Interests that is not then an Accredited Investor (without regard to Rule 501(a)(4)) may be required, at the request and election of the Drag Initiating Members, to (i) at the cost of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such requesting holders or (ii) accept cash in lieu of any securities such non-Accredited Investor would otherwise receive in an amount equal to the Fair Market Value (as determined pursuant to Section 7.4(c)(iii)) of such securities.

7.5                               Tag-Along Right. If any Member (other than any Series A-2 Member) desires to effect a Disposition of all or a portion of such Member’s Units (such Member, the “Transferor”) in a Disposition other than an Excluded Tag Disposition, then, subject to compliance with Section 7.3 relating to the ROFO Right, each Eligible Member shall have a tag along right (a “Tag Right”) with respect to such Disposition (a “Tag-Along Sale”) in accordance with the following provisions:

(a)                                       The Transferor shall give notice (a “Tag-Along Notice”) to each Eligible Member of any Tag-Along Sale, setting forth the number of Common Units that the Transferor desires to Dispose (the “Tag Units”), the name and address of the Third Party Transferee, the proposed amount and form of consideration for the Tag Units and any other material terms and conditions of the Tag-Along Sale, including a copy of the executed purchase and sale agreement or other similar agreement relating to such sale (the “Tag-Along Offer”).

(b)                                       Each Eligible Member shall have a period of ten (10) Business Days (the “Tag Election Period”) from the date of its receipt of the Tag-Along Notice within which to elect to exercise its Tag Right (each exercising Eligible Member, a “Tag Offeree”) by delivery of an irrevocable written notice to the Transferor specifying the number of Common Units such Tag Offeree desires to include in the Tag-Along Sale (a “Tag Election Notice”), up to the total number of Common Units held by such Tag Offeree multiplied by the Transferor Requested Percentage.

(c)                                        Promptly following the expiration of the Tag Election Period, the following procedures shall apply:

(i)                                     first, the Transferor shall notify the Third Party Transferee of the number of Requested Units;

(ii)                                  next, the Transferor shall determine whether the Third Party Transferee is willing to purchase all of the Requested Units. If the Third Party Transferee is unwilling to purchase all of the Requested Units, then the Transferor shall determine what percentage of Requested Units such Third Party Transferee is willing to purchase in the aggregate (the “Purchased Percentage”) and the number of Requested Units that the Transferor and each of the exercising Tag Offerees otherwise would have sold shall be reduced on a pro rata basis (based on the respective total numbers of Common Units that such holders desired to sell as compared to the total numbers of Common Units to be purchased by the Third Party Transferee) so as to permit the Transferor and the Tag Offerees to sell in the aggregate a number of Common Units equal to the total number of Requested Units multiplied by the Purchased Percentage (the “Purchased Units”).

(d)                                       At the time (subject to extension to the extent necessary to pursue any required regulatory approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) and place provided for the closing in the Tag-Along Offer, or at such other time and place as the Tag Offerees, the Transferor and the Third Party Transferee shall agree, the Tag Offerees and the Transferor shall sell to the Third Party Transferee all of the Purchased Units.

(e)                                        Each Tag-Along Sale shall be upon terms and conditions, if any, not more favorable individually and in the aggregate to the purchaser than those in the Tag-Along Offer and the Tag-Along Notice and upon the consummation of such Tag-Along Sale, each holder of Purchased Units (as determined immediately prior to the consummation of such Tag-Along Sale) shall receive the consideration specified in Section 7.5(f). Each Tag Offeree shall agree (i) to make the same representations, warranties, covenants, indemnities and agreements to the Third Party Transferee as made by the Transferor in connection with the Tag-Along Sale (provided, that, a Tag Offeree shall not be required to make any covenants or agreements regarding non-competition, non-solicitation or other similar restrictions on the future business opportunities of any such Tag Offeree) and (ii) to the same terms and conditions to the Tag-Along Sale as the Transferor agrees. Notwithstanding the foregoing, however, all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferor and each Tag Offeree severally and not jointly, and any liability for breach of any such representations and warranties related to the Company and its Subsidiaries shall be allocated among the Transferor and each Tag Offeree pro rata based on the relative amount of consideration received by each of them in such Tag-Along Sale, and the aggregate amount of liability for the Transferor and each Tag Offeree shall not exceed the value of the total consideration to be paid by the Third Party Transferee to the Transferor and such Tag Offeree.

(f)                                         Upon the consummation of a Tag-Along Sale, each holder of Purchased Units shall receive a portion of the aggregate consideration for the Purchased Units sold pursuant to a Tag-Along Sale on a pro rata basis (based on the respective total number of Purchased Units that such holder sold as compared to the total number of Purchased Units purchased by the Third Party Transferee and the aggregate consideration paid in respect of such Purchased Units); provided, that, if the Tag-Along Sale is a Sale Transaction, the consideration shall be allocated in accordance with Section 12.3(b).

(g)                                        If any Tag Offeree, or indirect owner of a Tag Offeree, has a structure where it holds all or a portion of its Units, directly or indirectly, through one or more single purpose entities that is taxed as a corporation for United States income tax purposes and formed under the laws of the United States (a “Blocker Corporation”), at the request of any such Tag Offeree, the Company will (and the Company will cause its Subsidiaries to) use commercially reasonable efforts to structure the Tag-Along Sale in a manner that permits such Tag Offeree to Dispose of its Units through the sale of shares of the Blocker Corporation, provided that any purchase price discount resulting from a sale of interests in a Blocker Corporation will be borne solely by the owners of such Blocker Corporation.

(h)                                       In the event that the Company issues Units other than Common Units, the Company and Members agree to amend this Agreement to provide the Series A-2 Members an appropriate Tag Right with respect thereto.

(i)                                           The Tag Right shall not apply with respect to any of the following Dispositions (each an “Excluded Tag Disposition”):

(i)                                     a Disposition made to a Permitted Transferee of the Disposing Member;

(ii)                                  a Disposition made in connection with an IPO in accordance with Section 7.6, Section 10.7 or Sections 8.2 and 8.4;

(iii)                               a Disposition made by a Series A-2 Member; or

(iv)                              a Disposition made to the Company (or applicable transferee) pursuant to an Equity Award Agreement.

7.6                               Qualified Public Offering.

(a)                                       A Qualified Public Offering may be initiated with Series A-2 Approval. The Member or Members initiating a Qualified Public Offering pursuant to this Section 7.6(a) are referred to as the “IPO Initiating Members.” Any action or determination to be made by the IPO Initiating Members may be made by the one or more IPO Initiating Members that constitute a majority of the Series A-2 Units held by all IPO Initiating Members.

(b)                                       In connection with any proposed Qualified Public Offering approved in accordance with Section 7.6(a) of this Agreement, if required by the IPO Initiating Members, the outstanding Membership Interests may be exchanged in accordance with this Section 7.6 (the “IPO Exchange”) into equity securities of the IPO Issuer and/or its general partner (“IPO Securities”) as reasonably determined by the IPO Initiating Members; provided, that, each Class A Member shall receive the same proportion of each type (e.g., class, series, etc.) of IPO Securities of the IPO Issuer and its general partner (if applicable). In connection with any IPO Exchange, each outstanding Membership Interest will be exchanged for IPO Securities such that each holder of Membership Interests will receive IPO Securities having a value equal to the amount that such holder would have received if, immediately prior to the consummation of the Qualified Public Offering, all of the Company’s assets had been sold for their Fair Market Values and the resulting amount had been distributed by the Company pursuant to the rights and preferences set forth in Section 12.3(b) as in effect immediately prior to such distribution assuming that all Unvested Class B Units were Vested Class B Units and therefor entitled to all Unvested Distribution Amounts with respect to such Unvested Class B Units. Notwithstanding the foregoing:

(i)                                     in making the determination of the Fair Market Value of the Company’s assets described in the second sentence in this Section 7.6(b), the IPO Initiating Members shall take into account the offering price per Publicly Offered Security in the Qualified Public Offering, net of any underwriting discounts and commissions;

(ii)                                  any IPO Securities issued with respect to Unvested Class B Common Units shall remain subject to any applicable vesting in accordance with, and to the extent provided in, this Agreement and the applicable Equity Award Agreements;

(iii)                               if the IPO Securities will include multiple classes of securities (including any subordinated interests, general partner interest or incentive distribution rights) in the IPO Issuer or its general partner, then the IPO Exchange shall be structured in a manner such that each holder of Membership Interests receives substantially the same proportionate share of the Publicly Offered Securities and of each such other class of securities, or otherwise shares proportionately the economic benefits of such class of securities, as each other holder of Membership Interests (taking into account the amount that would be received by each such holder in the hypothetical Liquidation Event described in the second sentence in this Section 7.6(b)); and

(iv)                              if the distribution described in the second sentence in this Section 7.6(b) would result in the holders of Class B Common Units receiving no amount upon such a hypothetical Liquidation Event, then the IPO Initiating Members may determine to have such Class B Common Units cancelled for no consideration.

(c)                                        If, in connection with the IPO Exchange, the IPO Initiating Members reasonably determine that it is advisable to have the holders of the Membership Interests contribute all of the Membership Interests to the IPO Issuer in one or a series of transactions pursuant to an agreement that provides for the exchange of Membership Interests into IPO Securities of such Person or Persons (with the amount of IPO Securities to be received by each such holder being determined in accordance with this Section 7.6), each holder of Membership Interests agrees to participate in such an exchange. For the sake of clarity, the IPO Initiating Members may elect, in connection with a proposed Qualified Public Offering where a Subsidiary of the Company or another entity that is not the Company or its successor is the IPO Issuer, not to cause an IPO Exchange in connection therewith and, to the extent such an IPO Exchange does not occur, this Agreement may continue in effect after a Qualified Public Offering in accordance with its terms.

(d)                                       Notwithstanding anything to the contrary in this Agreement, at any time after the approval of a Qualified Public Offering in accordance with this Agreement, the IPO Initiating Members, shall be entitled to approve the transaction or transactions to effect the IPO Exchange and to take all such other actions as are required or necessary to facilitate the Qualified Public Offering including: (i) determining the terms of the organizational documents of the IPO Issuer and its general partner; (ii) forming any entities required or necessary in connection with the Qualified Public Offering; (iii) transferring or causing to be transferred any assets between or among the Company, the IPO Issuer and any of the Company’s Subsidiaries; and (iv) subject to Section 13.5, amending the terms of this Agreement, in each case without the consent or approval of any other Person (including the Board). If IPO Initiating Members elect to exercise rights to initiate a Qualified Public Offering under this Section 7.6, in addition to, and without limitation of, the covenants set forth in Section 7.9, each of the Members and the Board shall (and shall cause Affiliates of MHR to) (i) take such actions as may be reasonably requested in connection with consummating the IPO Exchange, including (x) such actions as are required to transfer all of the issued and outstanding Membership Interests or assets of the Company to an IPO Issuer or its general partner (including a Blocker Corporation) and (y) such actions as may be required in order to merge or consolidate the Company into or with an IPO Issuer or its general partner and (ii) use commercially reasonable efforts to (A) subject to clause (B) of this sentence, cooperate with the other Members so that the IPO Exchange is undertaken in a tax-efficient manner for the Members and (B) if any Institutional Investor or its limited partners or investors has a structure involving ownership of all or a portion of its interests in the Company, directly or indirectly, through one or more Blocker Corporations, at the request of such Institutional Investor and with Series A-2 Approval, merge its Blocker Corporation into the IPO Issuer in a transaction described in Section 351 of the Code for each Member and utilize any such Blocker Corporation as the IPO Issuer.

(e)                                        Each Member shall sell any fractional Publicly Offered Securities owned by such party (after taking into account all Publicly Offered Securities held by such party) to the IPO Issuer upon the request of the Company in connection with or in anticipation of the consummation of a Qualified Public Offering, for cash consideration equal to the Fair Market Value of such fractional securities.

(f)                                         Notwithstanding anything to the contrary in this Section 7.6, if no registration statement covering the issuance of the IPO Securities to the Members in the IPO Exchange has been declared effective under the Securities Act, then each of the

Members that is not then an Accredited Investor (without regard to Rule 501(a)(4)) may be required, at the request and election of the IPO Initiating Members, to (i) at the cost of the Company, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such Members or (ii) agree to accept cash in lieu of any IPO Securities such Member would otherwise receive in an amount equal to the Fair Market Value of such IPO Securities as determined in accordance with the applicable provisions in the definition of Fair Market Value.

(g)                                        If so requested by any Series A-2 Member, the certificate of incorporation (if the IPO Issuer is a corporation) or other organizational documents (if the IPO Issuer is a Person other than a corporation) of the IPO Issuer shall include a provision substantially the same as Section 8.5 hereof.

7.7                               Preemptive Rights.

(a)                                       Other than in respect of an Excluded Issuance, if the Board, with the Requisite Member Approval, (x) makes an Optional Capital Call or (y) proposes to issue New Securities to a proposed third party purchaser (the “Third Party Purchaser”), each Eligible Member shall have the right to purchase the number of New Securities as provided in this Section 7.7. “Excluded Issuance” means the issuance, subject to approval of the Board and Requisite Member Approval (except to the extent not required in the case of Approved Projects in accordance with Section 5.2 and Section 5.3 or De Minimis Projects in accordance with Section 5.4), of:

(i)                                     options to purchase Membership Interests, restricted Membership Interest awards, performance awards, phantom Membership Interests or other Membership Interest-based awards pursuant to any Equity Award Agreement;

(ii)                                  Membership Interests, restricted or phantom Membership Interests, profits interests or other securities issued to any Person as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or technology transfer or development arrangement) approved in accordance with this Agreement;

(iii)                               Membership Interests issued or to be issued in respect of CapEx Contributions in accordance with Section 5.3, Section 5.4 and/or Section 5.5;

(iv)                              Membership Interests issued in connection with any split, distribution or recapitalization of the Company; or

(v)                                 any Equity Interests issued by the Company in an underwritten public offering pursuant to a registration statement filed under the Securities Act (or other applicable foreign securities laws governing such issuance) and approved by the IPO Initiating Members pursuant to Section 7.6 or by the Board with Requisite Member Approval.

(b)                                       With respect to any issuance of New Securities (including pursuant to any Optional Capital Contribution), the Company shall, not less than 15 and not more than 30 days prior to such proposed issuance of New Securities (and requested date for such Optional Capital Contribution) (the “Preemptive Rights Closing Date”), provide a written notice to each Eligible Member (the “Preemptive Rights Notice”), which notice shall set forth in reasonable detail the proposed terms and conditions of such issuance and shall offer to each Eligible Member the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Securities in accordance with this Section 7.7. If any Eligible Member wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Company within 15 days after delivery by the Company of the Preemptive Rights Notice (the “Preemptive Right Election Period”), which notice shall state the dollar amount of New Securities such Eligible Member (each a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Eligible Member’s Pro Rata Share of the total offering amount plus the additional dollar amount of New Securities such Requesting Purchaser would like to purchase in excess of its Pro Rata Share (the “Over-Allotment Amount”), if any, if other Eligible Members do not elect to purchase their full Pro Rata Share of the New Securities. The rights of each Requesting Purchaser to purchase a dollar amount of New Securities in excess of each such Requesting Purchaser’s Pro Rata Share of the New Securities shall be allocated among those Requesting Purchasers desiring Over-Allotment Amounts in a manner determined in writing by such Requesting Purchasers (or, in the absence of agreement by such Requesting Purchasers, on a pro rata basis in relation to the Over-Allotment Amounts of the Requesting Purchasers).

(c)                                        In the case of a proposed issuance to a Third Party Purchaser, if not all of the New Securities are subscribed for by the Eligible Members, the Company shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Securities to the Third Party Purchaser at any time during the 90 days following the termination of the Preemptive Right Election Period pursuant to the terms and conditions set forth in the Preemptive Rights Notice. The Board, with Requisite Member Approval, may, in its discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of Membership Interests covered by this Section 7.7 to the nearest whole interest and requiring customary closing deliveries in connection with any preemptive rights offering.

(d)                                       On the Preemptive Rights Closing Date, each Requesting Purchaser (and, if applicable, Third Party Purchaser) shall make a Capital Contribution to the Company in exchange for the applicable New Securities on the same terms as such New Securities are issued to any other Requesting Purchaser (and, if applicable, Third Party Purchaser); provided, that, if all or a portion of the New Securities are Class A Common Units, (i) the Series A-1 Members and the Third Party Purchaser (to the extent such Third Party Purchaser is not a Series A-2 Member) shall receive Series A-1 Units in respect of such New Securities that are Class A Common Units and (ii) the Series A-2 Members shall receive Series A-2 Units in respect of such New Securities that are Class A Common Units.

7.8                               Registration Rights. At or prior to the consummation of any IPO, the Series A-2 Members, MHR and the IPO Issuer shall enter into a registration rights agreement in customary form consistent with the terms and provisions set forth in Schedule III.

7.9                               Cooperation. In the case of a Qualified Public Offering or a Disposition of Membership Interests by a Series A-2 Member or indirect disposition of Series A-2 Units held by any Person (the IPO Initiating Members and/or the disposing Persons, collectively, “Subject Persons”) (including pursuant to a Drag-Along Transaction, Tag-Along Sale or Qualified Public Offering), the Subject Persons shall have the right in connection with such a potential transaction (or in connection with the investigation or consideration of any such potential transaction) to require MHR and Affiliates of MHR, the Company and its Subsidiaries (and to cause their employees, service providers and advisors) to cooperate fully with such Subject Persons and potential acquirors (and their respective advisors and lenders) with respect to such potential transaction, including by expeditiously and in good faith negotiating and entering into a customary underwriting agreement, delivering lock-up letters, obtaining regulatory and other approvals and taking all customary and other actions reasonably requested by such Subject Persons or such potential acquirors and/or underwriters, including making the properties, books and records and other assets relating to the Company and its Subsidiaries reasonably available for inspection, creating and providing information about the Company and its Subsidiaries, establishing a physical or electronic data room including materials customarily made available to potential acquirors and/or underwriters or lenders in connection with such processes and making its officers and employees, service providers and consultants reasonably available for presentations, site visits, road shows, interviews, drafting sessions and other diligence activities. In addition, the IPO Initiating Members (in connection with a Qualified Public Offering) and the Drag Initiating Members (in connection with a Drag-Along Transaction) shall be entitled to take all reasonably necessary actions on behalf of the Company and its Subsidiaries with respect to such transaction, including selecting an investment bank and/or underwriters, providing confidential information, selecting the winning bidder and negotiating the requisite documentation. MHR and the Company shall (and shall cause their respective Affiliates to) promptly provide assistance with respect to these actions as reasonably requested. All costs and expenses of the Company and all reasonable, documented out-of-pocket costs and expenses of any Class A Member in connection with complying with this Section 7.9 shall be borne by the Company.

7.10                        Specific Performance. Each Member acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Company or the Members if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article 7, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Members shall not have an adequate remedy at law or in damages. Therefore, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article 7 and to prevent any Disposition of Membership Interests in contravention of any terms of this Article 7, and waives any defenses thereto, including the defenses of (a) failure of consideration, (b) breach of any other provision of this Agreement and (c) availability of relief in monetary damages.

7.11                        Termination Following IPO. Notwithstanding anything to the contrary in this Article 7, the provisions of this Article 7 (other than Sections 7.9 through this Section 7.11) shall terminate and be of no further force or effect upon the consummation of an IPO.

ARTICLE 8
MANAGEMENT

8.1                               Management Under Direction of the Board.

(a)                                       General Authority. Except as otherwise expressly set forth in this Agreement that provides for voting, consent and/or other rights for any Member (and, with respect to the Members, subject to applicable regulatory limitations or requirements), the board of managers (the “Board,” and each member of the Board, a “Manager”), shall have full, exclusive and complete discretion to manage and conduct the business and affairs of the Company and its Subsidiaries, to make all decisions affecting the business and affairs of the Company and its Subsidiaries and to take all such actions as it deems necessary, advisable or appropriate to accomplish the purposes and direct the actions of the Company and its Subsidiaries as set forth in Section 2.4. Notwithstanding the foregoing, except as provided herein, no Manager in his or her individual capacity shall have the authority to manage the Company and its Subsidiaries or approve matters relating to, or otherwise to bind the Company or its Subsidiaries, such powers being reserved to the Managers acting pursuant to Section 8.2(e) through the Board and to such agents of the Company and its Subsidiaries as designated by the Board.

(b)                                       Budgets. The Officers shall propose to the Board at least 60 days before the beginning of each fiscal year and present to the Board, at least 30 days before the beginning of each fiscal year of the Company, in each case, ending on or after December 31, 2014, a reasonably detailed consolidated annual capital expenditure budget and operating expenditure budget of the Company and its Subsidiaries for the upcoming fiscal year. Such budgets shall be subject to approval in accordance with Section 8.2 and Section 8.4(b). The capital expenditure and operating expenditure budgets for any such fiscal year described herein, as so approved by the Board with Requisite Member Approval, are referred to as a “CapEx Budget” and an “Operating Budget”, respectively, and collectively as an “Annual Budget.” In the event that the approval of the Board and Requisite Member Approval are not obtained for a fiscal year, (i) the Operating Budget for such fiscal year shall be deemed to be the Operating Budget of the prior fiscal year, increased by 3% with respect to the operating expenses described therein (a “Deadlock Budget”) and (ii) there shall not be a CapEx Budget for such fiscal year (until such later time (if at all) that such capital expenditure budget is approved by the Board and with Requisite Member Approval). Each Operating Budget shall at a minimum include line items for (A) field operating expenses and (B) selling, general and administrative expenses ((A) and (B), each a “General OpEx Line Item”), along with such other line items determined by the Board with Requisite Member Approval. Each CapEx Budget shall include a line item for (x) Permitted Early Stage CapEx and (y) Permitted CapEx Overage, unless otherwise determined by the Board with Requisite Member Approval. The capital expenditure and operating budgets for fiscal year 2014 are set forth on Schedule IV and such budgets shall constitute the Operating Budget, CapEx Budget and Annual Budget for fiscal year 2014.

8.2                               Board of Managers.

(a)                                       Composition; Initial Managers. The Board shall consist of not less than five and not more than eight Managers, with the specific number of Managers at any given time, determined as provided in this Section 8.2.

(i)                                     During the Interim Period, the Board shall be composed of the five individuals listed on Schedule V, three of whom shall be Series A-1 Managers designated by the Series A-1 Majority and two of whom shall be designated by the Series A-2 Majority (as set forth on Schedule V). The size of the Board shall be increased or decreased in accordance with Sections 8.2(a)(ii), (iii) and (iv).

(ii)                                  The Series A-1 Majority shall be entitled to designate (w) four Managers for so long as the Series A-1 Members hold at least 60% of the issued and outstanding Class A Common Units, (x) three Managers for so long as the Series A-1 Members hold less than 60% and not less than 45% of the issued and outstanding Class A Common Units, (y) two Managers for so long as the Series A-1 Members hold less than 45% and not less than 35% of the issued and outstanding Class A Common Units and (z) one Manager for so long as the Series A-1 Members hold less than 35% and not less than 20% of the issued and outstanding Class A Common Units; provided, that, notwithstanding the foregoing, so long as the MHR Affiliated Members hold not less than 20% of the Class A Common Units, the Series A-1 Majority shall be entitled to designate a minimum of three Managers.

(iii)                               The Series A-2 Majority shall be entitled to designate (w) four Managers for so long as the Series A-2 Members hold at least 60% of the issued and outstanding Class A Common Units, (x) three Managers for so long as the Series A-2 Members hold less than 60% and not less than 45% of the issued and outstanding Class A Common Units, (y) two Managers for so long as the Series A-2 Members hold less than 45% and not less than 35% of the issued and outstanding Class A Common Units and (z) one Manager for so long as the Series A-2 Members hold less than 35% and not less than 20% of the issued and outstanding Class A Common Units; provided, that notwithstanding the foregoing,

(A)                               without in any way limiting the number of Managers that the Series A-2 Majority is entitled to designate under this Section 8.2(a)(iii), so long as the Initial MSI Member and its Affiliated Members hold not less than 20% of the Class A Common Units, the Series A-2 Majority shall be entitled to designate a minimum of (x) two Managers at all times after the Effective Date and prior to the Second Closing and (y) three Managers at all times after the Second Closing (provided, that, if the Second Closing does not occur for any reason other than due to a breach of the Transaction Agreement by the Initial MSI Member, the Series A-2 Majority shall be entitled to designate a minimum of three (3) Managers); and

(B)                               if, on December 31, 2018 or as of the end of any quarter thereafter ending on March 31, June 30, September 30 or December 31 (each, a “Performance Measurement Date”), the 4-Year Trailing EBITDA is less than or equal to 80% of the projected 4-Year Trailing EBITDA with respect to such period (a “Performance Period”) and set forth on Schedule VI (a “Performance Failure”), then the Series A-2 Majority shall be entitled to designate one additional Manager (and the size of the Board shall be automatically increased by one Manager). For the avoidance of doubt, (1) if a Performance Failure occurs, then the Series A-2 Majority shall be entitled to designate one additional Manager for the duration of this Agreement and shall not lose such right to designate such additional Manager regardless of whether the Company subsequently achieves projected 4-Year Trailing EBITDA and (2) the Series A-2 Majority shall only be entitled to designate one additional Manager for the duration of this Agreement as a result of any one or more Performance Failures, regardless of whether there is a Performance Failure on multiple Performance Measurement Dates; provided, that, for the avoidance of doubt, in the event that the Series A-2 Majority loses its right to designate an additional Manager due to a Performance Failure Certificate Cure, (x) any action taken by the Board after the Performance Failure and prior to the Performance Failure Certificate Cure shall remain binding on the Company and the Members and (y) the Series A-2 Majority shall not lose the right to designate an additional Manager in the event of a Performance Failure in respect of a subsequent Performance Period.

(iv)                              To the extent that the Series A-1 Majority or Series A-2 Majority is no longer entitled to designate one or more Managers pursuant to Section 8.2(a)(ii) or (iii) (the “Subject Series”), (w) the size of the Board shall be reduced automatically by the number of Managers the Subject Series is no longer entitled to designate, (y) the aggregate number of votes that may be cast by the Managers designated by the Subject Series shall be reduced to reflect the reduced size of the Board and (z) if the number of Managers of the Subject Series is so reduced, the Subject Series shall immediately designate which of its Managers have been removed as a Manager and, if the Subject Series fails to remove the applicable number of Managers, the Series A-2 Majority or Series A-1 Majority (as applicable) shall have the right to designate which Manager or Managers previously designated by the Subject Series have been removed.

(v)                                 Each Manager shall serve in such capacity until such Manager’s successor has been elected and qualified or until such individual’s death, resignation or removal.

(b)                                       Removal. Any Manager may be removed with or without cause only by consent of the Members entitled to designate such Manager; provided that (i) in the event of a reduction in the size of the Board in accordance with Section 8.2(a) or (ii) if at any time the Series A-1 Members or Series A-2 Members lose the right to designate one or more Managers under Section 8.2(a), then the applicable Manager or Managers no longer entitled to be designated to the Board shall be removed from the Board pursuant to clause (z) of Section 8.2(a)(iv).

(c)                                        Resignations. A Manager may resign at any time. Such resignation shall be in writing and shall take effect at the time specified in such writing or, if no time is specified, at the time of its receipt by the Company. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(d)                                       Vacancies. In the event that a vacancy is created on the Board by the death, disability, retirement, resignation or removal of any Manager designated pursuant to Section 8.2(a), such vacancy shall be filled only by consent of the Member or Members then entitled to designate such Manager pursuant to Section 8.2(a).

(e)                                        Votes per Manager; Quorum; Required Vote for Board Action.

(i)                                     Subject to Section 8.2(r), each Manager shall have one vote; provided, however, that:

(A)                               any Series A-2 Manager shall be entitled to cast more than one vote under the following circumstances: (x) if any of the Series A-2 Managers are not present at such meeting, then the Series A-2 Manager or Series A-2 Managers present at the meeting shall be given an aggregate number of additional votes equal to the number of Series A-2 Managers absent (and such absent Series A-2 Manager or Series A-2 Managers shall be deemed to have given a proxy to vote at such meeting to any other Series A-2 Manager who is present at such meeting and is designated by the Series A-2 Majority) or (y) if there are any vacancies in the Series A-2 Managers, then the designated Series A-2 Manager or Series A-2 Managers shall be given an aggregate number of additional votes equal to the number of vacancies of the Series A-2 Managers (for example, if the Series A-2 Majority has only designated one of two Managers it is entitled to designate, then that one Series A-2 Manager may cast a total of two votes on matters presented to the Board). A single Series A-2 Manager shall, for quorum purposes, count as a number of votes equal to the number of Series A-2 Managers that the Series A-2 Majority is entitled to designate; and

(B)                               any Series A-1 Manager shall be entitled to cast more than one vote under the following circumstances: (x) if any of the Series A-1 Managers are not present at such meeting, then the Series A-1 Manager or Series A-1 Managers present at the meeting shall be given an aggregate number of additional votes equal to the number of Series A-1 Managers absent (and such absent Series A-1 Manager or Series A-1 Managers shall be deemed to have given a proxy to vote at such meeting to any other Series A-1 Manager who is present at such meeting and is designated by the Series A-1 Majority) or (y) if there are any vacancies in the Series A-1 Managers, then the designated Series A-1 Manager or Series A-1 Managers shall be given an aggregate number of additional votes equal to the number of vacancies of the Series A-1 Managers (for example, if the Series A-1 Majority has only designated one of two Managers it is entitled to designate, then that one Series A-1 Manager may cast a total of two votes on matters presented to the Board). A single Series A-1 Manager shall, for quorum purposes, count as a number of votes equal to the number of Series A-1 Managers that the Series A-1 Majority is entitled to designate.

(ii)                                  Unless otherwise required by this Agreement, Managers having greater than 50% of votes then entitled to be cast by the total number of Managers then entitled to be designated to the Board, either present (in person or by teleconference) or represented by proxy, shall constitute a quorum for the transaction of business at a meeting of the Board; provided, that, the Board, acting with the approval of all Series A-1 Managers but without the requirement of having the approval of any Series A-2 Manager or Series A-2 Member (except for any such approval as expressly provided in Section 10.7, which shall in no way be limited by this Section 8.2(e)(ii)), may direct the Company (under the supervision and control of the Board) to initiate and complete a Qualified MLP IPO in accordance with, and subject to, Section 10.7. Except as provided in Section 8.2(r) or in the proviso at the end of the prior sentence, actions by the Board shall require the vote or consent of at least a majority of the votes cast on such matter.

(f)                                         Place of Meetings; Order of Business. The Board may hold its meetings and may have an office and keep the books of the Company, except as otherwise provided by Law, in such place or places, within or without the State of Delaware, as the Board may from time to time determine by resolution; provided, that, unless the Series A-2 Majority agrees otherwise, Board meetings shall be held in Houston, Texas, Dallas, Texas, New York, New York or Marietta, Ohio. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board.

(g)                                        Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board and at such meetings the Company shall report to the Board on, among other things, its business activities, prospects and financial position; provided, that, the Board shall use its reasonable efforts to meet no less frequently than quarterly (and, in any event, not less than four (4) times per year). Notice of such regular meetings shall not be required if held at the times and places set forth in the relevant resolution and such resolution has been provided to each Manager.

(h)                                       Special Meetings. Special meetings of the Board may be called by any Manager or Managers having at least two votes on at least 24 hours personal, written, telegraphic, cable, wireless or electronic notice to each Manager, which notice must include appropriate dial-in information to permit each Manager to participate in such meeting by means of telephone conference. Such notice need not state the purpose or purposes of such meeting, except as may otherwise be required by Law.

(i)                                           Compensation. All of the Managers shall be entitled to reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board. Managers may be entitled to receive such other fees or compensation for their services as Managers as are determined by the Board with Requisite Member Approval.

(j)                                          Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the number of Managers that would otherwise be required to approve such action at a regular or special meeting of the Board duly called and held for such purpose. Prompt notice of any action so taken by consent in writing without a meeting shall be given by the Company to those Managers, if any, who do not join in such written consent; provided, that, any such action by written consent shall require the signature of all Managers.

(k)                                       Telephonic Conference Meeting. Subject to the requirement for notice of meetings, Managers may participate in a meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(l)                                           Waiver of Notice Through Attendance. Attendance of a Manager at any meeting of the Board (including by telephone) shall constitute a waiver of notice of such meeting, except where such Manager attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened and notifies the other Managers at such meeting of such purpose.

(m)                                   Reliance on Books, Reports and Records. Each Manager shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Company by any of the Officers or by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Company.

(n)                                       Committees. The Board may appoint or create any committees of the Board with Requisite Member Approval.

(o)                                       Subsidiary Board of Managers or Board of Directors. The Company and each Member agrees to take any action necessary to (i) ensure that the governing documents with respect to the Subsidiaries of the Company contain provisions necessary to implement the provisions of this Agreement and permit each Member to receive the rights and benefits to which each such Member is entitled to under this Agreement and (ii) cause each Subsidiary of the Company to be member managed by the Company (or other parent of such Subsidiary of the Company) and/or cause each Subsidiary of the Company to be managed in a manner consistent with the management of the Company pursuant to this Agreement. Without limiting the foregoing, any action with respect to a Subsidiary of the Company that, if taken by Company, would require the consent of the Board or one or more Members shall require such consent or consents of the Board and/or Members.

(p)                                       Certain Decisions Requiring Board Approval. Notwithstanding anything to the contrary set forth herein, the taking of any Specified Action by the Company or any of its Subsidiaries shall require the approval of the Board in accordance with Section 8.2(e) and Requisite Member Approval in accordance with Section 8.4, except that neither the approval of the Board nor Series A-1 Approval shall be required (and only Series A-2 Approval or the approval of the Series A-2 Managers, as the case may be, shall be required) (i) with respect to any determination or action taken pursuant to a Drag-Along Transaction in accordance with Section 7.4 or (ii) to the extent provided in Section 8.2(r) or Section 8.4(d). In addition, subject to the immediately preceding sentence, the following matters shall require the approval of the Board in accordance with Section 8.2(e): (A) approval of any operating expenditure budget and/or capital expenditure budget for any fiscal year, (B) subject to Section 8.4(b)(xii)(B), incurrence of any capital expenditure, whether or not provided for in an Annual Budget (other than (1) a De Minimis Project and then subject to the limitations set forth in Section 5.4 and in any event not to involve CapEx Contributions in excess of $15 million in the aggregate per year, (2) Permitted Early Stage CapEx and (3) Permitted CapEx Overage), (C) making any calls for Capital Contributions or making any calls for contributions for any of the Company’s Subsidiaries (other than (x) capital contributions provided by the Company in any CapEx Budget, (y) CapEx Contributions in respect of Approved Projects in accordance with Section 5.2 and Section 5.3 or (z) CapEx Contributions in respect of De Minimis Projects in accordance with Section 5.4), (D) any distribution (other than any Tax distribution pursuant to Section 6.1(b)), (E) the incurrence of any Indebtedness for borrowed money (other than Indebtedness pursuant to borrowings under the Existing Revolver in the ordinary course of business), (F) the modification, amendment, replacement or termination of any insurance policy (other than endorsements or immaterial ordinary course changes that do not directly or indirectly adversely affect the Company or any of its Subsidiaries) for the benefit of, or otherwise relating to, the Company or any of its Subsidiaries, (G) the hiring of, or offering to hire, any employees by the Company or any of its Subsidiaries prior to the Employee Transfer, (H) any voluntary change in accounting policies or tax classification, (I) the formation of any Subsidiary of the Company and (J) the entry into or modification, waiver, amendment or termination of any Affiliate Agreement.

(q)                                       Board Deadlocks.

(i)                                     In the event that the Board fails to consent to or reject any matter requiring the consent of the Board (a “Board Deadlock”), each Electing Member will meet, either in person or telephonically, and attempt to resolve the Board Deadlock. If such Persons fail to resolve the Board Deadlock within 21 days following the date that the Board fails to consent to or reject the matter subject to the Board Deadlock (the “Deadlock Resolution Period”), the Board Deadlock will be referred to a non-binding mediation process. Each Electing Member will ensure that appropriately senior representatives with the authority to settle the Board Deadlock participate in the mediation process and that the relevant senior representatives will, in good faith, seek to resolve the Board Deadlock. The Electing Members will agree upon the identity of a mediator within ten days of the end of the Deadlock Resolution Period. Failing agreement within such period, a mediator with substantial knowledge of and experience with the oil and gas midstream services industry will be appointed by the American Arbitration Association (“AAA”), and the mediation will be conducted under the AAA Rules and Procedures, provided that the AAA shall appoint a replacement mediator only if it determines that the party objecting to the appointment of the original mediator appointed by the AAA has reasonable grounds for doing so. In either case:

(A)                               the mediation will conclude within 45 days after the date of the appointment of the mediator, unless the Electing Members agree to extend this time period (such time period, as may be extended, the “Mediation Period”);

(B)                               the date on which the mediation hearings will commence will not be later than twenty (20) days after the date of the appointment of the mediator;

(C)                               the Electing Members will prepare and provide to each other (and the mediator) summaries of their positions regarding the Board Deadlock (together with all supporting documentation) at least ten (10) days prior to the date the mediation hearings commence;

(D)                               each Electing Member will ensure that the relevant senior representatives of such Electing Member attend the mediation hearing and, in good faith, seek to resolve the Board Deadlock. The format of the mediation hearings will be determined by the mediator and the costs of the mediator and, if applicable, the AAA administrative expenses will be borne by the Company; and

(E)                                if a Board Deadlock is not resolved by the Board prior to the expiration of the Mediation Period, the Board shall be deemed to have not consented to such matter in question and such matter shall be subject to the arbitration provisions in Section 8.2(q)(ii).

(ii)                                  Arbitration. The Members irrevocably consent and agree that (A) binding arbitration pursuant to this Section 8.2(q)(ii) shall be the sole and exclusive remedy for the resolution of any Board Deadlock that is not resolved by mutual agreement of the Board prior to the expiration of the Mediation Period, (B) any Electing Member may demand arbitration of any Board Deadlock (but not any other dispute other than the Board Deadlock) by providing written notice to each of the other Electing Members at any time within 30 days after the end of the Mediation Period, (C) following such demand, such Board Deadlock will be fully and finally resolved by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules then in effect and (D) this agreement to arbitrate shall be specifically enforceable. The Members agree that Dallas, Texas shall be the seat of the arbitration and that one (1) arbitrator shall be used. The Electing Members shall use their reasonable efforts to appoint an arbitrator with substantial knowledge of and experience with the oil and gas midstream services industry and any such arbitrator shall not have a prior relationship or affiliation with the Company, MHR or their respective Affiliates or any Member or its Affiliates. The decision of the arbitrator shall be binding and the arbitrator shall only have the power to determine whether the Board shall consent to or reject the matter subject to the Board Deadlock (but, for the avoidance of doubt, the arbitrator’s decision shall not relate to any term or condition relating to such Board Deadlock unless expressly presented to such arbitrator for its determination). The decision or remedy granted by the arbitrator may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). Appeals must be initiated within thirty (30) days of receipt of a binding arbitration decision by filing a Notice of Appeal with any AAA office. Such decision made by the arbitrator shall be considered final if no appeal is filed before the expiration of the time for filing the notice of appeal pursuant to the Appellate Rules. A decision that is final or, following the appeal process, the decision rendered by the appeal tribunal, may be entered in any court having jurisdiction thereof. The Company shall be responsible for any and all costs and fees incurred by each Member in connection with any arbitration pursuant to this Section 8.2(q)(ii). The Federal Arbitration Act shall govern all proceedings brought hereunder. Each Member agrees that service of any process, summons, notice or document by U.S. certified or registered mail to such Member’s respective address set forth on the Members’ Schedule shall be effective service of process in any action, suit or proceeding arising from or relating to this Agreement or the Company. This agreement to arbitrate relates solely to resolving Board Deadlocks and shall not be construed as a consent to arbitrate or a waiver of the provisions of Section 13.7 for any other disputes arising under this Agreement.

(iii)                               For the avoidance of doubt, (A) the provisions of Section 8.2(q)(i) and (ii) shall only apply to approval of matters requiring consent of the Board and shall in no event apply to approval of matters requiring consent of the Members (including under Section 8.4(b)) and (B) if a Board Deadlock subject to Section 8.2(q)(i) and (ii) is resolved under Section 8.2(q)(ii), such matter shall be deemed to have been decided by the Board, but shall be subject in all respects to the foregoing clause (A) and shall not limit any consent rights of the Members or the need to obtain Requisite Member Approval.

(r)                                          Series A-2 Manager Rights. Notwithstanding anything in this Agreement to the contrary, (i) only the approval of the Series A-2 Managers shall be required in order to remove any Person who is serving as an Officer or terminate the Company’s or any Subsidiary’s employment of such Person if such Person (A) is or was employed by any Series A-1 Member or any of its Affiliates and (B) such removal or termination is for Cause and (ii) the Series A-2 Managers shall be entitled to act on behalf of the Company and its Subsidiaries in order to take any actions relating to the foregoing clause (i); provided, that, in the event that (x) the Series A-2 Managers seek to exercise such termination rights and fail to also obtain Series A-1 Approval (where the Series A-1 Members hold at least 20% of the Class A Common Units), (y) the Series A-1 Majority challenges whether such Officer’s actions (or inactions) constituted Cause by written notice to the Series A-2 Members within 15 days after receiving notice from the Series A-2 Members regarding such termination for Cause and (z) such Officer has not admitted in writing that Cause exists, then (1) the determination of whether Cause has occurred shall be resolved in accordance with arbitration procedures consistent with those described in Section 8.2(q)(ii) as if such matter were a Board Deadlock and (2) such Officer shall not be removed or terminated for Cause under this Section 8.2(r) with respect to such Officer’s actions (or inactions) that are the subject of such dispute until such time as the arbitrator determines that such Officer’s actions (or inactions) constituted Cause.

8.3                               Officers.

(a)                                       Generally. The Company and its Subsidiaries may have such Officers as the Board in its discretion may appoint with Requisite Member Approval. The Board may (subject to Section 8.4) remove any Officer with or without cause at any time; provided, however, that such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. Election or appointment of an Officer shall not of itself create contractual rights. Any such Officers may, subject to the general direction of the Board and, unless otherwise modified or revoked by the Board, have responsibility for the management of the normal and customary day-to-day operations of the Company and its Subsidiaries and act as “agents” of the Company and its Subsidiaries in carrying out such activities. The Officers shall be compensated if they are employees of the Company or its Subsidiaries, and the terms and conditions of their employment with the Company or a Subsidiary (as applicable) shall be as provided in their respective Employment Agreements, if any. Any Officer may resign at any time. Such resignation shall be in writing and shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective unless expressly so provided in the resignation.

(b)                                       Initial Officers. As of the Effective Date, Gary C. Evans is appointed as Chief Executive Officer, Joseph C. Daches is appointed as Chief Financial Officer, Christopher T. Akers is appointed as Chief Operating Officer of the Company and the other Officers listed on Schedule VII are appointed in the capacity described therein, in each case with such powers, authority and duties as specified in writing from time to time by the Board but such delegation shall be subject to the other provisions of this Agreement, including Section 8.2(r) and Section 8.4(b).

(c)                                        General Authority of Officers. Subject to any limitations set forth in this Agreement and the direction of the Board, including Section 8.2 and Section 8.4(b), the Officers shall have such duties and powers as are customarily incident to his or her office in a Delaware corporation and such duties and powers as may be delegated from time to time by the Board in writing. The policy for the delegation of authority to the Officers, as of the Effective Date (as amended, modified or replaced from time to time, the “Delegation Policy”), is attached hereto as Schedule VII, which policy (i) may not be amended, modified or replaced during the Interim Period and (ii) may be amended, modified or replaced from time to time thereafter by the Board with Requisite Member Approval.

8.4                               Members.

(a)                                       Except as otherwise provided in this Agreement, the Members in their capacity as Members shall not have any power or authority to manage the business or affairs of the Company or its Subsidiaries or to bind the Company or its Subsidiaries or enter into agreements on behalf of the Company or its Subsidiaries. To the fullest extent permitted by Law and notwithstanding any provision of any Related Document to the contrary, no Member in its capacity as a Member shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to any Related Document. The foregoing sentence will not be deemed to alter the contractual obligations of a Member to another Member or the Company pursuant to the Related Documents or to alter any obligations of any Member in such Member’s capacity as an Officer. Except as otherwise expressly provided in this Agreement, Members shall have no voting rights or rights of approval, veto or consent or similar rights over any actions of the Company or its Subsidiaries and any references in this Agreement to any of the foregoing terms shall be deemed to include each other term. Any matter requiring the consent or approval of any of the Members pursuant to this Agreement may be taken without a meeting, without prior notice and without a vote, by a consent in writing, setting forth such consent or approval, and signed by the holders of not less than the number of outstanding Membership Interests necessary to consent to or approve such action. Prompt notice of such consent or approval shall be given by the Company to those Members who have not joined in such consent or approval.

(b)                                       Notwithstanding anything in this Agreement to the contrary but subject to Section 8.4(c) below, in addition to any other approvals required pursuant to this Agreement, prior to a Non-MLP IPO, the following actions by the Company or any of its Subsidiaries (the “Specified Actions”) shall require Requisite Member Approval:

(i)                                     (A) on or after the expiration of the Interim Period, the approval of any operating expenditure budget and/or capital expenditure budget for any fiscal year (such budgets approved by the Board with Requisite Member Approval shall constitute the CapEx Budget, Operating Budget and, together, the Annual Budget), (B) on or after the expiration of the Interim Period, the incurrence of any capital expenditure, whether or not provided for in an Annual Budget (other than (x) a De Minimis Project and then subject to the limitations set forth in Section 5.4 and in any event not to involve CapEx Contributions in excess of $15 million in the aggregate per year and (y) ordinary course expenses incurred in connection with early stage exploration of potential Proposed Growth CapEx Projects, not to exceed $500,000 per potential Proposed Growth CapEx Project or $2 million in the aggregate per year for all potential Proposed Growth CapEx Projects (this clause (y), “Permitted Early Stage CapEx”)), (C) the incurrence of any expenditure not provided for in any Operating Budget and/or (D) incurring any costs or otherwise taking any action that results or is or would be reasonably likely to result in noncompliance with Section 8.4(b)(i)(B) or Section 8.4(b)(i)(C) above; provided, that, (1) variances not greater than 10% of any budget pertaining to any Approved Project (this clause (1), “Permitted CapEx Overage”) or (2) variances not greater than 10% of any General OpEx Line Item in any Operating Budget shall be permitted (this clause (2), “Permitted OpEx Overage”);

(ii)                                  (A) disposing of assets of the Company or any of its Subsidiaries in which the total transaction value (as reasonably determined by the Board) exceeds $5,000,000 or greater than $20,000,000 in the aggregate for dispositions in any year or (B) the transfer of assets between or among the Company or any of its Subsidiaries;

(iii)                               on or after the expiration of the Interim Period, making any calls for Capital Contributions or making any calls for contributions for any of the Company’s Subsidiaries (other than (A) capital contributions provided by the Company in any CapEx Budget, (B) CapEx Contributions in respect of Approved Projects in accordance with Section 5.2 and Section 5.3 or (C) CapEx Contributions in respect of De Minimis Projects in accordance with Section 5.4);

(iv)                              (A) the creation, authorization or issuance of a new series of Units or other Equity Interests of the Company, (B) the issuance of Units, other than issuances pursuant to (1) CapEx Contributions in respect of Approved Projects in accordance with Section 5.2 and Section 5.3, (2) CapEx Contributions in respect of De Minimis Projects in accordance with Section 5.4 or (3) Equity Award Agreements, in the form attached as Exhibit C, solely to the extent such issuance is for Class B Common Units that are (x) currently reserved for issuance in the Equity Incentive Plan and (y) not in excess of 500,000 Class B Common Units in the aggregate in any year, (C) the issuance of Equity Interests of any of the Company’s Subsidiaries (other than issuances to the Company or its wholly-owned Subsidiaries) or disposition of any Equity Interests of any of the

Company’s Subsidiaries (other than a disposition of 100% of the Equity Interests of a Subsidiary pursuant to, and in compliance with, Section 8.4(b)(ii)) and (D) without in any way limiting any additional requirements set forth in Section 13.5, any amendment, modification, supplement, restatement or waiver of this Agreement or the organizational documents of any of the Company’s Subsidiaries, except amending or otherwise modifying the Certificate or this Agreement to reflect any Disposition made in accordance with this Agreement or other administrative or immaterial changes and similar changes to the organizational document of any of the Company’s Subsidiaries;

(v)                                 (A) any distribution to the holders of Units or other Membership Interests (other than (x) any Tax distribution pursuant to Section 6.1(b) or (y) any distribution to Common Members during the Interim Period if, and only if, such distribution is made to all Common Members in accordance with Section 6.1(c) and, after giving effect to such distribution, the Company has Available Cash (as determined by the Board) of not less than $10 million) or (B) any repurchase, redemption or other acquisition of any Units or other Equity Interests of the Company or any of its Subsidiaries, other than redemptions or repurchases of Class B Common Units required to be made by the Company pursuant to an Equity Award Agreement;

(vi)                              (A) during the Interim Period, the incurrence of any Indebtedness which would result in the Company’s aggregate Indebtedness being in excess of $50 million or (B) on or after the expiration of the Interim Period, other than Indebtedness pursuant to borrowings under the Existing Revolver in the ordinary course of business, the incurrence of any Indebtedness;

(vii)                           (A) during the Interim Period, the entry into or modification, amendment or termination of any Material Contract, other than the entry into a Material Contract that is on arms-length terms and competitive market rates and (B) on or after the expiration of the Interim Period, the entry into or modification, amendment or termination of any Material Contract;

(viii)                        on or after the expiration of the Interim Period, the modification, amendment, replacement or termination of any insurance policy (other than endorsements or immaterial ordinary course changes that do not directly or indirectly adversely affect the Company or any of its Subsidiaries) for the benefit of, or otherwise relating to, the Company or any of its Subsidiaries (including any insurance policy described on Schedule VIII), including (A) in respect of the underwriters and brokers thereof and/or claims relating thereto and (B) replacement of any blanket insurance policy maintained by MHR or any of its Affiliates (other than the Company and its Subsidiaries) for the benefit of the Company or any of its Subsidiaries (provided, that, (x) the Company shall not be deemed to breach this clause (viii) in the event any such insurance policy is involuntarily terminated due to circumstances outside of the Company’s or its Subsidiaries’ control and (y) in such event, or in the event that any such insurance policy becomes cost prohibitive, the Members constituting Requisite Member Approval shall reasonably cooperate with the Company in connection with replacing such insurance policy);

(ix)                              except as provided in Section 8.2(r) or Section 8.4(b)(iv)(B)(3), the election or removal or determination of (or change in) compensation of, or payment of bonus to, Officers (other than bonus payments to the Chief Executive Officer, Chief Financial Officer and/or Chief Operating Officer in accordance with the terms of any such Contract or arrangement with such Officer in existence prior to the Effective Date); entering into or amending any employment or severance agreement (other than ordinary course severance payments not in excess of an amount equal to 2 weeks of a terminated employee’s base pay); or the adoption of any employee benefit or welfare plans;

(x)                                 on or after the expiration of the Interim Period, the Company or any of its Subsidiaries hiring or offering to hire any employees prior to the Employee Transfer;

(xi)                              any commencement or settlement of any litigation, investigation, proceeding or governmental or regulatory action, except for the commencement of any of the foregoing to pursue claims against third parties (or settlements with respect thereto or with respect to claims against the Company or its Subsidiaries) that arise in the normal course of business where the amount in controversy is $1,000,000 or less;

(xii)                           any material change in the nature, or principal line of business, of the Company or any of its Subsidiaries, including (A) any voluntary change in accounting policies or tax classification, (B) any merger, consolidation, acquisition (other than one or more acquisitions not in excess of $1,000,000 per year (in the aggregate) or De Minimis Projects) or other business combination or any conversion to another type or form of business entity, (C) the formation of any Subsidiary of the Company (other than a wholly-owned Subsidiary), (D) any IPO (other than a Qualified MLP IPO, but subject to Section 10.7) or (E) any Sale Transaction; provided, that, notwithstanding the foregoing, during the Interim Period, the foregoing shall not apply to any voluntary change in accounting policies or tax classification or the formation of any Subsidiary of the Company;

(xiii)                        the entry into or modification, waiver, amendment or termination of any Contract (or series of related Contracts) (A) between the Company or any of its Subsidiaries, on the one hand, and (B) any Member, Affiliate of the Company or any of their respective Related Parties (in each case, other than the Company or any of its Subsidiaries), on the other hand (an “Affiliate Agreement”), except for Interim Period Affiliate Agreements and Affiliate Agreements that are on arm’s length terms and involve aggregate annual payments not greater than $250,000 and for a term of not greater than one year (provided, that, for the avoidance of doubt, this clause (xiii) shall not be deemed a

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

prohibition of actions that were taken prior to the Effective Date with respect to the Affiliate Agreements, as described on Schedule 4.12 of the Transaction Agreement with respect to the Affiliate Agreements described on such schedule);

(xiv)                       adoption of a plan or proposal for a complete or partial liquidation, reorganization or recapitalization or commencement of any case, proceeding or action seeking relief under any laws relating to bankruptcy, insolvency, conservatorship or relief of debtors, or applying for or consenting to the appointment of a receiver, trustee, custodian, conservator or similar official, or filing an answer admitting the material allegations of a petition filed against the Company or any of its Subsidiaries in any such proceeding, or making a general assignment for the benefit of creditors, or admitting in writing its inability or failing generally to pay its debts as they become due; or

(xv)                          any agreement or other commitment to do any of the foregoing.

(c)                                        Notwithstanding anything in this Agreement to the contrary, neither the approval of the Board nor Series A-1 Approval shall be required (and only Series A-2 Approval or the approval of the Series A-2 Managers, as the case may be, shall be required) (i) with respect to any determination or action taken pursuant to a Drag-Along Transaction in accordance with Section 7.4 or a Qualified Public Offering in accordance with Section 7.6 or (ii) to the extent provided in Section 8.2(r) or Section 8.4(d).

(d)                                       Notwithstanding anything to the contrary set forth in this Agreement, without limiting any rights and/or remedies that a Series A-2 Member may have:

(i)                                     in the event that MHR and/or the Company fail to take any actions required pursuant to Section 10.6, the Series A-2 Members (acting with Series A-2 Approval) shall have the right, but shall not be required, on behalf of the Company and its Subsidiaries, to take any and all actions with respect to the [REDACTED]* that the Series A-2 Majority deems appropriate (at the Company’s expense) to accomplish the actions contemplated by Section 10.6;

(ii)                                  the Series A-2 Members (acting with Series A-2 Approval) shall have the right, but shall not be required, on behalf of the Company and its Subsidiaries, to take any and all actions relating to the exercise and/or enforcement of any rights and/or remedies under, any Related Document or Affiliate Agreement; and

(iii)                               the Series A-2 Members (acting with Series A-2 Approval) shall (upon 30 days’ prior written notice) have the right, but shall not be required, on behalf of the Company and its Subsidiaries, to (A) cancel or terminate any modification or amendment to, or termination of, any capital expenditure or operating budget entered into, modified, amended or terminated during the Interim Period without Series A-2 Approval, (B) cancel or terminate any modification or amendment to, or termination of, any Material Contract entered into, modified, amended or terminated during the Interim Period without Series

A-2 Approval, (C) cancel or terminate any modification or amendment of, or replacement or termination to, any insurance policy (or reinstate or replace any such policy) entered into, modified, amended, replaced or terminated during the Interim Period without Series A-2 Approval, (D) terminate any employee hired by (or offered a position with) the Company or any of its Subsidiaries during the Interim Period without Series A-2 Approval, (E) liquidate any Subsidiary formed during the Interim Period without Series A-2 Approval, (F) cancel or terminate any Interim Period Affiliate Agreement entered into without Series A-2 Approval and/or (G) cancel or terminate any modification or amendment to, or termination of, any Affiliate Agreement entered into, modified, amended or terminated between [        ], 2014(3) and the Effective Date without the written approval of MSI (as defined in the Transaction Agreement).

8.5                               Acknowledgement Regarding Outside Businesses and Opportunities.

(a)                                       Non-MHR Members.

(i)                                     Notwithstanding anything in any Related Document or Affiliate Agreement or otherwise, each of the Company and each Subsidiary and each Member (on its behalf and on behalf of its Affiliates) acknowledges and agrees that each Non-MHR Member and its Related Parties (i) have or may have made, prior to the date of this Agreement, and are expected to make, on and after the date of this Agreement, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged or may have engaged, prior to the date of this Agreement, and are expected to engage, on and after the date of this Agreement, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the Company and/or its Subsidiaries as conducted from time to time or as may be conducted from time to time. The Company and each Subsidiary and each Member (on its behalf and on behalf of its Affiliates) agree that any involvement, engagement or participation of the Non-MHR Members and such Related Parties in such investments, transactions and businesses, even if competitive with the Company and its Subsidiaries, shall not be deemed wrongful or improper or to violate any duty express or implied under any Related Document, applicable Law or otherwise. For the avoidance of doubt, no Non-MHR Member shall be deemed to violate any provision of this Agreement if it or any of its Related Parties shall invest in a fund or other Person (whether or not a Non-MHR Member or any of its Related Parties Controls such fund or other Person) that makes an investment that directly or indirectly competes with the Company or its Subsidiaries.

(ii)                                  Each of the Company and each Subsidiary and each Member (on its behalf and on behalf of its Affiliates) hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against any Non-MHR Member or any of its Related Parties for or in connection with any such

(3)  Note to Draft: To be the date of execution of the Transaction Agreement.

investment activity or other transaction activity, whether arising in common law or equity or created by rule of law, statute, constitution, Contract (including this Agreement, any other Related Document or other Contract) or otherwise, are expressly released and waived by each of the Company, each Subsidiary and each Member (on its behalf and on behalf of its Affiliates), in each case to the fullest extent permitted by Law; provided, however, that this Section 8.5(a)(ii) shall not constitute a release or waiver by the Company of any violation of Section 10.4 by a Member.

(iii)                               Notwithstanding anything to the contrary in any Related Document, Affiliate Agreement or otherwise, each of the Company, each Subsidiary and each Member (on its behalf and on behalf of its Affiliates) acknowledges and agrees that each Non-MHR Member and its Related Parties have obtained, or may in the future obtain, confidential information from other Persons in connection with the activities and transactions described in Section 8.5 or otherwise. Each of the Company, each Subsidiary and each Member (on its behalf and on behalf of its Affiliates) hereby agrees that (i) neither the Non-MHR Members nor any of their respective Related Parties has any obligation to use any such confidential information in connection with the business, operations, management or other activities of the Company or any of its Subsidiaries or to furnish to the Company, any of its Subsidiaries or any Member any such confidential information and (ii) that any claims against, actions, rights to sue, other remedies or other recourse to or against any Non-MHR Members or its Related Parties or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Related Document) or otherwise, are expressly released and waived by each of the Company, each Subsidiary and each Member (on its behalf and on behalf of its Affiliates), to the fullest extent permitted by Law.

(b)                                       MHR.

(i)                                     Each MHR Affiliated Member represents and warrants (for itself and not for any other MHR Affiliated Member) to the Company and each Series A-2 Member that, as of the Effective Date, other than (A) with respect to the Company or the Company’s Subsidiaries or (B) passive investments not to exceed, directly or indirectly, 5% of the common Equity Interests of a Person listed on a national securities exchange, such MHR Affiliated Member (and its Affiliates (other than the Company and its Subsidiaries)) does not have, directly or indirectly, any Equity Interest in any Person that is engaged in the oil, natural gas and/or natural gas liquids midstream business in the Subject Area.

(ii)                                  Prior to a Qualified Public Offering, each MHR Affiliated Member covenants (for itself and not for any other MHR Affiliated Member) to the Company and each Series A-2 Member that it shall not, and it shall cause its Affiliates (other than the Company and its Subsidiaries) not to, directly or indirectly, engage or otherwise participate in the acquisition, ownership, management, development, financing or operation of any oil, natural gas and/or natural gas liquids midstream business or assets in the Subject Area (including gathering, treating, transporting and processing oil, natural gas and/or natural gas liquids) other than (A) subject to Section 8.5(b)(iii) below, Declined Opportunities and (B) passive investments not to exceed, directly or indirectly, 5% of the common Equity Interests of a Person listed on a national securities exchange.

(iii)                               Prior to a Qualified Public Offering, each MHR Affiliated Member covenants (for itself and not for any other MHR Affiliated Member) to the Company and each Series A-2 Member that it will (and that it will cause its Affiliates to) promptly disclose and consult with the Board and the Series A-2 Members regarding any opportunities of which such MHR Affiliated Member (or Affiliate) may become aware with respect to investments in the oil, natural gas and/or natural gas liquids midstream sector in the Subject Area (a “Business Opportunity”). In the event that the Officers present a CapEx Proposal to the Eligible Members with respect to a Business Opportunity in accordance with Section 5.2(a)(i) and (ii) the Company does not pursue such Proposed Growth CapEx Project solely due to the failure to obtain Series A-2 Approval (a “Declined Opportunity”), then MHR may pursue such Declined Opportunity independently of the Company (including through one or more of MHR’s Subsidiaries but not through the Company or any of the Company’s Subsidiaries) on materially the same terms and conditions as set forth in the CapEx Proposal; provided, that, if such terms and conditions change in any material respect, MHR shall be required to present such Business Opportunity in accordance with the first sentence in this Section 8.5(b)(iii).

(iv)                              MHR covenants that it will (and will cause its Affiliates to) provide each Series A-2 Member (and/or its designees) with a right of first negotiation to participate with MHR regarding any midstream activities in the continental United States and not subject to Section 8.5(b)(iii) above (“Other Midstream Opportunities”), if such Other Midstream Opportunity may reasonably be expected to require aggregate third party equity capital commitments or funding of not less than $100 million. The foregoing shall not be deemed to require MHR to consummate Other Midstream Opportunities with any Series A-2 Member.

8.6                               Amendment, Modification or Repeal. Any amendment, modification or repeal of Section 8.4, Section 8.5 or this Section 8.6 or any provision thereof shall be prospective only and shall not in any way affect the limitations on the liability of the applicable Members or any of their respective Affiliates under such provisions as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 9

DUTIES; LIMITATIONS OF LIABILITY; INDEMNIFICATION; RELATED

MATTERS

9.1                               Duties, Limitations of Liability and Indemnification of Members.

(a)                                       Duties. Notwithstanding anything in this Agreement or any other Related Document to the contrary, each of the Company and the Members acknowledges and agrees that each Member, in its capacity as a Member, may decide or determine any matter subject to such Member’s approval pursuant to any provision of this Agreement in such Member’s sole and absolute discretion, and in making such decision or determination such Member shall have no duty, fiduciary or otherwise, to any other Member or to the Company, it being the intent of all Members that each Member, in its capacity as a Member, have the right to make such determination solely on the basis of such Member’s own interests. To the maximum extent permitted by applicable Law, whenever a Member is permitted or required to make a decision or take an action or omit to take an action in such Person’s capacity as a Member (including wherever in this Agreement that any Member is permitted or required to make, grant or take a determination, a decision, a consent, a vote, a judgment or other action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.

(b)                                       Acknowledgement and Release. Subject to Section 9.6(e), each of the Company and the Members hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Members or any of their respective Related Parties for or in connection with any decision or determination referred to in Section 9.1(a) above in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Related Document) or otherwise, are in each case expressly released and waived by the Company and each Member, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and the other Related Documents, and the incurring by the Members of the obligations provided in such agreements; provided, however, that nothing contained in this Agreement shall release or otherwise prevent any Member from asserting a claim against another Member with respect to a violation of the contractual covenant of good faith and fair dealing implied by the Act.

(c)                                        Limitation of Liability. To the maximum extent permitted by applicable Law, no Member Covered Person shall be liable to the Company or any of its Subsidiaries, to any other Member or to any other Person for Liabilities incurred as a result of any act or omission (in relation to the Company or any of its Subsidiaries, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties (including any duty of disclosure)) taken or omitted by such Member Covered Person (in such Person’s capacity as a Member Covered Person (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person engaged in fraud, willful misconduct or a bad faith violation of the contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that such Member Covered Person’s conduct was unlawful. Notwithstanding anything to the contrary set forth herein, this Section 9.1(c) does not apply to any Member Covered Person in such Member Covered Person’s capacity as a party to an Affiliate Agreement or the breach of any Affiliate Agreement or Related Document.

(d)                                       Indemnification. Each Member Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including taxes; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses and disbursements of attorneys, whether or not the dispute or proceeding involves the Company or any Manager or Member) (collectively, “Liabilities”) incurred or suffered by any such Member Covered Person in connection with the activities of the Company or its Subsidiaries (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims); provided that, such Member Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Member Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member Covered Person engaged in fraud, willful misconduct or a bad faith violation of the contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that such Member Covered Person’s conduct was unlawful. A Member Covered Person shall not be denied indemnification in whole or in part under this Section 9.1(d) because such Member Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. Notwithstanding anything to the contrary set forth herein, this Section 9.1(d) does not apply to any Member Covered Person in such Member Covered Person’s capacity as a party to an Affiliate Agreement or the breach of any Affiliate Agreement or Related Document.

(e)                                        Reliance on Records. Each Member Covered Person may rely, and shall incur no Liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Member Covered Person engaged in fraud, willful misconduct or a bad faith violation of the contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that such Member Covered Person’s conduct was unlawful.

9.2                               Duties and Indemnification of Officers and Managers.

(a)                                       Duties.

(i)                                     (A) Each Officer (in such Person’s capacity as an Officer) and (B) prior to the expiration of the Interim Period, each Series A-1 Manager (in such Person’s capacity as a Manager), shall have the same fiduciary and other duties (including with respect to investments, transactions and businesses that are or may be considered competitive with the Company or its Subsidiaries) that an officer of the Company would have if the Company were a corporation organized under the Laws of the State of Delaware (which had not adopted language specifically modifying or renouncing applicable duties with respect to corporate or business opportunities).

(ii)                                  Each Manager designated by a Member pursuant to Section 8.2(a) (each, a “Member Board Designee”) shall serve in such capacity to represent the interests of the Member or Members that designated such Manager and shall be entitled to consider only such interests (including the interests of the Member or Members that designated such Manager) and factors specified by the Member or Members that designated such Manager, and, except with respect to the fiduciary and other duties of the Series A-1 Managers prior to the expiration of the Interim Period (as described in Section 9.2(a)(i)), shall have no fiduciary or other duties (including any duty of disclosure) to the Company, any other Member, any other Manager or any other Person that is a party to or is otherwise bound by this Agreement, other than the contractual covenant of good faith and fair dealing; provided, that, for the avoidance of doubt, nothing in this Section 9.2, including this clause (ii), shall limit the fiduciary duties of a Series A-1 Manager (A) prior to the expiration of the Interim Period or (B) in such Series A-1 Manager’s capacity (if any) as an Officer.

(b)                                       Indemnification. Each M&O Covered Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under the Act (and shall be entitled to the same defenses and exculpations to the fullest extent permitted by law), from and against any and all Liabilities incurred or suffered by any such M&O Covered Person in connection with the activities of the Company or its Subsidiaries (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims) unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such M&O Covered Person engaged in fraud, willful misconduct or in a bad faith violation of the contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that such M&O Covered Person’s conduct was unlawful. An M&O Covered Person shall not be denied indemnification in whole or in part under this Section 9.2(b) because such M&O Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement. Notwithstanding anything to the contrary set forth herein, (i) this Section 9.2(b) does not apply to any M&O Covered Person in such M&O Covered

Person’s capacity as a party to an Affiliate Agreement or the breach of any Affiliate Agreement or Related Document and (ii) MHR shall be primarily and fully responsible for any breach of fiduciary and/or other duties as described in Section 9.2(a) above by a Series A-1 Manager prior to the expiration of the Interim Period.

(c)                                        Reliance on Records. Each M&O Covered Person may rely, and shall incur no Liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such M&O Covered Person engaged in fraud, willful misconduct or a bad faith violation of the contractual covenant of good faith and fair dealing or, in the case of a criminal matter, acted with knowledge that such M&O Covered Person’s conduct was unlawful.

9.3                               Advancement of Expenses. Reasonable, documented expenses incurred by a Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay promptly all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.

9.4                               Multiple Rights to Indemnification. If any Person is both a Member Covered Person and a M&O Covered Person with respect to any Liabilities (excluding, for the avoidance of doubt, Liabilities in respect of any Excluded Claims), such Person shall be entitled to be indemnified for such Liabilities to the greatest extent that either a Member Covered Person or a M&O Covered Person is entitled to indemnification for such matters under this Agreement.

9.5                               Priority of Certain Third Party Indemnification Rights. The Company and each of the Members hereby acknowledges that certain of the Covered Persons (“Applicable Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by the Members or certain of their Affiliates (collectively, the “Other Indemnitors”). The Company hereby agrees, and the Members hereby acknowledge, that (a) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Company and an Applicable Indemnitee), (i) the Company is the indemnitor of first resort (i.e., its obligations to each Applicable Indemnitee are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Applicable Indemnitee are secondary) and (ii) the Company shall be required to advance the full amount of expenses incurred by an Applicable Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that an Applicable Indemnitee may have against the Other Indemnitors and (b) the Company irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (a) of this sentence for which any Applicable Indemnitee has received indemnification or advancement from the Company. The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of any Applicable Indemnitee with respect to any claim for which an Applicable Indemnitee has sought indemnification from the Company shall affect the foregoing and that the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Applicable Indemnitee against the Company. The Company and each Member agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 9.5.

9.6                               Other Related Matters.

(a)                                       The provisions of this Agreement and any other Related Document, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of such Covered Person.

(b)                                       Notwithstanding anything to the contrary under this Agreement or pursuant to any duty (fiduciary or otherwise) or otherwise applicable provision of Law or equity, a Member may enter into voting agreements or arrangements with one or more other Members regarding, among other things, the voting by such Member or by Managers designated by such Member. Without limiting the scope of any such voting agreement or arrangement permitted hereunder, a voting agreement or arrangement may provide that Members may act in concert and that Managers may act in concert.

(c)                                        The rights to indemnification and advancement of expenses provided by this Article 9 shall be in addition to any other rights to which a Covered Person may be entitled under any agreement, as a matter of Law or otherwise, both as to actions in such Covered Person’s capacity as a Covered Person hereunder and as to actions in any other capacity, and shall continue as to a Covered Person who has ceased to serve in such capacity as a Covered Person and shall inure to the benefit of the heirs, successors, assigns and administrators of such Covered Person.

(d)                                       The obligations of the Company to the Covered Persons provided in the Related Documents, including any indemnification obligations under this Article 9, shall be satisfied from and limited to Company assets, including insurance proceeds, if any, or arising under Law are solely the obligations of the Company, and no personal liability whatsoever shall attach to, or be incurred by, any Member or other Covered Person for such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under the Related Documents, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of the Related Documents and any related agreement, and the incurring by the Company or such Member of the obligations provided in such agreements.

(e)                                        Nothing in this Article 9 shall be deemed to limit or waive any rights that any Person has for breach of the terms of the Related Documents or Affiliate Agreements or with respect to any employment relationship with the Company or any of its Subsidiaries (collectively, “Excluded Claims”).

(f)                                         Without in any way limiting Section 10.5, the Company may maintain insurance (including directors’ and officers’ insurance), at its expense, to protect each Manager and Officer, and the Company may maintain such insurance to protect itself and any Covered Person or other Member of the Company, in each case against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Act.

(g)                                        The rights to indemnification and advancement of expenses provided by this Article 9 shall be deemed to be separate contract rights between the Company and each Covered Person. Any amendment, modification or repeal of this Article 9 or any provision hereof shall be prospective only and shall not in any way affect the limitations on liability of the Covered Persons, or terminate, reduce or impair the right of Covered Person, under and in accordance with the provisions of this Article 9 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE 10
CERTAIN AGREEMENTS OF THE COMPANY AND MEMBERS

10.1                        Financial Reports; Access to Information; Management Rights.

(a)                                       Subject to Section 10.1(a)(xi) and Section 10.4(b), each Member that, together with its Affiliated Members, holds at least 10% of the issued and outstanding Common Units (a “10% Holder”) shall be entitled to receive the following information from the Company:

(i)                                     Within 90 days after the end of each fiscal year (or such longer period of time not in excess of 180 days after the end of the fiscal year as is approved by the Board), an audited balance sheet as of the end of such fiscal year and the related income statement, statement of members’ equity and statement of cash flows for such fiscal year prepared in accordance with GAAP, consistently applied, and a signed audit letter from the Company’s auditors who shall be an accounting firm approved by the Board (provided, that, until removed by the Board, BDO Seidman shall be the Company’s approved accounting firm);

(ii)                                  Within 30 days after the end of each month, (A) a monthly management report, including an unaudited balance sheet as of the end of such month and an unaudited related income statement and statement of cash flows for such month prepared in accordance with GAAP (with the exception of normal year-end adjustments and absence of footnotes), consistently applied, together with a comparison of such statements to the Annual Budget for such periods and (B) a monthly lost time incident report with respect to such month;

(iii)                               Within 45 days after the end of each fiscal quarter, an unaudited balance sheet as of the end of such quarter and an unaudited related income statement, and statement of cash flows for such quarter prepared in accordance with GAAP (with the exception of normal year-end adjustments and absence of footnotes), consistently applied, together with a comparison of such statements to the Annual Budget for such periods;

(iv)                              Contemporaneously with the provision of (A) the financial statements described in Section 10.1(a)(i), a comparison of such financial statements to the Annual Budget for the periods covered thereby and (B) the management report and lost time incident report described in Section 10.1(a)(ii), a meeting (which may be by teleconference) with the Officers and other members of the Company’s and its Subsidiaries’ management regarding the performance of the Company and its Subsidiaries (and any proposed Affiliate Agreements or other matters posing a potential conflict of interest);

(v)                                 Promptly following the approval of the capital expenditure and operating expenditure budgets for any fiscal year, a copy of such Operating Budget, CapEx Budget and Annual Budget;

(vi)                              Promptly following the adoption of any strategic plan for any fiscal year (or other period of measurement), a copy of such strategic plan;

(vii)                           Promptly after the occurrence of any material event (other than any event or series of related events which are reasonably expected to solely involve assets or liabilities (including contingent liabilities) not in excess of $1 million (in the aggregate for such event or series of related events)), notice of such event together with a summary describing the nature of the event and its impact on the Company and its Subsidiaries;

(viii)                        Promptly following (A) any incident or emergency that could cause, or has caused: material injury; loss of life; material damage to property; or pollution or damage to the environment which could reasonably be expected to result in liabilities, damages, losses, fines and/or penalties in excess of $100,000, each report or notice relating to such incident or emergency and (B) any litigation, investigation, proceeding and/or governmental or regulatory action with respect to the Company or any of its Subsidiaries or assets, notice of such event (other than as provided in clause (A) or any civil litigation or civil proceeding not reasonably expected to involve in excess of $500,000);

(ix)                              Within (A) 60 days after the end of each Performance Measurement Date ending on December 31 and (B) 40 days after the end of each Performance Measurement Date ending on March 31, June 30 and September 30, a certification from the Chief Financial Officer as to the 4-Year Trailing EBITDA and whether a Performance Failure has occurred (provided, that, if such certification is not provided within such time period, a Performance Failure shall automatically be deemed to have occurred for all purposes, unless and until the Chief Financial Officer delivers such certification prior to or within 30 days after the delivery of a notice by the Series A-2 Majority to the Company and MHR regarding such failure to timely provide such certification (and such certification is true and correct in respect of such Performance Period)(a “Performance Failure Certificate Cure”);

(x)                                 Within seven (7) days following the entry into or modification, waiver, amendment or termination of any Affiliate Agreement (whether or not Requisite Member Approval is required), a copy of such Affiliate Agreement or modification, waiver, amendment or notice of termination thereof; and

(xi)                              Such other information as a Series A-2 Member or its advisors may reasonably request (so long as such Series A-2 Member and its Affiliated Members hold at least 15% of the Class A Common Units).

(b)                                       Prior to the consummation of an IPO and for so long as TransTex is a Member holding the Series A-1 Units it holds as of the Effective Date, the Company shall provide to TransTex the information described in Section 10.1(a)(i) and 10.1(a)(iii).

(c)                                        The Company shall permit the 10% Holders or their respective representatives, at the sole risk and cost of such Persons, to visit and inspect any of the properties of the Company and its Subsidiaries, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of its business, affairs, finances and accounts with the Company’s and its Subsidiaries’ officers and its independent public accountants, all at such reasonable times during the Company’s and such Subsidiaries’ usual business hours and as often as any such Person may reasonably request, and to consult with and advise management of the Company and its Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its Subsidiaries. Any information received by a Member pursuant to this Section 10.1 shall be subject to the provisions of Section 10.4.

10.2                        Maintenance of Books. The Company shall keep or cause to be kept at its principal office(s) complete and accurate books and records of the Company and its Subsidiaries, supporting documentation of the transactions with respect to the conduct of the business of Company and its Subsidiaries and minutes of the proceedings of the Board (and comparable governing body of each Subsidiary) and any of the Members. The Company’s and its Subsidiaries’ financial books and records shall be maintained on a full cost accounting basis unless otherwise agreed by the Board. The records shall include complete and accurate information regarding the state of the business and financial condition of the Company and its Subsidiaries; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known business, residence or mailing addresses of all Members; and the Company’s and its Subsidiaries’ federal, state and local tax returns for the six most recent tax years.

10.3                        Accounts. The Company shall establish one or more separate bank and investment accounts and arrangements for the Company and its Subsidiaries, which shall be maintained in the name of the Company or appropriate Subsidiary with financial institutions and firms that the Board may determine. The Company may not commingle the Company’s and its Subsidiaries’ funds with the funds of any Member.

10.4                        Information.

(a)                                       No Member shall be entitled to obtain any information relating to the Company or its Subsidiaries except as expressly provided in this Agreement or to the extent required by the Act; and to the extent a Member is so entitled to, or otherwise receives, any such information, such Member shall be subject to the provisions of Section 10.4(b).

(b)                                       Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever or used except in connection with such Member’s investment in the Company; provided, however, that any of such Confidential Information may be disclosed (i) to such Member’s Affiliates, to Persons who are (or who are prospective) direct or indirect purchasers of Membership Interests and/or lenders to Members, their respective Affiliates and/or direct or indirect purchasers of Membership Interests and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) of each such Member and of such Member’s respective Affiliates (collectively, for purposes of this Section 10.4(b), “Representatives”), and each Member shall ensure its Representatives comply with the provisions of this Section 10.4(b) or substantially similar terms, and that such Member shall be responsible for any noncompliance with this Section 10.4(b) by any of its Representatives as if such Representative was a party hereto; (ii) to the extent to which the Company (with Requisite Member Approval) consents in writing; (iii) to the extent not in violation of applicable Law or this Agreement, if disclosure is with respect to the terms of a Member’s investment in the Company pursuant to this Agreement and the performance of that investment (whether in such Member’s or its Affiliates’ fundraising materials or otherwise); (iv) by a Member or any of its Representatives to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement or any other Related Document; or (v) by any Member or its Affiliates or their respective Representatives to the extent that the Member or such Affiliate or any such Representative has received advice from its counsel that it is legally compelled to do so (including pursuant to the rules of an applicable stock exchange), provided, that, (A) MHR may describe the Related Documents and file the forms thereof in filings with the Securities and Exchange Commission or any stock exchange and may describe the Related Documents and the transactions contemplated thereby in any press release issued by MHR (provided that MHR shall provide the Series A-2 Members a reasonable opportunity to review and comment upon such filings or press releases in advance of making such filings or press releases (and to seek in good faith to incorporate such comments as are reasonably appropriate in respect of such filings, and not to make any press release (x) describing or referring to the Series A-2 Members or any of their respective Affiliates without the prior written consent of the Series A-2 Members or (y) describing the Related Documents or the transaction contemplated thereby without the prior written consent of the Series A-2 Members, which shall not be unreasonably conditioned, withheld or delayed, and the Series A-2 Members shall use reasonable best efforts to promptly provide such consent following its receipt of the proposed final form of such press release; it being understood by the parties hereto that the Series A-2 Members and MHR are coordinating mutually agreeable forms of press releases to be released in connection with the Effective Date, and MHR and the Series A-2 Members shall continue to coordinate in good faith in respect of such press releases) and shall seek confidential treatment of those commercially sensitive portions of Related Documents in such filings upon the written request of the Series A-2 Members, assuming that there is a good faith basis therefor) and (B) with respect to disclosures other than those described in clause (A), prior to making such disclosure, the Member or any of its Representatives, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure.

(c)                                        The obligations of a Member pursuant to this Section 10.4 will continue following the time such Person ceases to be a Member, but thereafter such Person will not have the right to enforce the provisions of this Agreement. Each Member acknowledges that disclosure or use of Confidential Information in violation of this Section 10.4 may cause irreparable damage to the Company and the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Member consents to the issuance of an injunction or the enforcement of other equitable remedies against such Member at the suit of an aggrieved party without the posting of any bond or other security, in order to compel specific performance of all of the terms of this Section 10.4.

10.5                        Insurance.

(a)                                       Unless the Board otherwise determines, acting with Requisite Member Approval, the Company and its Subsidiaries shall procure and maintain such insurance as is required by Law or Contract (including this Agreement) and which are usual and customary for Persons engaged in a similar business as the Company in the United States.

(b)                                       Schedule VIII contains an accurate and complete list of all existing blanket insurance policies of MHR or any of its Affiliates (other than the Company and its Subsidiaries) maintained for the benefit of the Company or any of its Subsidiaries (as such policies are modified or replaced from time to time, including by policies of the Company and/or its Subsidiaries, the “Insurance Policies”). Unless the Board otherwise determines,

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

acting with Requisite Member Approval, the Company and its Subsidiaries shall maintain at all times, but subject to the exceptions described in Section 8.4(b)(viii)) the insurance coverages and limits described on Schedule VIII.

(c)                                        MHR shall use commercially reasonable efforts to promptly cause the Insurance Policies to be modified to include the Initial MSI Member (and/or its Affiliated Members) as a named insured under the Insurance Policies.

(d)                                       Any Insurance Policy that is a blanket liability insurance of MHR or any of its Affiliates (other than the Company and its Subsidiaries) shall be deemed primary to any contingent liability coverage maintained by the Company or any of its Subsidiaries or the Initial MSI Member or any of its Affiliates.

(e)                                        On the Effective Date, MHR has provided, and, on each renewal of an Insurance Policy or at such other times upon the Initial MSI Member’s request, MHR shall provide, the Initial MSI Member: (i) a certification that the Company is in compliance with the insurance requirements of this Agreement, (ii) copies of all Insurance Policies and (iii)(A) a list of all assets (including total insured value by asset) of the Company and/or its Subsidiaries covered by any Insurance Policy that is a MHR blanket insurance policy and (B) a categorical list of all assets (including total insured value by category) of all other Persons and assets covered by any Insurance Policy that is a MHR blanket insurance policy.

(f)                                         Without limiting the obligation to obtain Series A-2 Approval, the Company and MHR shall promptly (but in any event within ten (10) Business Days) provide the Series A-2 Members notice of (i) receipt of any notice of any cancellation or modification of any Insurance Policy or (ii) any material claim (as reasonably determined by the Officers in good faith) under any Insurance Policy.

10.6                        [REDACTED]* Matters.

(a)                                       At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) [REDACTED]*

(b)                                       At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*

(c)                                        At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

[REDACTED]*

(d)                                       At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*

(e)                                        At the Company’s cost, MHR and the Company shall (and shall cause the Company’s Subsidiaries to) use commercially reasonable efforts to [REDACTED]*

(f)                                         Until the consummation of [REDACTED]*, MHR and the Company shall keep each Series A-2 Member apprised (at the Company’s expense) from time-to-time (and in any event, no less frequently than monthly) of the status of (i) the foregoing matters relating to Section 10.6(a)-(e) and (ii) all other material matters relating to [REDACTED]* that MHR and the Company reasonably deem appropriate to accomplish the actions contemplated by Section 10.6.

10.7                        Qualified MLP IPO.

(a)                                       Subject to Section 10.7(b), the Board (acting with the approval of all Series A-1 Managers in accordance with the proviso at the end of the first sentence of Section 8.2(e)(ii)) may direct the Company (under the supervision and control of the Board) to initiate and complete a MLP IPO on or prior to December 31, 2016 if the IPO Threshold is met (a “Qualified MLP IPO”). The “IPO Threshold” shall mean a MLP IPO that is a Qualified Public Offering and pursuant to which the Fair Market Value of the cash and IPO Securities of the IPO Issuer (i.e., the limited partner interests of the IPO Issuer) to be distributed to the Series A-2 Members in connection with such MLP IPO (together, without duplication, with the Series A-2 Cash Distributions prior to such MLP IPO) are not less than (i) an amount equal to the product of 1.35 multiplied by the aggregate Series A-2 Capital Investments, with respect to a MLP IPO completed on or prior to December 31, 2015, (ii) an amount equal to the product of 1.5 multiplied by the aggregate Series A-2 Capital Investments, with respect to a MLP IPO completed after December 31, 2015 and on or prior to June 30, 2016 or (iii) an amount equal to the product of 1.7 multiplied by the aggregate Series A-2 Capital Investments, with respect to a MLP IPO completed after June 30, 2016 and on or prior to December 31, 2016.

(b)                                       Notwithstanding the foregoing or anything to the contrary set forth herein, the Company shall only be permitted to initiate or complete a Qualified MLP IPO if

(x) each Class A Member receives the same proportion of each type (e.g., class, series, etc.) of IPO Securities of the IPO Issuer and its general partner (if applicable), based upon their respective Percentage Interests in the Company prior to the consummation of the Qualified MLP IPO and (y) the Series A-2 Members (i) receive the governance and consent rights in the general partner of the IPO Issuer that are equivalent to those provided to the Series A-2 Members in this Agreement (including in Section 8.2 and Section 8.4) (provided, that, the board or other governing body of the general partner of the IPO Issuer (A) shall include a number of directors or managers designated by the Series A-1 Members and Series A-2 Members not less than the number of Series A-1 Managers and Series A-1 Managers prior to giving effect to the closing of the Qualified MLP IPO and (B) may include independent directors or managers in addition to directors or managers designated by the Series A-1 Member and Series A-2 Members as required by Law or the rules of the applicable stock exchange), (ii) receive the registration rights as contemplated by Section 7.8 and described on Schedule III, except that in the event of a Qualified MLP IPO, the Series A-2 Members shall receive priority with respect to Dispositions of IPO Securities in any secondary offering over any other Member and (iii) consent and agree to the structure of such Qualified MLP IPO (such consent not to be unreasonably withheld).

(c)                                        In connection with a Qualified MLP IPO, the Series A-1 Managers shall be entitled, subject to Section 10.7(a) and Section 10.7(b) (including the requirement that the Series A-2 Majority consent and agree to the structure of such Qualified MLP IPO), to the rights and other terms and provisions (subject to the obligation) substantially similar to those provided to the IPO Initiating Member in Section 7.6 and Section 7.9.

10.8                        Gas Gathering Agreement. MHR covenants that it shall not, and it shall cause its Affiliates not to, exercise any remedies under the Gas Gathering Agreement relating to breach by the Company or any of its Subsidiaries of the Gas Gathering Agreement arising out of or relating to the willful misconduct of any employee of MHR or any of its Affiliates. MHR and the Company shall enter into an amendment to the Gas Gathering Agreement on or prior to the Effective Date in the form attached as Exhibit E hereto (the “GGA Amendment”).

10.9                        Rogersville Facility. At the request of MHR, the Company will (or will cause its Subsidiaries to) assign to MHR or an Affiliate thereof (provided, that in respect of any assignment to such Affiliate, MHR shall contemporaneously therewith execute and deliver a parent guaranty in respect of such Affiliate’s assumption of any obligations arising from or relating to the Rogersville Facility as required by this Section 10.9, in form and substance reasonably satisfactory to the Series A-2 Majority), all of the Company’s and its Subsidiaries’ right, title and interest in and to the Rogersville Facility, pursuant to a form of deed or assignment and assumption agreement, acceptable to the Company and approved by the Series A-2 Majority in writing (such approval not to be unreasonably withheld, conditioned or delayed) and by the Company’s and its Subsidiaries’ lenders under the Existing Revolver (and/or such other credit facility of the Company or any of its Subsidiaries). Any consent required by the Company’s and/or its Subsidiaries’ lenders under the Credit Agreement or other credit facility or indentures to be executed and delivered by the Company and/or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Series A-2 Majority. For the avoidance of doubt, such assignment and assumption agreement shall expressly disclaim any representations or warranties by the Company or any of its Subsidiaries, and MHR shall assume all obligations or liabilities of the Company or its Subsidiaries related to the Rogersville Facility, whether arising in or relating to the past, present or future upon giving effect to such assignment. None of the Company, any of its Subsidiaries or any Series A-2 Member (or any Affiliate of any Series A-2 Member) shall incur any costs or expenses in connection with such assignment and any such costs or expenses shall be borne by MHR only, and MHR shall indemnify and hold harmless the Company, its Subsidiaries and each Series A-2 Member (and each Affiliate of any Series A-2 Member) for any such costs or expenses.

10.10                 Employee Matters. Upon the request of the Series A-2 Majority, MHR, MH Services and their respective Affiliates shall promptly (but in any event on or prior to March 31, 2015, unless the Series A-2 Majority has, in its sole discretion, agreed in writing to a later date or postponement), (i) transfer or cause to be transferred the employment of all or a portion of the Subject Employees to the Company or one of its Subsidiaries, in each case as designated by the Series A-2 Majority in such request, (ii) ensure that all required notices are provided to such Subject Employees in connection with such transfer and that the compensation and benefits of such Subject Employees are not adversely affected in any material respect in connection with such transfer and (iii) on or before the effective date of any such transfer, take all necessary actions, if any, to fully vest as of such date such Subject Employees’ account balances and other benefits under all Plans that are intended to be qualified under Section 401(a) of the Code or that provide nonqualified deferred compensation benefits (collectively, the “Employee Transfer”).

10.11                 Subject Acreage. MHR, on behalf of itself and its Affiliates, hereby grants to the Company and its Subsidiaries a right of first offer to provide midstream services with respect to the Subject Acreage, including gathering, processing, treating or compression services in respect of any Hydrocarbons produced from or by the Subject Acreage.

10.12                 Compliance Matters. The Company has, on or prior to the Effective Date, adopted an anti-corruption compliance policy substantially in form and substance reasonably satisfactory to the Initial MSI Member and MHR, together with any amendments agreed among the Initial MSI Member, MHR, and the Company from time to time.

ARTICLE 11
TAXES

11.1                        Tax Returns. The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company. Unless otherwise agreed by the Board, any income tax return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Board. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.

11.2                        Tax Partnership. It is the intention of the Members that the Company be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved in accordance with Section 8.2 and Section 8.4(b), neither the Company nor any Member shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state

Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

11.3                        Tax Elections. The Company shall make the following elections on the appropriate forms or tax returns:

(a)                                       to adopt the calendar year as the Company’s fiscal year, if permitted under the Code;

(b)                                       to adopt the accrual method of accounting;

(c)                                        to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b);

(d)                                       to elect, pursuant to section 754 of the Code, to apply the basis adjustment rules contained in sections 734(b) and 743(b) of the Code; and

(e)                                        except as otherwise specifically provided in this Agreement, any other election the Board may deem appropriate and in the best interests of the Members.

11.4                        Tax Matters Member.

(a)                                       The tax matters partner of the Company pursuant to Code Section 6231(a)(7) shall be a Member designated, and subject to replacement, from time to time with Requisite Member Approval. Any Member who is designated as the tax matters partner is referred to herein as the “Tax Matters Member”. The Tax Matters Member on the Effective Date is MHR. The Tax Matters Member shall take such action as may be necessary to cause to the extent possible each other Member to become a notice partner within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall inform each other Member of all significant matters that may come to its attention in its capacity as Tax Matters Member by giving notice thereof on or before the fifth Business Day after becoming aware thereof and, within that time, shall forward to each other Member copies of all significant written communications it may receive in that capacity.

(b)                                       Any cost or expense incurred by the Tax Matters Member in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

(c)                                        The Tax Matters Member shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Member shall not bind any Member to a settlement agreement without obtaining the written consent of such Member. Any Member that enters into a settlement agreement with respect to any Company item (within the meaning of Code Section 6231(a)(3)) shall notify the other Members in writing of such settlement agreement and its terms within 90 days from the date of the settlement.

(d)                                       No Member shall file a request pursuant to Code Section 6227 for an administrative adjustment of Company items for any taxable year without first notifying the other Members. If the Board consents to the requested adjustment, the Tax Matters Member shall file the request for the administrative adjustment on behalf of the Members. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Member, including the Tax Matters Member, may file a request for administrative adjustment on its own behalf. Any Member intending to file a petition under Code Sections 6226 or 6228 or any other Code Section with respect to any item involving the Company shall notify the other Members of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Member is the Member intending to file such petition on behalf of the Company, such notice shall be given within a reasonable period of time to allow the other Members to participate in the choosing of the forum in which such petition will be filed.

(e)                                        No Member shall file a notice of inconsistent treatment under Code Section 6222(b).

ARTICLE 12
LIQUIDATION EVENT, SALE TRANSACTION AND TERMINATION

12.1                        Dissolution.

(a)                                       Subject to Section 12.1(b), the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution:

(i)                                     the consent of the Board and Requisite Member Approval in accordance with Article 8;

(ii)                                  at any time when there are no Members; and

(iii)                               entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

(b)                                       If the Liquidation Event described in Section 12.1(a)(ii) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

(c)                                        Except as otherwise provided in this Section 12.1, to the maximum extent permitted by the Act, the death, retirement, Resignation, expulsion, Bankruptcy or dissolution of a Member or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Company shall be continued without dissolution.

12.2                        Winding-Up and Termination. On the occurrence of a Liquidation Event, unless a Continuation Election is made, the Board may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense, including reasonable compensation to the liquidator if approved by the Board. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidator are as follows:

(a)                                       as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations;

(b)                                       the liquidator shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

(c)                                        the liquidator shall distribute all remaining assets of the Company to the Members in accordance with Section 12.3 and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

All distributions in kind to the Members shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 12.2. The distribution of cash or property to the Members in accordance with the provisions of this Section 12.2 constitutes a complete return to such Member of its Capital Contributions and a complete distribution to the Members of its Membership Interests and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

12.3                        Sale Transaction. Upon a Sale Transaction or IPO, the proceeds of such Sale Transaction or IPO shall be distributed as follows:

(a)                                       to the extent required by applicable Law or the structure of such Sale Transaction or IPO, to the satisfaction of debts and liabilities (including expenses of liquidation) of the Company (whether by payment or reasonable provision for payment thereof), in order of priority according to the terms of the instruments evidencing such debt and liabilities and as provided by law;

(b)                                       to the Members as follows:

(i)                                     with respect to a Sale Transaction or IPO prior to January 1, 2017, to the Common Members in accordance with their respective Percentage Interests; or

(ii)                                  with respect to a Sale Transaction or IPO on or after January 1, 2017, (x) first, to the Common Members, pro rata in accordance with their respective Percentage Interests, until the Series A-2 Members have received cumulative distributions from the Company sufficient to achieve a Series A-2 IRR of 21% and (y) thereafter, to the Common Members in accordance with their Upside Sharing Percentages; provided, that, notwithstanding the foregoing clause (ii) of this Section 12.3(b), if the amount distributable to the Series A-2 Members pursuant to Section 12.3(b)(ii)(x) is not sufficient to result in cumulative distributions to the Series A-2 Members sufficient to result in a Series A-2 IRR of at least 10%, then Section 12.3(b)(ii)(x) and (y) shall not be applicable, and instead amounts distributable pursuant to this Section 12.3(b) shall be distributed to the Series A-2 Members until the Series A-2 Members achieve a Series A-2 IRR of 10%, with the remainder distributed to the other Common Members (excluding the Series A-2 Members) in accordance with their respective Percentage Interests.

12.4                        Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

12.5                        Certificate of Cancellation. On completion of the distribution of Company assets as provided in this Agreement, the Board (or such other Person or Persons as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 13
GENERAL PROVISIONS

13.1                        Offset. Whenever the Company is to pay or distribute any amount to any Member, any amounts that such Member, in its capacity as a Member, owes the Company, whether pursuant to any Related Document (other than an Employment Agreement) or otherwise, may be deducted from the amount to be paid or distributed to such Member before payment or distribution.

13.2                        Notices.

(a)                                       Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, sent by telecopy or electronic mail and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties in accordance with this Section 13.2):

(i)                                     if to the Company, at the address of its principal executive offices;

(ii)                                  if to a Member as of the Effective Date, to the address given for the Member on Schedule I; and

(iii)                               if to an Additional Member, Substituted Member or a holder of Membership Interests that has not been admitted as a Member, to the address given for such Member or holder in an Addendum Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy or electronic mail, be deemed received on the Business Day of confirmation; shall, if delivered by certified mail, be deemed received upon actual receipt thereof or three Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the Business Day after the date of deposit with the delivery service.

(b)                                       Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

13.3                        Entire Agreement; Supersedure. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Members relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the Company, whether oral or written, but nothing herein is, or shall be deemed to be, a limitation on the terms and provisions of the Transaction Agreement.

13.4                        Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

13.5                        Amendment or Restatement; Power of Attorney.

(a)                                       Notwithstanding anything to the contrary in this Agreement, in addition to the approvals required under Section 8.2 and/or Section 8.4(b), any amendment, modification, supplement or restatement of this Agreement (including any Exhibit or Schedule hereto) or the Certificate and any waiver of any provision thereof shall also require approval of the Class A Members representing 50% of the Class A Common Units; provided, however, that:

(i)                                     any such amendment, modification, supplement, restatement or waiver in connection with any creation, authorization or issuance of a new series of Units or other Equity Interests of the Company by the Board pursuant to the authority contained in Section 3.7(a) shall only require the approval of the Board and Requisite Member Approval;

(ii)                                  any such amendment, modification, supplement, restatement or waiver in connection with any IPO only require the approval of the Board and Requisite Member Approval;

(iii)                               any such amendment, modification, supplement, restatement or waiver in connection with (A) any Qualified Public Offering shall only require the approval of the Series A-2 Majority, (B) any Qualified MLP IPO shall only require the approval of all Series A-1 Managers or (B) any IPO (other than pursuant to clauses (A) or (B)) shall only require the approval of the Board and Requisite Member Approval;

(iv)                              any such amendment, modification, supplement, restatement or waiver that would alter or change the rights, obligations, powers or preferences of one or more Members in the capacity as a holder of a specific series of Membership Interests in a disproportionate and adverse manner (other than in a de minimis, non-economic respect, compared to other Members in their capacities as holders of the same series of Membership Interests) shall also require the prior written consent of Members holding greater than 50% of the Membership Interests so disproportionately and adversely affected (for the avoidance of doubt, with respect to an amendment that affects the Class B Members in a disproportionate and adverse manner as compared to the Class A Members, only the prior written consent of Class B Members holding greater than 50% of the Class B Common Units shall be required);

(v)                                 any such amendment, modification, supplement, restatement or waiver to reflect a Disposition made in accordance with this Agreement or other administrative or immaterial changes shall only require the approval of the Board (and the Board shall approve the necessary amendment or modification, to reflect a Disposition made in accordance with this Agreement); and

(vi)                              any such amendment to Schedule VIII to reflect the delegation or revocation of duties to any one or more Officers shall only require the approval of the Board in accordance with Section 8.2 and Section 8.3(c).

(b)                                       Notwithstanding anything to the contrary in this Section 13.5, if the amendments to Treasury Regulations §§ 1.704-1 and 1.704-3 proposed on January 22, 2003 (and corrected on March 28, 2003) are adopted as final (or temporary) rules (the “New Rules”), the Board is authorized to make such amendments to this Agreement (including provision for any safe harbor election authorized by the New Rules) as the Board may determine to be necessary or advisable to comply with or reflect the New Rules; provided that such amendments do not materially alter the economic rights of the Members under this Agreement other than the timing of distributions pursuant to Section 6.1(b).

(c)                                        Except as required by Law, no amendment, modification, supplement, discharge or waiver of or under this Agreement shall require the consent of any Person not a party to this Agreement.

(d)                                       Each Member irrevocably makes, constitutes and appoints each Manager, acting individually or collectively, as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file (i) any amendment, modification, supplement, restatement or waiver of any provision of this Agreement that has been approved in accordance with this Agreement, (ii) all other instruments, certificates, filings or papers not inconsistent with the terms of this Agreement which may be necessary or advisable in the determination of the Board to evidence an amendment, modification, supplement, restatement or waiver of, or relating to, this Agreement (including changes to the Members’ Schedule), (iii) all instruments required or necessary to admit Additional Members and Substituted Members to the Company and to issue additional Units or other Membership Interests (or securities convertible into or exercisable or exchangeable for Membership Interests) as provided in this Agreement, (iv) all conveyances and other instruments or papers required or necessary, to effect the dissolution and termination of the Company pursuant to the provisions of this Agreement; and (v) all other instruments or papers not inconsistent with the terms of this Agreement which may be required to give effect or carry out another provision of this Agreement or which may be required by Law to be filed on behalf of the Company or required to permit the Company to become or continue to be a limited liability company in each jurisdiction where the Company may be doing business.

(e)                                        With respect to each Member and each Additional Member or Substituted Member, the foregoing power of attorney referred to in clause (d) above (i) is coupled with an interest and given to secure a proprietary interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of such Member, (ii) may be exercised by the Board through any Manager either by signing separately as attorney-in-fact for such Member or, after listing all of the Members executing an instrument, by a single signature of such Manager acting as attorney-in-fact for all of them and (iii) shall survive the Disposition by such Member of all or any portion of the Membership Interests held by such Member; except that, where the assignee of the whole of such Member’s interest has been approved in accordance with the terms hereof for admission to the Company as an Additional Member or Substituted Member, the power of attorney of the assignor shall survive the delivery of such assignment for the sole purpose of enabling the Company to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

13.6                        Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Each Member may bring a claim against any other Member or the Company for breaches of this Agreement or any other Related Document by a Member, the Company or other applicable Person, including the making or defending any claim on behalf of the Company. Except as set forth in Section 8.5(a) or Section 9.1(d), nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision of this Agreement. The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Membership Interests Disposed of in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Membership Interests so Disposed; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

13.7                        Governing Law; Severability; Limitation of Liability.

(a)                                       THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b)                                       Except as set forth in Section 8.2(q) or Section 8.2(r), and then solely relating to a Board Deadlock or termination of an Officer for Cause, and then subject to the provisions and other limitation set forth therein, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or the other Related Documents or any of the transactions contemplated hereby or thereby, and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or the other Related Documents or any of the transactions contemplated hereby or thereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and the other Related Documents and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement or any other Related Document may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 13.2. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OR ANY OTHER RELATED DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c)                                        In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d)                                       If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13.8                        Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed in this Agreement.

13.9                        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original of the Agreement and all of which, when taken together, will be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or scanned and e-mailed transmission will constitute effective execution and delivery of this Agreement and may be used in lieu of the original Agreement for all purposes. At the request of any party to this Agreement, the other parties to this Agreement will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

13.10                 Savings Clause. With respect to any interest rate referenced in this Agreement (relating to any loan or other indebtedness or Units or other Equity Interests), if such interest rate exceeds the maximum interest rate permitted by applicable Law, such interest rate shall be automatically reduced to the maximum interest rate permitted by applicable Law.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

EUREKA HUNTER HOLDINGS, LLC

By:
Name:
Title:

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

MSIP II BUFFALO HOLDINGS, LLC

By: Morgan Stanley Infrastructure II, Inc., its Manager

By:
Name:
Title:

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

MAGNUM HUNTER RESOURCES CORPORATION

By:
Name:
Title:

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

TT TRANSITION, LP

By:
Name:
Title:

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

FIVE TALENTS OIL & GAS LLC

By:
Name:
Title:

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

Name: Gary C. Evans

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

AJAE Limited Partnership

By:
Name:
Title:

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Gary C. Evans

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Christopher T. Akers

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Donald L. Kirkendall

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Daniel A. McCormick

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Everett Gabriel Scott

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Darren C. Espey

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Ronald J. Huffman

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Shawn E. Davis

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Phillip T. Greene

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Brianne L. Dylla

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Collin R. Moe

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Stephen L. Daggett

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Cynthia M. James

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

CLASS B MEMBER

Name: Cynthia M. James

SIGNATURE PAGE TO

EUREKA HUNTER HOLDINGS, LLC

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT A

DEFINED TERMS

“2014 Projects” has the meaning assigned in Section 5.2(d).

“4-Year Trailing EBITDA” means, as of a Performance Measurement Date, the EBITDA of the Company and its Subsidiaries during the four (4)-year period ending on such Performance Measurement Date.

“10% Holder” has the meaning assigned in Section 10.1(a).

“AAA” has the meaning assigned in Section 8.2(q)(i).

“Acceptance Notice” has the meaning assigned in Section 7.3(b).

“Accredited Investor” has the meaning assigned to such term in the regulations promulgated under the Securities Act.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Addendum Agreement” has the meaning assigned in Section 3.7(b).

“Additional Member” means any Person that is not already a Member who acquires (a) a portion of the Membership Interests held by a Member from such Member or (b) newly issued Membership Interests from the Company and, in each case, is admitted to the Company as a Member pursuant to the provisions of Section 3.7.

“Adjusted Capital Account” means the Capital Account maintained for each Member, (a) increased by any amounts that such Member is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Member.

“Affiliate” means, when used with respect to a specified Person, any Person which directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person; provided, that, GreenHunter Resources, Inc. and its Subsidiaries shall not be deemed Affiliates of any MHR Affiliated Member for purposes of Section 8.5(b).

“Affiliate Agreement” has the meaning assigned in Section 8.4(b)(xiii). For the avoidance of doubt, without limiting the scope of the defintion of Affiliate Agreement, the Gas Gathering Agreement, the Services Agreement and the other Contracts set forth on Schedule 4.12 of the Transaction Agreement are Affiliate Agreements.

“Affiliated Members” means, as to any Member, each other Member that is an Affiliate of such Member.

“Aggregate Remaining Percentage Interest” means the sum of (i) 100% less (ii) the Aggregate Series A-2 Percentage Interest.

“Aggregate Series A-2 Percentage Interest” means the sum of the Percentage Interest of all Series A-2 Members.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement of the Company, as it may be amended, restated or otherwise modified from time to time in accordance with the terms hereof.

“Annual Budget” has the meaning assigned in Section 8.1(b).

“Appellate Rules” has the meaning assigned in Section 8.2(q)(ii).

“Applicable Indemnitees” has the meaning assigned in Section 9.5.

“Approved Project” has the meaning assigned in Section 5.2(b).

“ArcLight” has the meaning assigned in the recitals.

“ArcLight UPA” has the meaning assigned in the recitals.

“Assumed Tax Liability” of each Member means, as of each Tax Distribution Date, an amount equal to (i) the cumulative amount of federal, state and local income Taxes (including any applicable estimated Taxes), determined taking into account the character of income and loss allocated as it affects the applicable Tax rate, that the Board estimates would be due from such Member as of such Tax Distribution Date, (x) assuming such Member were an individual who earned solely the items of income, gain, deduction, loss, and/or credit allocated to such Member pursuant to Section 6.3 (after reflecting any adjustments thereto by reason of Code Section 732(d), 734 or 743), (y) after taking proper account of loss carryforwards available to individual taxpayers resulting from losses allocated to the Members by the Company, to the extent not taken into account in prior periods and (z) assuming that such Member is subject to Tax at the highest applicable rate, reduced by (ii) all previous distributions made to such Member pursuant to Section 6.1.

“Available Cash” means, as of any date of determination, the aggregate amount of cash on hand of the Company and its Subsidiaries which the Board determines in good faith is available for distribution, taking into account all debts, liabilities and obligations of the Company and its Subsidiaries, contractually-obligated cash reserves of the Company and its Subsidiaries, reserves for any expenditures, working capital needs or other capital requirements (including capital expenditures) or contingencies.

“Bankruptcy” or “Bankrupt” means (a) with respect to any Person, that such Person: (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in clauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement with creditors, composition with creditors, readjustment, liquidation, dissolution or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Baseline Value” has the meaning assigned in Section 3.1(b).

“Blocker Corporation” has the meaning assigned in Section 7.5(g).

“Board” has the meaning assigned in Section 8.1(a).

“Board Deadlock” has the meaning assigned in Section 8.2(q)(i).

“Book Liability Value” means with respect to any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm’s length transaction. The Book Liability Value of each liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Book Value; provided, that, such adjustments shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for federal income tax purposes, except as follows:

(a)                                 The initial Book Value of any property contributed by a Member to the Company shall be the fair market value of such property as of the date of contribution as reasonably determined by the Board;

(b)                                 The Book Values of all properties shall be adjusted to equal their respective fair market values as reasonably determined by the Board in connection with (i) the consummation of the Effective Date Transactions, (ii) the acquisition of an interest (or additional interest) in the Company by any new or existing Member in exchange for more than a de minimis capital contribution to the Company, (iii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company, (iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Section 708(b)(1)(B) of the Code), (v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option or warrant, (vi) the acquisition of an interest in the Company by any new or existing Member as consideration for the provision of services to or for the benefit of the Company (including

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

any Compensatory Membership Interests) or (vii) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that adjustments pursuant to clauses (ii) and (iii) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company. If any noncompensatory options or warrants are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(vii), the Company shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)                                  The Book Value of property distributed to a Member shall be adjusted to equal the fair market value of such property as of the date of distribution as reasonably determined by the Board;

(d)                                 The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (g) of the definition of Profits and Losses or Section 6.2(b)(vii); provided, however, that Book Value shall not be adjusted pursuant to this clause (d) to the extent the Board reasonably determines that an adjustment pursuant to clause (b) of this definition is necessary or appropriate in connection with the transaction that would otherwise result in an adjustment pursuant to this clause (d);

(e)                                  If the Book Value of property has been determined or adjusted pursuant to clause (b) or (d) of this definition, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items allocated pursuant to Article 6.

“Business” means the Company’s and its Subsidiaries’ (a) ownership and operation of a natural gas gathering system in West Virginia and Ohio (including, as of the date of the execution of the Transaction Agreement, the Initial System) and further development of such natural gas gathering system and (b) the sale and leasing of natural gas treating facilities and equipment to third party producers.

“Business Day” means, with respect to the recipient of any notice, any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Any action required to be taken on a day that is not a Business Day shall be taken on the next succeeding Business Day.

“Business Opportunity” has the meaning assigned in Section 8.5(b)(iii).

“Buyer Member” has the meaning assigned in Section 7.3(b).

[REDACTED]*

“CapEx Budget” has the meaning assigned in Section 8.1(b).

“CapEx Contribution Closing Date” has the meaning assigned in Section 5.3(a).

“CapEx Contribution Request” has the meaning assigned in Section 5.3(a)

“CapEx Contributions” has the meaning assigned in Section 5.2(b).

“CapEx Proposal” has the meaning assigned in Section 5.2(a)(i).

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 5.7.

“Capital Contribution” means with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company by such Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of such Member’s predecessors in interest.

“Cause” means, with respect to the removal or termination of a person as an Officer or the termination of employment as provided in Section 8.2(r), (x) the meaning assigned to such term in the applicable Employment Agreement (entered into with Requisite Member Approval) or (y) if not defined therein or such Officer or other employee does not have an Employment Agreement, the following: (i) such person being convicted of, or plea of nolo contendere to, a felony or other crime involving moral turpitude, the misappropriation of funds or other material property of the Company or any of its Subsidiaries or any other act of embezzlement or actual fraud against the Company, any of its Subsidiaries, (ii) substantial and repeated failure to perform material duties as reasonably directed by the Board or (iii) any gross negligence or material willful misconduct or any material breach of fiduciary duty with respect to the Company or any of its Subsidiaries.

“Certificate” means the Certificate of Formation of the Company, as amended from time to time.

“Class A Common Units” has the meaning assigned in Section 3.1(a).

“Class A Members” means, collectively, the Series A-1 Members and Series A-2 Members.

“Class B Common Units” has the meaning assigned in Section 3.1(a).

“Class B Members” means a holder of issued and outstanding Class B Common Units who is executing this Agreement as a Class B Member or is hereafter admitted to the Company as a Class B Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Commitment Period” means the period beginning on the Effective Date and ending on the earliest to occur of (i) three (3) years following the Effective Date, (ii) the occurrence of a Material Adverse Effect, (iii) the occurrence of a MHR Default and (iv) the occurrence of a Sale Transaction or IPO.

“Common Members” means, collectively, the Class A Members and Class B Members.

“Common Units” has the meaning assigned in Section 3.1(a).

“Company” has the meaning assigned in the opening paragraph to this Agreement.

“Company Certificate” has the meaning assigned in Section 5.3(b).

“Compensatory Membership Interest” means a Membership Interest that is described in Proposed Treasury Regulation Section 1.721-1(b)(3), or any successor provision.

“Confidential Information” means all confidential and proprietary information concerning the Company and/or any of its Subsidiaries (irrespective of the form of communication) obtained by or on behalf of a Member from MHR or any of its Affiliates, the Company, its Subsidiaries or any of their respective representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member, (b) was or becomes available to such Member on a non-confidential basis prior to disclosure to the Member by the Company, its Subsidiaries or any of their respective representatives, (c) was or becomes lawfully available to the Member on a non-confidential basis from sources other than the Company its Subsidiaries or any of their respective representatives, provided, that, such Member does not know that such sources are prohibited by contractual, legal or fiduciary obligation from transmitting the information, or (d) is independently developed by such Member without the use of or reference to any such information received under this Agreement; provided, that any information developed by MHR or its Affiliates concerning the Company or any of its Subsidiaries shall not be subject to this clause (d) and such information shall be shared with the other Members and shall constitute Confidential Information.

“Continuation Election” has the meaning assigned in Section 12.1(b).

“Contract” means, with respect to any Person, any contract, agreement, consulting arrangement, lease and sublease (including any lease and sublease of real property), license, commitment, sale and purchase order and other undertaking of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits or by which such Person otherwise is bound.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by Contract or otherwise) of a Person.

“Covered Person” means any M&O Covered Person or Member Covered Person.

“Creditors’ Rights” means applicable bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights and remedies generally and to general equitable principles.

“De Minimis Project” has the meaning assigned in Section 5.4.

“Deadlock Budget” has the meaning assigned in Section 8.1(b).

“Deadlock Resolution Period” has the meaning assigned in Section 8.2(q)(i).

“Declined Opportunity” has the meaning assigned in Section 8.5(b)(iii).

“Delegation Policy” has the meaning assigned in Section 8.3(c).

“Depreciation” means, for each taxable year or other taxable period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for federal income tax purposes with respect to property for such taxable period, except that (a) with respect to any property the Book Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the remedial allocation method pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such taxable period shall be the amount of book basis recovered for such taxable period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other property the Book Value of which differs from its adjusted tax basis at the beginning of such taxable period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such taxable period bears to such beginning adjusted tax basis; provided that, if the adjusted tax basis of any property at the beginning of such taxable period is zero, Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the Board.

“Disposition,” including the correlative terms “Dispose”, “Disposed” or “Disposing”, means any direct disposition, transfer, assignment, sale, pledge, hypothecation, mortgage or other disposition (whether voluntary or involuntary) of Membership Interests or other Equity Interests to another Person.

“Drag-Along Transaction” has the meaning assigned in Section 7.4(a).

“Drag Initiating Members” has the meaning assigned in Section 7.4(a).

“EBITDA” means, for any measurement period,

(a) the sum, without duplication, of the amounts for such measurement period of (i) consolidated net income of the Company for such measurement period plus (ii) solely to the extent deducted in arriving at such consolidated net income:

(A) all interest paid or accrued during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) that was deducted in determining such consolidated net income;

(B) total depreciation expense;

(C) total amortization expense, including the amortization of deferred financing fees and any amortization of the fair value of intangible assets reflected in, or offset against, revenues or operating expenses in the calculation of consolidated net income;

(D) any non-cash loss attributable to the mark-to-market movement and/or hedge accounting in the valuation of derivative instruments pursuant to GAAP;

(E) any reasonable and customary expenses or charges incurred in connection with any issuance of debt or equity;

(F) any reasonable fees, transfer or mortgage recording taxes and other out-of-pocket costs and expenses incurred as a result of the transactions contemplated by this Agreement;

(G) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP;

(H) any losses from the early extinguishment of Indebtedness;

(I) any non-cash losses that result from the application of lease accounting under GAAP;

(J) any losses from any sale, lease (as lessor) sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition of property;

(K) all income taxes that were deducted in determining such consolidated net income;

(L) any other non-cash charge or losses decreasing consolidated net income for such measurement period, but excluding any such change that represents an accrual or reserve for a cash expenditure for a future period;

(b) less the sum of the amounts for such measurement period of:

(A) any non-cash gains increasing consolidated net income for such measurement period, other than the accrual of revenues or expenses in the ordinary course of business;

(B) any non-cash gain attributable to the mark-to-market movement and/or hedge accounting in the valuation of derivative instruments pursuant to GAAP;

(C) any gains from the early extinguishment of Indebtedness;

(D) any gains from any sale, lease (as lessor) sale and leaseback, assignment, conveyance, exclusive license (as licensor), transfer or other disposition of property; and

(E) any non.-cash gains that result from the application of lease accounting under GAAP.

“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Date” has the meaning assigned in the opening paragraph.

“Effective Date Capital Account Balance” has the meaning assigned in Section 5.7(a).

“Effective Date Transactions” has the meaning assigned in Section 3.2.

“Electing Member” means, as applicable, (i) in the case of the Series A-1 Members, one or more Members constituting the Series A-1 Majority entitled to elect Managers pursuant to Section 8.2(a)(ii) and (ii) in the case of the Series A-2 Members, one or more Members constituting the Series A-2 Majority entitled to elect Managers pursuant to Section 8.2(a)(iii).

“Eligible Member” means each Class A Member; provided, that, (i) no Class A Member shall be an Eligible Member for purposes of exercising rights to acquire Membership Interests from a ROFO Offeror pursuant to a ROFO Disposition, unless such Class A Member is an Accredited Investor and demonstrates to the reasonable satisfaction of the ROFO Offeror that it has the financial wherewithal to acquire such Membership Interests, (ii) only Class A Members holding (together with its Affiliated Members) at least 10% of the Class A Common Units shall be deemed Eligible Members in connection with a proposed CapEx Contribution (including Capital Contributions in respect of De Minimis Projects), (iii) the ROFO Offeror shall not be deemed an Eligible Member in a ROFO Disposition, (iv) only Series A-2 Members shall be deemed Eligible Members in a Tag-Along Sale and (v) the MHR Affiliated Members shall not be Eligible Members for purposes of exercising rights to acquire Membership Interests from a ROFO Offeror pursuant to a ROFO Disposition if, at the time in question, there exists a MHR Default.

“Employee Transfer” has the meaning assigned to such term in Section 10.10.

“Employment Agreement” means any employment agreement between any Person and the Company or any of its Subsidiaries, in each case in such form as may be approved by the Board and Requisite Member Approval.

“Equity Award Agreement” means any grant agreement or plan (including the Equity Incentive Plan and any award agreement with respect to Class B Common Units issued pursuant to the Equity Incentive Plan and, if applicable, any Employment Agreement) that the Company or any of its Subsidiaries enters into regarding the issuance of Class B Common Units or other Membership Interests or securities of any such Subsidiary to directors, officers, managers, employees or consultants of the Company or its Subsidiaries, in such form as may be approved by the Board and Requisite Member Approval.

“Equity Incentive Plan” means the Eureka Hunter Holdings, LLC Management Incentive Compensation Plan, a copy of which is attached as Exhibit C hereto, the award of incentive plan units thereunder and the award of Class B Common Units of the Company pursuant to the terms of an Equity Award Agreement, in the form attached as Exhibit C hereto, and the Original Agreement or this Agreement, as the foregoing may be amended from time to time after the date hereof with the approval of the Board and Requisite Member Approval.

“Equity Interests” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Excluded Claims” has the meaning assigned in Section 9.6(e).

“Excluded Issuance” has the meaning assigned in Section 7.7(a).

“Excluded ROFO Disposition” has the meaning assigned in Section 7.3(f).

“Excluded Tag Disposition” has the meaning assigned in Section 7.5(i).

“Existing Revolver” means that certain syndicated revolving credit facility, dated as of March 28, 2014, by and among Eureka Hunter Pipeline, LLC, ABN AMRO Capital USA LLC as Administrative Agent, sole Lead Arranger and LC Issuer, and the lenders and other parties thereto

“Expected Completion Date” has the meaning assigned in Section 5.2(a)(iv).

“Fair Market Value” means, as of any date of determination, (a) with respect to a particular security that is (i) listed or admitted to trading on any national securities exchange, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which such security is listed or admitted to trading or (ii) not listed or admitted to trading on any national securities exchange but for which bid and asked prices are available from members of the Financial Industry Regulatory Authority, the average of the closing bid and asked prices as furnished by two members of the Financial Industry Regulatory Authority selected from time to time by the Board for that purpose; provided, however, that notwithstanding anything to the contrary in the foregoing provisions of this clause (a), if the date for which the Fair Market Value is to be determined is the first day when trading for such security is reported on a national securities exchange, the Fair Market Value shall be the “price to public” or equivalent set forth in the cover page for the final prospectus relating to the initial public offering of such security or (b) with respect to any security or other asset not described in clause (a) of this definition (i) in the case of determining the value of such security or other asset with respect to an offer from a Third Party in a ROFO Disposition, the fair market value of such asset as of such date determined by an independent appraiser (other than one of the “Big Four” accounting firms) experienced in valuing securities or assets jointly selected by the ROFO Offeror, on the one hand, and the Buyer Member(s), on the other hand, which determination shall be conclusive and binding for all purposes (provided, that, if the ROFO Offeror and the Buyer Member(s) fail to so agree on an independent appraiser within five Business Days after the request by the ROFO Offeror or the Buyer Member(s), then the ROFO Offeror, on the one hand, and the Buyer Member(s), on the other hand, shall each select one independent appraiser and such independent appraisers shall jointly select a third independent appraiser (other than one of the “Big Four” accounting firms) to resolve the disputed matters, which determination shall be conclusive and binding for all purposes; provided, further, that if the ROFO Offeror, on the one hand, or the Buyer Member(s), on the other hand, fails to select an independent appraiser contemplated in the immediately preceding proviso within five Business Days following receipt of notice from the Buyer Member(s) or the ROFO Offeror, respectively, of such other Person’s independent appraiser, then such other Person’s independent appraiser shall resolve the disputed matters, and such independent appraiser’s determination shall be conclusive and binding for all purposes), (ii) in the case of determining the value of such security or other asset with respect to a Drag-Along Transaction, the fair market value of such asset as of such date determined by the Drag Initiating Members in their discretion acting in good faith, which determination shall be conclusive and binding for all purposes, (iii) in the case of determining the value of such security or other asset with respect to a Qualified Public Offering pursuant to Section 7.6, the fair market value of such asset as of such date determined by the IPO Initiating Members in their discretion acting in good faith, which determination shall be conclusive and binding for all purposes, (v) in the case determining the value of IPO Securities with respect to a MLP IPO pursuant to Section 10.7, the value of such IPO Securities based on the per share net offering price in such MLP IPO as shown on the cover of the final prospectus delivered to potential investors or (iv) in all other cases, the fair market value of such asset as of such date determined by the Board, in its discretion acting in good faith, which determination shall be conclusive and binding for all purposes.

“Formation Date” has the meaning assigned in the recitals.

“Funding Member” has the meaning assigned in Section 5.2(a)(iv).

“Funding Schedule” has the meaning assigned in Section 5.2(a)(iv).

“Funding Share” means, as of any time with respect to any Funding Member for any Approved Project, a fraction (expressed as a percentage), the numerator of which equals the aggregate amount of Requested CapEx Contributions of such Funding Member for such Approved Project and the denominator of which equals the aggregate amount of Requested CapEx Contributions of all Funding Members for such Approved Project, in each case, as such Funding Shares are set forth in the Project Written Consent.

“GAAP” means United States generally accepted accounting principles.

“Gas Gathering Agreement” means that certain Amended and Restated Gas Gathering Services Agreement, dated as of March 21, 2012, between Eureka Hunter Pipeline, LLC, Triad Hunter, LLC and MHR, as amended by the GGA Amendment, and as such agreement may be amended from time to time hereafter in accordance with its terms and with Requisite Member Approval.

“General OpEx Line Items” has the meaning assigned Section 8.1(b).

“GGA Amendment” has the meaning assigned in Section 10.8.

“HSR Act” means the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, without duplication, as of any date of measurement, the Company’s and its Subsidiaries’ (i) indebtedness for borrowed money, (ii) liabilities or obligations evidenced by a note, bond, debenture or similar instrument or upon which interest charges are traditionally paid, (iii) liabilities or obligations under leases that are capitalized (or required to be capitalized in accordance with GAAP), (iv) liabilities or obligations for earnout or similar payments that are reasonably likely to become payable within the 12 months following the applicable date of measurement, (v) reimbursement obligations, contingent or otherwise, in respect of outstanding letters of credit, acceptances and similar obligations and (vi) all Indebtedness (as defined in any other clauses of this definition) of others guaranteed by the Company or any of its Subsidiaries.

“Initial MSI Member” means MSIP II Buffalo Holdings, LLC.

“Initial System” has the meaning assigned in the Transaction Agreement.

“Institutional Investor” means the Initial MSI Member and any Member that is designated an “Institutional Investor” by the Series A-2 Majority, and each of their respective Affiliates (other than the Company and its Subsidiaries).

“Insurance Policies” has the meaning assigned in Section 10.5(b).

“Interim Period” means the period beginning on the Effective Date and ending on the earlier to occur of (x) the Second Closing and (y) January 1, 2015.

“Interim Period Affiliate Agreements” means each Affiliate Agreement (i) entered into during the Interim Period, (ii) on arms-length terms and competitive market rates and (iii) discussed at the monthly teleconference required pursuant to Section 10.1(a)(iv).

“IPO” means an initial public offering by the IPO Issuer of Equity Interests pursuant to an effective registration statement under the Securities Act or the consummation of a similar initial public offering by the IPO Issuer pursuant to a comparable process under applicable foreign securities laws.

“IPO Exchange” has the meaning assigned in Section 7.6(b).

“IPO Initiating Members” has the meaning assigned in Section 7.6(a).

“IPO Issuer” means the Company or an Affiliate of the Company (or a Subsidiary of the Company) that will be the issuer in an IPO as determined by the Board with Requisite Member Approval.

“IPO Securities” has the meaning assigned in Section 7.6(b).

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Liabilities” has the meaning assigned in Section 9.1(d).

“Liquidation Event” has the meaning assigned in Section 12.1(a).

“M&O Covered Person” means (a) each current and former Manager (solely in such Person’s capacity as a Manager), (b) each current and former Officer (solely in such Person’s capacity as an Officer) and (c) each Person not identified in clause (a) or (b) of this definition who is or was a director, officer or employee of any subsidiary of the Company and who the Board expressly designates as a M&O Covered Person in a written resolution.

[REDACTED]*

“Manager” has the meaning assigned in Section 8.1(a).

“Material Adverse Effect” means a material adverse effect has occurred or is reasonably likely to occur with respect to the assets or condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole.

“Material Contract” means any Contract (or series of related Contracts):

(i) pursuant to which the Company or any of its Subsidiaries are to pay or receive, or are reasonably expected to pay or receive, an aggregate amount in excess of $1,000,000 in any 12-month period (a “Material Operating Contract”);

(ii) that limits the ability of the Company or any Subsidiary to compete in any line of business in any geographic area; and/or

(iii) pursuant to which the Company or any Subsidiary guarantees the obligations of another Person (other than the Company or any Subsidiary).

“Material Operating Contract” has the meaning assigned above.

“Mediation Period” has the meaning assigned in Section 8.2(q)(i)(A).

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Member Board Designee” has the meaning assigned in Section 9.2(a)(ii).

“Member Covered Person” means (a) each Member (including any Member in its capacity as Tax Matters Member, if applicable), (b) each Member’s officers, directors, liquidators, partners, equityholders, managers and members, (c) each Member’s Affiliates (other than the Company and its Subsidiaries) and each of their respective officers, directors, liquidators, partners, equityholders, managers and members and (d) any representatives, agents or employees of any Person identified in clauses (a)-(c) of this definition whom the Board (with Requisite Member Approval) expressly designates as a Member Covered Person in a written resolution; provided, that, the Officers and other employees of the Company or its Subsidiaries shall not be Member Covered Persons (in their capacities as Officers or other employees of the Company or its Subsidiaries).

“Member Nonrecourse Debt” has the meaning assigned to the term “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning assigned to the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Members’ Schedule” has the meaning assigned in Section 3.6.

“Membership Interest” means the interest of a Member in the Company, which may be evidenced by Units or other interests, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member, and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“MH Services” means Magnum Hunter Services, LLC, a Delaware limited liability company.

“MHR” has the meaning assigned in the opening paragraph.

“MHR Affiliated Members” means each of MHR and its Affiliates and each of the Class B Members, in each case only if such Person is a Member; provided, that, for purposes of Section 8.5(b), a Class B Member shall only be a MHR Affiliated Member while such person is an employee or other service provider of MHR, the Company or any of their respective Affiliates.

“MHR Catch-Up Contribution” has the meaning assigned in Section 5.5.

“MHR Catch-Up Period” has the meaning assigned in Section 5.5.

“MHR Certificate” has the meaning assigned in Section 5.3(b).

“MHR Default” means any of the following:

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

(i) so long as MHR and its Affiliates represent not less than 10% of the Company’s and its Subsidiaries’ total throughput for the Pipeline System, a payment breach or breaches by MHR or any of its Affiliates of greater than $2 million in the aggregate under the Gas Gathering Agreement, which breach or breaches have not been cured within 3 months after the occurrence of such breach or breaches;

(ii) a material breach or breaches of the representations and warranties in the Transaction Agreement (or any closing certificate delivered thereunder) where (a) MHR had knowledge of such breach or breaches at the time such representations and warranties were made and (b) such breach or breaches result in Losses (as defined in the Transaction Agreement) greater than $10 million in the aggregate (determined without regard to the indemnification obligations of any Person);

(iii) (A) a material ultra vires act or breach by any Officer under this Agreement where (x) such Officer is (or was at the time of such ultra vires act or breach) an employee of MHR or its Affiliates (other than the Company or its Subsidiaries) and (y) such Officer is (or was at the time of such ultra vires act or breach) a Series A-1 Manager and (B) where, at the time such act was taken or such breach occurred, such Officer knew or reasonably should have known, based on the express terms and conditions set forth in this Agreement, that such act was ultra vires or in breach of this Agreement or knew or should have known such breach occurred; and/or

(iv) a failure of the Second Closing to occur due to a breach of the Transaction Agreement by MHR or any of its Affiliates.

“MHR Funding Notice” has the meaning assigned in Section 5.2(a)(iii).

“MHR Non-Funding Event” has the meaning assigned in Section 5.2(a)(iii).

“MHR Party” means any (i) Person that is a party to any Related Document or Affiliate Agreement and/or (ii) holder of a direct or indirect Equity Interest of any Person referenced in clause (i), but excluding from clause (i) and (ii), any Series A-2 Member or any Affiliate of any Series A-2 Member.

“MHR Shortfall Amount” has the meaning assigned in Section 5.5.

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“Minority Owners” means, collectively, the following Persons, in their capacity as Series A-1 Members: (i) TransTex, (ii) Five Talents Oil & Gas, LLC, a Texas limited liability company, (iii) Gary C. Evans and (iv) AJAE Limited Partnership, a Texas limited partnership.

“MLP IPO” means an IPO consummated as a master limited partnership approved by (i) the IPO Initiating Members pursuant to Section 7.6, (ii) the Board pursuant Section 10.7 or (iii) the Board with Requisite Member Approval.

[REDACTED]*

*             THE REGISTRANT HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS OF THIS EXHIBIT.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT AND HAVE BEEN FILED SEPARATELY WITH THE SEC.  OMITTED PORTIONS ARE INDICATED BY “[REDACTED]*”.

[REDACTED]*

[REDACTED]*

“New Rules” has the meaning assigned in Section 13.5(b).

“New Securities” has the meaning assigned in Section 5.9.

“Non-MHR Member” means each Member other than any MHR Affiliated Members.

“Non-MLP IPO” means an IPO other than an MLP IPO.

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).

“Offer” has the meaning assigned in Section 7.3(b).

“Offer Notice” has the meaning assigned in Section 7.3(b).

“Officers” means the officers of the Company and its Subsidiaries appointed by the Board with Requisite Member Approval; provided, that, such officers so appointed may be legally employed by MHR or its Affiliates pursuant to the terms of the Services Agreement.

“Operating Budget” has the meaning assigned in Section 8.1(b).

“Optional Capital Call” has the meaning assigned in Section 5.9.

“Optional Capital Contribution” has the meaning assigned in Section 5.9.

“Original Agreement” has the meaning assigned in the recitals.

“Other Indemnitors” has the meaning assigned in Section 9.5.

“Other Midstream Opportunities” has the meaning assigned in Section 8.5(b)(iv).

“Other Project Information” has the meaning assigned in Section 5.2(a)(iv).

“Over-Allotment Amount” has the meaning assigned in Section 7.7(b).

“Percentage Interest” means with respect to a holder of Common Units, the quotient of (i) the number of outstanding Common Units held by such holder, divided by (ii) the total number of outstanding Common Units.

“Performance Failure” has the meaning assigned in Section 8.2(a)(iii).

“Performance Failure Certificate Cure” has the meaning assigned in Section 10.1(a)(ix).

“Performance Measurement Date” has the meaning assigned in Section 8.2(a)(iii).

“Performance Period” has the meaning assigned in Section 8.2(a)(iii).

“Permitted CapEx Overage” has the meaning assigned in Section 8.4(b)(i).

“Permitted Early Stage CapEx” has the meaning assigned in Section 8.4(b)(i).

“Permitted Opex Overage” has the meaning assigned in Section 8.4(b)(i).

“Permitted Transferee” means, with respect to any Member, an Affiliate of such Member.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (whether or not a legal entity), public body or government or agency or political subdivision thereof.

“Pipeline System” has the meaning assigned in the Transaction Agreement.

“Preemptive Right Election Period” has the meaning assigned in Section 7.7(b).

“Preemptive Rights Closing Date” has the meaning assigned in Section 7.7(b).

“Preemptive Rights Notice” has the meaning assigned in Section 7.7(b).

“Pro Rata Share” means, as of any time, with respect to any Eligible Member, a fraction (expressed as a percentage), the numerator of which equals the number of Common Units held by such Eligible Member as of such time and the denominator of which equals the total number of Common Units held by all Eligible Members as of such time.

“Profits” or “Losses” means, for each taxable year or other taxable period, each item of income, gain, loss and deduction entering into the Company’s taxable income or loss for such taxable period, determined in accordance with Code Section 703(a) (including, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1)), with the following adjustments (without duplication):

(a)                                 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss;

(b)                                 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c)                                  In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d)                                 Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(f)                                   In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such taxable year;

(g)                                  To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Membership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(h)                                 In the event the Book Liability Value of any liability of the Company described in Treasury Regulation Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Book Liability Value of such liability of the Company) or an item of gain (if the adjustment decreases the Book Liability Value of such liability of the Company) and such items, and any other items relating to Book Liability Values determined by the Board to be appropriate in determining Capital Accounts, shall be taken into account for purposes of computing Profits or Losses; and

(i)                                     Any items that are allocated pursuant to Sections 6.2(a) shall be determined by applying rules analogous to those set forth in clauses (a) through (h) of this definition but shall not be taken into account in computing Profits and Losses.

“Project Budget” has the meaning assigned in Section 5.2(a)(iv).

“Project Milestones” has the meaning assigned in Section 5.2(a)(iv).

“Project Unlevered Return” has the meaning assigned in Section 5.2(a)(iv).

“Project Written Consent” has the meaning assigned in Section 5.2(a)(iv).

“Proposed Growth CapEx Project” has the meaning assigned in Section 5.2(a)(i).

“Publicly Offered Securities” means equity securities of the IPO Issuer of the class or series offered or proposed to be offered to the public in an IPO.

“Purchased Percentage” has the meaning assigned in Section 7.5(c)(ii).

“Purchased Units” has the meaning assigned in Section 7.5(c)(ii).

“Qualified Public Offering” means any underwritten initial public offering by the IPO Issuer of Equity Interests pursuant to an effective registration statement under the Securities Act or the consummation of a similar initial public offering by the IPO Issuer pursuant to a comparable process under applicable foreign securities Laws for which aggregate cash proceeds to be received by the IPO Issuer from such offering (without deducting underwriting discounts, expenses and commissions) are at least $25,000,000 and which results in Equity Interests of the IPO Issuer being listed on a national securities exchange in the U.S. or another country.

“Qualified MLP IPO” has the meaning assigned in Section 10.7(a).

“Qualifying Third Party Offer” has the meaning assigned in Section 7.3(c).

“Related Documents” means this Agreement, the Transaction Agreement and the closing certificates contemplated by the Transaction Agreement

“Related Parties” means, with respect to any Member, such Member’s Affiliates and such Member’s and its Affiliates’ respective direct and indirect owners officers, directors, managers, employees and other agents and representatives.

“Representatives” has the meaning assigned in Section 10.4(b).

“Requested CapEx Contribution” has the meaning assigned in Section 5.2(b).

“Requested CapEx Contribution Amount” has the meaning assigned in Section 5.2(b).

“Requested Tag-Along Percentage” means, as of a specified date, with respect to any series of Units, the percentage determined by dividing (a) the Requested Units of such series of Units by (b) the total number of outstanding Units of such series of Units held by the Eligible Members.

“Requested Units” means (a) the aggregate number of Common Units requested to be included in a Tag-Along Sale by all Tag Offerees exercising their Tag Rights plus (b) the number of Common Units that the Transferor proposes to sell in such Tag-Along Sale.

“Requesting Purchaser” has the meaning assigned in Section 7.7(b).

“Required Condition” means, with respect to a CapEx Contribution Request for an Approved Project and the Project Written Consent relating thereto, the satisfaction of each of the following conditions (as evidenced by supporting data reasonably required by any Funding Member): (A) the information in the Project Written Consent is true and correct in all material respects, (B) the expected completion date of such Approved Project is reasonably expected to be not more than 10% later than the Expected Completion Date, (C) the Approved Project is reasonably expected to be completed in accordance with the Project Budget and at an aggregate cost not greater than 110% of the aggregate cost set forth in the Project Budget, (D) all prior Project Milestones have been met in all material respects, (E) there are no material changes to the contractual arrangements relating to such Approved Project, (F) the projected unlevered return is reasonably expected to be no less than the Project Unlevered Return, (G) there has been no material adverse change in respect of the Approved Project, (H) there is no MHR Default and (I) the absence of any Material Adverse Effect.

“Requisite Member Approval” means (a) Series A-1 Approval (but only if at the time in question the component of Series A-1 Approval is satisfied) and (b) Series A-2 Approval (but only if at the time in question the component of Series A-2 Approval is satisfied); provided, however, that, Requisite Member Approval does not require (i) any approval of any Series A-1 Member if, at the time in question, the component of Series A-1 Approval is not satisfied or (ii) any approval of any Series A-2 Member if, at the time in question, the component of Series A-2 Approval is not satisfied. Without limiting Section 8.4(d), during the Interim Period, any references to Requisite Member Approval shall be read consistently with Section 8.4(b).

“Resign” or “Resignation” means the resignation, withdrawal or retirement of a Member from the Company as a Member.

“ROFO Commitment Period” has the meaning assigned in Section 7.3(b).

“ROFO Disposition” has the meaning assigned in Section 7.3.

“ROFO Notice” has the meaning assigned in Section 7.3(a).

“ROFO Notice Date” has the meaning assigned in Section 7.3(a).

“ROFO Offering Period” has the meaning assigned in Section 7.3(b).

“ROFO Offeror” has the meaning assigned in Section 7.3.

“ROFO Right” has the meaning assigned in Section 7.3.

“ROFO Sale Period” has the meaning assigned in Section 7.3(c).

“ROFO Units” has the meaning assigned in Section 7.3(a).

“Rogersville Facility” means the natural gas processing plant jointly owned by Eureka Hunter Pipeline, LLC and Seminole Gas Company, LLC (or its Affiliates) near Rogersville, Tennessee.

“Sale Transaction” means (i) the acquisition of the Company by another Person by means of any transaction or series of related transactions (including any stock acquisition, reorganization, merger or consolidation), other than a transaction or series of related transactions in which the Class A Members immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of the Common Units held by such Class A Members prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned Subsidiary immediately following such acquisition, its parent) following such transaction or series of related transactions, (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its

Subsidiaries taken as a whole (which need not include a sale of the equity of the Subsidiaries if all or substantially all of the other assets of the Subsidiaries are included in any disposition) by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned Subsidiary of the Company or (iii) a Liquidation Event.

“Second Closing” has the meaning assigned in Section 3.3.

“Securities Act” means the Securities Act of 1933, as amended, and any successor statute thereto and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Series A-1 Approval” means approval of the Series A-1 Majority in the case where the Series A-1 Members hold not less than 20% of the Class A Common Units.

“Series A-1 Majority” means approval of one or more of the Series A-1 Members holding not less than a majority of the then-outstanding Series A-1 Units.

“Series A-1 Manager” means each Manager designated by the Series A-1 Majority.

“Series A-1 Member” means a holder of issued and outstanding Series A-1 Units who is executing this Agreement as a Series A-1 Member or is hereafter admitted to the Company as a Series A-1 Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Series A-1 Percentage Interest” means with respect to a Series A-1 Member, the quotient of (i) the number of outstanding Series A-1 Units held by such Series A-1 Member, divided by (ii) the total number of outstanding Series A-1 Units.

“Series A-1 Units” has the meaning assigned in Section 3.1(a).

“Series A-2 Approval” means approval of the Series A-2 Majority in the case where the Series A-2 Members hold not less than 20% of the Class A Common Units.

“Series A-2 Capital Investments” means, as of any date of determination, the sum, without duplication, of (i) all amounts paid by the Series A-2 Members to other Persons to acquire Membership Interests (including pursuant to the ArcLight UPA and the Transaction Agreement) plus (ii) all Capital Contributions and other amounts contributed by the Series A-2 Members to the Company and/or its Subsidiaries after Effective Date. As of the Effective Date, the aggregate Series A-2 Capital Investments equals the amount set forth on Schedule I.

“Series A-2 Cash Distributions” means, as of any date of determination, the amount of cash distributions made to the Series A-2 Members pursuant to Section 6.1(c), but, for the avoidance of doubt, shall exclude any and all fees, indemnity payments and/or expense reimbursements.

“Series A-2 IRR” means, as of any date of determination, the annual interest rate (using annual compounding) which, when used to calculate the net present value of the Series A-2 Capital Investments as of such date of determination and the Series A-2 Cash Distributions as of such date of determination, causes the difference between such net present value amounts to equal zero. The Series A-2 IRR shall be determined reasonably and in good faith by the Series A-2 Members and calculated using Microsoft Excel using the date specific XIRR function (taking into account the date of purchase, the number of Membership Interests of the Company or any of its Subsidiaries purchased, the price paid for such Membership Interests (including any further Capital Contributions made in respect of such Membership Interests) and the date of measurement). In determining the Series A-2 IRR, the Series A-2 IRR shall be measured after giving effect to all Series A-2 Cash Distributions (including the Series A-2 Cash Distributions contemplated at the time of such determination) as if each Series A-2 Cash Distribution was made at the end of the calendar quarter in which such Series A-2 Cash Distribution was actually made.

“Series A-2 Majority” means approval of one or more of the Series A-2 Members holding not less than a majority of the then-outstanding Series A-2 Units.

“Series A-2 Manager” means each Manager designated by the Series A-2 Majority.

“Series A-2 Member” means a holder of issued and outstanding Series A-2 Units who is executing this Agreement as a Series A-2 Member or is hereafter admitted to the Company as a Series A-2 Member as provided in this Agreement, but does not include any Person who has ceased to be a Member.

“Series A-2 Percentage Interest” means with respect to a Series A-2 Member, the quotient of (i) the number of outstanding Series A-2 Units held by such Series A-2 Member, divided by (ii) the total number of outstanding Series A-2 Units.

“Series A-2 Units” has the meaning assigned in Section 3.1(a).

“Services Agreement” has the meaning assigned in the Transaction Agreement (including as such agreement is amended on the Effective Date).

“Solicitation Period” has the meaning assigned in Section 7.3(c).

“Specified Actions” has the meaning assigned in Section 8.4(b).

“Subject Acreage” means the acreage that Triad Hunter, LLC (a wholly-owned Subsidiary of MHR) has acquired or has the right to acquire pursuant to that certain asset purchase agreement, dated as of August 12, 2013, between MNW Energy, LLC, an Ohio limited liability company, and Triad Hunter, LLC.

“Subject Area” means West Virginia, Ohio and Pennsylvania.

“Subject Employees” means all employees of MHR, MH Services or their respective Affiliates that devote substantially all of their time to the Business, and the Subject Employees are all of the employees whose job responsibilities consist primarily of providing services in connection with the Business.

“Subject Persons” has the meaning assigned in Section 7.9.

“Subject Series” has the meaning assigned in Section 8.2(a)(iv).

“Subsidiary” means: (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company; (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner; or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.

“Substituted Member” means any Person who acquires all of the Membership Interests held by a Member from that Member or its successors in interest and is admitted to the Company as a Member pursuant to the provisions of Section 3.7.

“Sufficient Funds” has the meaning assigned in Section 5.2(b).

“Tag Election Notice” has the meaning assigned in Section 7.5(b).

“Tag Election Period” has the meaning assigned in Section 7.5(b).

“Tag Offeree” has the meaning assigned in Section 7.5(b).

“Tag Right” has the meaning assigned in Section 7.5.

“Tag Units” has the meaning assigned in Section 7.5(a).

“Tag-Along Notice” has the meaning assigned in Section 7.5(a).

“Tag-Along Offer” has the meaning assigned in Section 7.5(a).

“Tag-Along Sale” has the meaning assigned in Section 7.5.

“Tax Matters Member” has the meaning assigned in Section 11.4(a).

“Tax” or “Taxes” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including but not limited to, any net income, gross income, profits, gross receipts, profits, excise, or withholding tax imposed by or on behalf of any government authority, together with any interest, penalties or additions to tax.

“Tax Distribution Date” means any date that is two (2) Business Days prior to the date on which estimated income Tax payments are required to be made by calendar year individual taxpayers and each due date for the income tax return of an individual calendar year taxpayer (without regard to extensions).

“Tax Matters Member” has the meaning assigned in Section 11.4(a).

“Third Party” means, with respect to any Member, any other Person (whether or not another Member) that is not a Permitted Transferee with respect to such Member.

“Third Party Purchaser” has the meaning assigned in Section 7.7(a).

“Third Party Transferee” has the meaning assigned in Section 7.3(c).

“Transaction Agreement” means that certain Transaction Agreement, dated as of September [        ], 2014, by and among the Company, the Initial MSI Member, MHR and the other parties named therein, an executed copy of which is attached as Exhibit D.

“Transferor” has the meaning assigned in Section 7.5.

“Transferor Requested Percentage” means the percentage determined by dividing (a) the aggregate number of Common Units that the Transferor proposes to sell in a Tag-Along Sale by (b) the aggregate number of outstanding Common Units held by the Transferor.

“TransTex” means TransTex Gas Services LP, a Delaware limited partnership, and its successor, TT Transition LP, a Delaware limited partnership.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unfunded MHR Amount” has the meaning assigned in Section 5.2(a)(iii).

“Unit” means a unit representing a fractional part of the Membership Interests of all of the Members and includes all types, classes and series of units.

“Unvested Class B Unit” has the meaning assigned in Section 6.1(d)(ii).

“Unvested Distribution Amount” has the meaning assigned in Section 6.1(d)(ii).

“Upside Sharing Percentages” means (i) with respect to each Series A-2 Member, such Series A-2 Member’s Percentage Interest multiplied by 0.5 and (ii) with respect to each Series A-1 Member and each Class B Member, (a) such Member’s Percentage Interest plus (b) an amount equal to (x) such Member’s pro rata portion of the Aggregate Remaining Percentage Interest multiplied by (y) the Aggregate Series A-2 Percentage Interest multiplied by (y) 0.5. An illustrative example of the calculation of distributions pursuant to Section 12.3(b) is set forth on Schedule IX.

“Vested Class B Unit” has the meaning assigned in Section 6.1(d)(ii)